   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1997


                                                      REGISTRATION NO. 333-21715
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 6

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FLEXTRONICS INTERNATIONAL LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            SINGAPORE                       0-23354                    NOT APPLICABLE
 (STATE OR OTHER JURISDICTION OF   (COMMISSION FILE NUMBER)    (I.R.S. EMPLOYER IDENTIFICATION
         INCORPORATION)                                                     NO.)

                            ------------------------

                           514 CHAI CHEE LANE #04-13
                            BEDOK INDUSTRIAL ESTATE
                                SINGAPORE 469029
                                 (65) 449-5255
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                MICHAEL E. MARKS
                            CHIEF EXECUTIVE OFFICER
                         FLEXTRONICS INTERNATIONAL LTD.
                           514 CHAI CHEE LANE #04-13
                            BEDOK INDUSTRIAL ESTATE
                                SINGAPORE 469029
                                 (65) 449-5255
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

          GORDON K. DAVIDSON, ESQ.                         DANIEL J. WINNIKE, ESQ.
           DAVID K. MICHAELS, ESQ.                        RICHARD G. COSTELLO, ESQ.
          CARLTON X. OSBORNE, ESQ.            HOWARD, RICE, NEMEROVSKI, CANADY, FALK & RABKIN,
             FENWICK & WEST LLP                          A PROFESSIONAL CORPORATION
            TWO PALO ALTO SQUARE                     THREE EMBARCADERO CENTER, 7TH FLOOR
         PALO ALTO, CALIFORNIA 94306                   SAN FRANCISCO, CALIFORNIA 94111

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


                    SUBJECT TO COMPLETION SEPTEMBER 29, 1997


                                1,750,000 SHARES

                                      LOGO

                                ORDINARY SHARES

     All of the 1,750,000 Ordinary Shares offered hereby are being sold by Flextronics International Ltd. The Company's Ordinary Shares are traded on the Nasdaq National Market under the symbol "FLEXF." On September 23, 1997, the last reported sale price for the Ordinary Shares was $47 1/4 per share. See "Price Range of Ordinary Shares."

      SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE ORDINARY SHARES OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=========================================================================================

                                               Price to     Underwriting    Proceeds to
                                                Public       Discount(1)    Company(2)
-----------------------------------------------------------------------------------------
Per Share...................................        $             $              $
Total(3)....................................        $             $              $
=========================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $1,590,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 262,500 additional Ordinary Shares solely to cover over-allotments, if any. If this option is exercised in full, the Price to Public will total
    $           , the Underwriting Discount will total $           , and the
    Proceeds to Company will total $           .

      The Ordinary Shares are offered by the Underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of Montgomery Securities on
or about              , 1997.

                            ------------------------

MONTGOMERY SECURITIES
                            COWEN & COMPANY
                                                                  UBS SECURITIES

               The date of this Prospectus is             , 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus except as superseded or modified herein: (1) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, as amended on Form 10-K/A; (2) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997; (3) the Company's Report on Form 8-K as amended on Form 8-K/A for the event reported on February 2, 1996;
(4) the Company's Report on Form 8-K for the event report on April 11, 1997; (5) the Company's Report on Form 8-K as amended on Form 8-K/A for the event reported on August 11, 1997; and (6) the description of the Company's Ordinary Shares set forth in the Company's Registration Statement on Form 8-A filed with the Commission on January 28, 1994. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Flextronics International Ltd., Investor Relations, 2090 Fortune Drive, San Jose, California 95131, telephone number (408) 428-1300.
                            ------------------------

     In this Prospectus, references to "U.S. Dollars" and "$" are to United States currency and references to "Singapore dollars" and "S$" are to Singapore currency. Except as otherwise noted, (i) all monetary amounts in this Prospectus are presented in U.S. dollars and (ii) all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE ORDINARY SHARES, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE ORDINARY SHARES ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. This Prospectus contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. In this Prospectus, the words "expects," "anticipates," "believes," "intends" and similar expressions identify forward-looking statements, which speak only as of the date hereof, and are subject to certain risks and uncertainties. These include the factors set forth in "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Flextronics International Ltd. ("Flextronics" or the "Company") is a provider of advanced contract manufacturing services to original equipment manufacturers ("OEMs") in the communications, computer, consumer electronics and medical device industries. Flextronics offers a full range of services including product design, printed circuit board ("PCB") fabrication and assembly, materials procurement, inventory management, final system assembly and testing, packaging and distribution. The components, subassemblies and finished products manufactured by Flextronics incorporate advanced interconnect, miniaturization and packaging technologies, such as surface mount ("SMT"), chip-on-board ("COB"), ball grid array ("BGA") and miniaturized gold-plated PCB technology. The Company's strategy is to use its global manufacturing capabilities and advanced technological expertise to provide its customers with a complete manufacturing solution, highly responsive and flexible service, accelerated time to market and reduced production costs. The Company targets leading OEMs, in growing vertical markets, with which it believes it can establish long-term relationships, and serves its customers on a global basis from its strategically located facilities in North America, East Asia and Northern Europe. The Company's customers include Advanced Fibre Communications, Ascend Communications, Braun/ThermoScan, Cisco Systems, Diebold, Ericsson, Harris DTS, Lifescan (a Johnson & Johnson company), Microsoft, Philips and U.S. Robotics.

     On March 27, 1997, the Company acquired from Ericsson Business Networks AB ("Ericsson") two manufacturing facilities (the "Karlskrona Facilities") located in Karlskrona, Sweden and related inventory, equipment and other assets for approximately $82.4 million in cash. The Karlskrona Facilities include a 220,000 square foot facility and a 110,000 square foot facility, each of which is ISO 9002 certified. The Company is currently utilizing the Karlskrona Facilities to assemble and test PCBs, network switches, cordless base stations and other components for business communications systems sold by Ericsson pursuant to a multi-year purchase agreement (the "Purchase Agreement"). The Company intends to also use the Karlskrona Facilities to offer advanced contract manufacturing services to other European OEMs in the telecommunications and other industries, which the Company believes are beginning to outsource the manufacture of significant product lines. See "Business -- Karlskrona Acquisition" and "Risk Factors -- Risks of Karlskrona Acquisition."

     Since 1994, the Company has substantially expanded its manufacturing capacity, technological capabilities and service offerings, both through acquisitions and internal growth. In fiscal 1994, the Company added U.S. manufacturing capabilities by acquiring Relevant Industries, Inc. ("Relevant"), a final assembly contract manufacturer located in San Jose, California. In fiscal 1995, the Company acquired nCHIP, Inc. ("nCHIP"), a designer and manufacturer of multichip modules ("MCMs"); added Northern European manufacturing capabilities through the acquisition of Assembly & Automation (Electronics) Ltd. ("A&A"), a contract manufacturer located in the United Kingdom; and opened new facilities in China and Texas. In fiscal 1996, the Company obtained miniature gold-finished PCB fabrication capabilities and expanded its presence in China by acquiring Astron Group Ltd. ("Astron"). In fiscal 1997, the Company expanded its advanced PCB design capabilities by acquiring Fine Line Printed Circuit Design, Inc. ("Fine Line"); expanded its presence in China by investing in FICO Investment Holding Limited ("FICO"), a producer of injection molded plastics for Asian electronics companies; opened an additional manufacturing facility in San Jose, California; closed its plant in Texas; and downsized manufacturing operations in Singapore. The Company has recently substantially expanded its manufacturing operations by expanding its integrated campus in Doumen, China, constructing a new manufacturing campus in Guadalajara, Mexico and adding facilities in San Jose, California.

                                  THE OFFERING

Ordinary Shares offered by the Company.......  1,750,000 shares
Ordinary Shares to be outstanding after the
  offering...................................  15,542,487 shares(1)
Use of proceeds..............................  Repayment of indebtedness
Nasdaq National Market symbol................  FLEXF

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  THREE MONTHS ENDED
                                           YEAR ENDED MARCH 31,                        JUNE 30,
                           ----------------------------------------------------   -------------------
                             1993       1994       1995     1996(2)    1997(2)                 1997
                           --------   --------   --------   --------   --------     1996     --------
                                                            (RESTATED)(3)         --------
                                                                                  (RESTATED)(3)
                                                                                      (UNAUDITED)
Statement of Operations
  Data(2):
  Net sales..............  $100,759   $131,345   $237,386   $448,346   $490,585   $117,889   $196,883
  Operating income (loss)...    1,365    3,835     10,207     (9,435)    14,869      5,476      8,380
  Net income (loss)......    (1,228)     2,151      6,156    (15,132)     7,463      4,197      5,312
  Net income (loss) per
     share...............  $  (0.17)  $   0.28   $   0.51   $  (1.19)  $   0.50   $   0.28   $   0.36
  Weighted average
     outstanding Ordinary
     Shares and
     equivalents.........     7,382      7,730     12,103     12,684     14,877     14,914     14,955

                                                                            JUNE 30, 1997
                                                                     ---------------------------
                                                                      ACTUAL      AS ADJUSTED(4)
                                                                     --------     --------------
                                                                     (UNAUDITED)
Balance Sheet Data:
  Working capital(5)...............................................  $ (3,176)       $  8,405
  Total assets.....................................................   402,131         402,131
  Long-term debt and capital lease obligations, less current
     portion(5)....................................................    78,386          12,886
  Shareholders' equity.............................................    88,542         165,623

---------------
(1) Based on the number of shares outstanding as of August 31, 1997. Does not include options outstanding as of August 31, 1997 to acquire 1,851,231 shares with a weighted average exercise price of $20.05 per share.

(2) Expansion through acquisitions and internal growth has contributed, and may continue to contribute, to the Company's incurring significant accounting charges and experiencing volatility in its operating results. In fiscal 1996, the Company wrote off $29.0 million of in-process research and development associated with the acquisition of Astron and also recorded charges totaling $1.3 million for costs associated with the closing of one of the Company's Malaysian plants and its Shekou, China operations. In fiscal 1997, the Company incurred plant closing expenses aggregating $5.9 million in connection with closing its Texas facility, downsizing its Singapore manufacturing operation and writing off obsolete equipment and incurring severance obligations at the nCHIP semiconductor fabrication facility. See "Risk Factors -- Management of Expansion and Consolidation" and
    "-- Acquisitions."

(3) The consolidated financial statements of the Company for the fiscal year ended March 31, 1996 and the three months ended June 30, 1996 have been restated as a result of changes in the Company's accounting for the acquisition of Astron. See Note 14 of Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Changes in Accounting for Astron Acquisition."

(4) Adjusted to reflect the sale of the 1,750,000 Ordinary Shares offered by the Company hereby (at an assumed public offering price of $47 1/4 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company) and the application of the $77.1 million in net proceeds therefrom to repay borrowings under the Company's credit facility, $65.5 million of which are classified as long-term debt and $11.6 million of which are classified as short-term borrowings and included in working capital. See "Use of Proceeds" and "Capitalization."

(5) Although not reflected in this table, the Company anticipates issuing from $100.0 million to $125.0 million principal amount of Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes") following this offering. The Company anticipates using the net proceeds of the Senior Subordinated Notes to repay the $61.9 million of borrowings remaining after this offering (based on outstanding balances as of June 30, 1997) and for working capital. No assurances can be given as to whether, or on what terms, the Senior Subordinated Notes will be issued. See "Use of Proceeds."

                                  THE COMPANY

     Flextronics is incorporated in Singapore under the Companies Act, Chapter 50 of Singapore (the "Companies Act"). The Company's principal executive offices are located at 514 Chai Chee Lane #04-13, Bedok Industrial Estate, Singapore 469029, and its telephone number is (65) 449-5255. The address of the Company's principal U.S. office is 2090 Fortune Drive, San Jose, California 95131, and its telephone number is (408) 428-1300. "Flextronics" is a trademark of Flextronics. This Prospectus also contains trademarks of other companies. Flextronics prepares its consolidated financial statements in U.S. dollars.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Ordinary Shares offered hereby. The discussion in this Prospectus contains certain forward-looking statements, and the following risk factors should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

RISKS OF KARLSKRONA ACQUISITION

     The acquisition of the Karlskrona Facilities and the execution of the Purchase Agreement (together the "Karlskrona Acquisition") represent a significant expansion of the Company's operations, and entail a number of risks. In particular, the Karlskrona Facilities had operated as captive manufacturing facilities for Ericsson prior to March 27, 1997 and are now being integrated into the Company's ongoing manufacturing operations. This requires optimizing production lines, implementing new management information systems, implementing the Company's operating systems, and assimilating and managing existing personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." The difficulties of this integration may be further complicated by the geographical distance of the Karlskrona Facilities from the Company's other operations in East Asia and North America. In addition, the Karlskrona Acquisition has increased and will continue to increase the Company's expenses and working capital requirements, and has burdened the Company's management resources. In the event the Company is unsuccessful in integrating these operations, the Company would be materially adversely affected.

     As a result of the Karlskrona Acquisition, sales to Ericsson represent, and the Company expects will continue to represent, a large portion of its net sales. The Company currently anticipates that sales to Ericsson will represent from 25% to 40% of its net sales in fiscal 1998. See "-- Customer Concentration; Dependence on Electronics Industry" and "Business -- Karlskrona Acquisition." Prior to the Karlskrona Acquisition, Ericsson was not a substantial customer of the Company. The Company has no experience operating in Sweden, and there can be no assurance that the Company can achieve acceptable levels of profitability, or reduce costs and prices to Ericsson over time as contemplated by the Purchase Agreement. In addition, there can be no assurance that the Company will not encounter difficulties in meeting Ericsson's expectations as to product quality and timeliness. If Ericsson's requirements exceed the volume anticipated by the Company, the Company may be unable to meet these requirements on a timely basis. The Company's inability to meet Ericsson's volume, quality, timeliness and cost requirements, and to quickly resolve any other issues with Ericsson, could have a material adverse effect on the Company and its results of operations. There can also be no assurance that Ericsson will purchase a sufficient quantity of products from the Company to meet the Company's expectations or that the Company will utilize a sufficient portion of the capacity of the Karlskrona Facilities to achieve profitable operations.

     The Company intends to use the Karlskrona Facilities to manufacture products for OEMs other than Ericsson. The Company has no commitments by any third party to purchase manufacturing services to be provided at the Karlskrona Facilities, and no assurance can be given that the Company will be successful in marketing and providing manufacturing services to third parties from the Karlskrona Facilities. Ericsson also has certain rights to be consulted on the management of the Karlskrona Facilities and to approve the use of the Karlskrona Facilities for Ericsson's competitors, or for other customers where such use might adversely affect Ericsson's access to production capacity at the facilities. Further, no assurances can be given as to the Company's ability to expand manufacturing capacity at the Karlskrona Facilities.

     The Purchase Agreement contains cost reduction targets and price limitations and imposes on the Company certain manufacturing quality requirements, and there can be no assurance that the Company can achieve acceptable levels of profitability under the Purchase Agreement or reduce costs and prices to Ericsson over time as contemplated by the Purchase Agreement. In addition, the Purchase Agreement requires that the Company maintain a ratio of equity to total liabilities, debt and equity of at least 25%, and a current ratio of at least 120%. Further, the Purchase Agreement prohibits the Company from selling or relocating the equipment acquired in the transaction without Ericsson's consent. A material breach by the Company of any of the terms of the Purchase Agreement could allow Ericsson to repurchase the assets conveyed to the Company at the Company's book value or to obtain other relief, including the cancellation of outstanding purchase orders or termination of the Purchase Agreement. Ericsson also has certain rights to be consulted on the management of the Karlskrona Facilities and to approve the use of the Karlskrona Facilities for Ericsson's competitors or for other customers where such use might adversely affect Ericsson's access to production capacity at the facilities. In addition, without Ericsson's consent, the Company may not enter into any transactions that could adversely affect its ability to continue to supply products and services to Ericsson under the Purchase Agreement or its ability to reduce costs and prices to Ericsson. As a result of these rights, Ericsson may, under certain circumstances, retain a significant degree of control over the Karlskrona Facilities and their management. See
"Business -- Karlskrona Acquisition."

INCREASED LEVERAGE

     At June 30, 1997, the Company had consolidated indebtedness of approximately $163.6 million (including bank borrowings, long-term debt and capitalized lease obligations, and excluding $9.0 million of liabilities relating to the Astron acquisition that the Company intends to repay in the Company's Ordinary Shares). The Company's indebtedness at June 30, 1997 included $111.0 million borrowed on March 27, 1997, which substantially increased the Company's leverage. The Company's ratio of indebtedness to shareholders' equity increased from approximately 75.6% at June 30, 1996 to 184.8% at June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Liquidity and Capital Resources."

     The Company currently anticipates issuing from $100.0 million to $125.0 million principal amount of Senior Subordinated Notes, and applying approximately $140.0 million from the net proceeds from the sale of the Senior Subordinated Notes and the Ordinary Shares offered hereby to repay outstanding borrowings under its credit facility. Following such repayment, the Company anticipates increasing the aggregate principal amount of revolving credit loans that may be made under its credit facility (although no assurances can be given as to the availability or amount of any such increase). The Company anticipates that it will from time to time borrow revolving credit loans under its credit facility to finance its operations and growth, and such borrowings will further increase the Company's leverage.

     The degree to which the Company is leveraged could have important consequences to the Company and its shareholders, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions or other purposes may be limited or impaired; (ii) the Company's operating flexibility with respect to certain matters will be limited by covenants that limit the ability of the Company and certain of its subsidiaries to incur additional indebtedness, grant liens, make capital expenditures, pay dividends, redeem capital stock or prepay certain subordinated indebtedness and enter into sale and leaseback transactions; and (iii) the Company's degree of leverage may make it more vulnerable to economic downturns, may limit its ability to pursue other business opportunities and may reduce its flexibility in responding to changing business and economic conditions.

     The Company's ability to generate cash for the repayment of debt will be dependent upon the future performance of the Company's business, which will in turn be subject to financial, business, economic and other factors affecting the business and operations of the Company, including factors beyond its control, such as prevailing economic conditions.

     The Company may seek growth through selective acquisitions, including significant acquisitions. The Company could incur substantial additional indebtedness in connection with a significant acquisition, in which event the Company's leverage would be further increased.

MANAGEMENT OF EXPANSION AND CONSOLIDATION

     The Company has experienced rapid expansion in recent years through both internal growth and acquisitions, with net sales increasing from $100.8 million in fiscal 1993 to $490.6 million in fiscal 1997, and reaching $196.9 million in the three months ended June 30, 1997. There can be no assurance that the Company's historical growth will continue or that the Company will successfully manage the integration of acquired operations. Expansion has caused, and is expected to continue to cause, strain on the Company's infrastructure, including its managerial, technical, financial and other resources. To manage further growth, the Company must continue to enhance financial controls and hire additional engineering and sales personnel. The Company's ability to manage any future growth effectively will require it to attract, train, motivate and manage new employees successfully, to integrate new employees into its overall operations and to continue to improve its operational systems. The Company may experience certain inefficiencies as it integrates new operations and manages geographically dispersed operations. There can be no assurance that the Company will be able to manage its expansion effectively, and a failure to do so could have a material adverse effect on the Company's results of operations. In addition, the Company's results of operations would be adversely affected if its new facilities do not achieve growth sufficient to offset increased expenditures associated with expansion.

     Expansion through acquisitions and internal growth has contributed to the Company's incurring significant accounting charges and experiencing volatility in its operating results. In the fourth quarter of fiscal 1996, the Company reported a substantial loss as a result of the write-off of in-process research and development charges related to the Astron acquisition and closure of a facility in Malaysia and a facility in China. In fiscal 1997, the Company reported charges associated with closing its manufacturing facility in Texas, downsizing manufacturing operations in Singapore, and writing off obsolete equipment and incurring severance obligations at the nCHIP semiconductor fabrication facility. There can be no assurance that the Company will not continue to experience volatility in its operating results or incur write-offs in connection with expansion, acquisitions and consolidation. Furthermore, the Company has recently completed the construction of significant new facilities in Guadalajara, Mexico, Doumen, China, and San Jose, California, resulting in new fixed and operating expenses, including substantial increases in depreciation expense that will increase the Company's cost of sales. There can be no assurances that the Company will utilize a sufficient portion of the capacity of these facilities to offset the impact of these expenses on its gross margins and operating income. If revenue levels do not increase sufficiently to offset these new expenses, the Company's operating results could be materially adversely affected.

     The Company is beginning the process of replacing its management information systems. The new systems will significantly affect many aspects of the Company's business including its manufacturing, sales and marketing, and accounting functions, and the Company's ability to integrate the Karlskrona Facilities, which must be converted to the new system, and the successful implementation of these systems will be important to facilitate future growth. The Company intends to implement the new system incrementally on a regional basis and currently anticipates that the implementation of the new management information systems will take at least 18 months. The Company anticipates expending from $7.0 million to $15.0 million in fiscal 1998 and 1999 to implement the new management information system, and anticipates funding these expenditures with cash from operations and borrowings under its credit facility. Delays or difficulties could be encountered in the implementation process, which could cause significant disruption in operations, including problems with the delivery of its products or an adverse impact on its ability to access timely and accurate financial and operating information and could materially increase the cost of implementing the new management information system. If the Company is not successful in implementing its new systems or if the Company experiences difficulties in such implementation, the Company's operating results could be materially adversely affected.

ACQUISITIONS

     Acquisitions have represented a significant portion of the Company's growth strategy, and the Company intends to continue to pursue attractive acquisition opportunities. Acquisitions involve a number of risks in addition to those described under "-- Management of Expansion and Consolidation" that could adversely affect the Company, including the diversion of management's attention, the integration and assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. The Company may not have had any experience with technologies, processes and markets involved with the acquired business and accordingly may lack the management and marketing experience that will be necessary to successfully operate and integrate the business. The successful operation of an acquired business will require communication and cooperation in product development and marketing among senior executives and key technical personnel. Given the inherent difficulties involved in completing a major business combination, there can be no assurance that such cooperation will occur or that integration of the respective businesses will be successful and will not result in disruption in one or more sectors of the Company's business. In addition, there can be no assurance that the Company will retain key technical, management, sales and other personnel, that the market will favorably view the Company's entry into a new industry or market or that the Company will realize any of the other anticipated benefits of the acquisition. Furthermore, additional acquisitions would require investment of financial resources, and may require debt or equity financing. No assurance can be given that the Company will consummate any acquisitions in the future, that any past or future acquisition by the Company will not materially adversely affect the Company or that any such acquisition will enhance the Company's business.

     Since the Company's acquisition of Astron, the net sales generated by Astron's then-existing products and services, and by its products and services then under development, have grown at rates significantly lower than those anticipated by the Company at the time of the acquisition and significantly lower than those assumed in the independent valuation used by the Company in allocating the purchase price of Astron to the assets acquired. The Company has not yet completed development of other technologies that were material to its valuation of Astron and which it initially anticipated completing in fiscal 1996 and 1997. The completion of such development is subject to a number of uncertainties, including potential difficulties in optimizing manufacturing processes and the potential development of alternative technologies by competitors that could render Astron's technologies uncompetitive or obsolete. Accordingly, no assurances can be given as to whether, or when, the Company will be able to complete the development of such technologies, as to the cost of such development, or as to potential sales of products based on such technologies. The capabilities provided by the technologies under development may not otherwise be available to the Company. Accordingly, the failure by the Company to successfully develop such technologies would limit the Company's ability to compete effectively for business requiring certain advanced capabilities, and would prevent it from achieving the anticipated benefits of the Astron acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


     In the second quarter of fiscal 1998, the Company revised its estimate of the useful lives of certain long-lived intangible assets (consisting of goodwill, customer lists and trademarks and tradenames) associated with the Astron acquisition, reducing the useful lives from 20 and 25 years to 10 years. This revision will increase the Company's amortization expense by approximately $279,000 per quarter beginning in the second quarter of fiscal 1998.


CUSTOMER CONCENTRATION; DEPENDENCE ON ELECTRONICS INDUSTRY

     A small number of customers are currently responsible for a significant portion of the Company's net sales. In fiscal 1997 and the first three months of fiscal 1998, the Company's five largest customers accounted for approximately 46% and 61%, respectively, of net sales. Approximately 13% and 11% of the Company's net sales for fiscal 1997 were derived from sales to Lifescan and U.S. Robotics, respectively. Approximately 30% and 10% of the Company's net sales for the first three months of fiscal 1998 were derived from sales to Ericsson and Advanced Fibre Communications, respectively. The Company anticipates that a small number of customers will continue to account for a large portion of its net sales as it focuses on strengthening and broadening relationships with leading OEMs. See "Business -- Customers" and "-- Karlskrona Acquisition."

     The composition of the group comprising the Company's largest customers has varied from year to year, and there can be no assurance that the Company's principal customers will continue to purchase products and services from the Company at current levels, if at all. For example, the Company expects that its sales to Global Village Communications in fiscal 1998 will be significantly lower than in recent periods. Significant reductions in sales to any of these customers, or the loss of one or more major customers, would have a material adverse effect on the Company. The Company generally does not obtain firm long-term volume purchase commitments from its customers, and over the past few years has experienced reduced lead-times in customer orders. In addition, customer contracts can be canceled and volume levels can be changed or delayed. The timely replacement of canceled, delayed, or reduced contracts with new business cannot be assured. These risks are exacerbated because a majority of the Company's sales are to customers in the electronics industry, which is subject to rapid technological change and product obsolescence. The factors affecting the electronics industry in general, or any of the Company's major customers in particular, could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

     Credit terms are extended to customers after performing credit evaluations, which continue throughout a customer's contract period. Credit losses have occurred in the past, and no assurances can be given that credit losses, which could be material, will not occur in the future. The Company's concentration of customers increases the risk that any credit loss would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

VARIABILITY OF CUSTOMER REQUIREMENTS AND OPERATING RESULTS

     Contract manufacturers must provide increasingly rapid product turnaround and respond to ever-shorter lead times. The Company generally does not obtain long-term purchase orders but instead works with its customers to anticipate the volume of future orders. In certain cases, the Company will procure components without a customer commitment to pay for them, and the Company must continually make other significant decisions for which it is responsible, including the levels of business that it will seek and accept, production schedules, personnel needs and other resource requirements. A variety of conditions, both specific to the individual customer and generally affecting the industry, may cause customers to cancel, reduce or delay orders. Cancellations, reductions or delays by a significant customer or by a group of customers would adversely affect the Company. On occasion, customers may require rapid increases in production, which can stress the Company's resources and reduce margins. Although the Company has increased its manufacturing capacity, there can be no assurance that the Company will have sufficient capacity at any given time to meet its customers' demands if such demands exceed anticipated levels.

     In addition to the variability resulting from the short-term nature of its customers' commitments, other factors have contributed, and may contribute in the future to significant periodic and quarterly fluctuations in the Company's results of operations. These factors include, among other things: timing of orders; volume of orders relative to the Company's capacity; customers' announcements, introductions and market acceptance of new products or new generations of products; evolution in the life cycles of customers' products; timing of expenditures in anticipation of future orders; effectiveness in managing manufacturing processes; changes in cost and availability of labor and components; product mix; and changes or anticipated changes in economic conditions. In addition, the Company's net sales are adversely affected by the observance of local holidays during the fourth fiscal quarter in Malaysia and China, reduced production levels in Sweden in July, and the reduction in orders by certain customers in the fourth fiscal quarter reflecting a seasonal slowdown following the Christmas holiday.

     Expansion through acquisition and internal growth has contributed to the Company's incurring significant accounting charges and to volatility in its operating results. In the fourth quarter of fiscal 1996, the Company reported a substantial loss as a result of the write off of in-process research and development charges related to the Astron acquisition and the closing of facilities in Malaysia and China. In fiscal 1997, the Company reported charges associated with closing of its manufacturing facility in Texas, downsizing manufacturing operations in Singapore and writing-off of obsolete equipment and incurring severance obligations at the nCHIP semiconductor fabrication facility. There can be no assurance that the Company will not continue to experience volatility in its operating results or incur write-offs in connection with expansion, acquisitions and consolidation.

     The market segments served by the Company are also subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recessionary period affecting the industry segments served by the Company could have a material adverse effect on the Company's results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period, and fluctuations in operating results may also result in fluctuations in the price of the Company's Ordinary Shares. In future periods, the Company's net sales or results of operations may be below the expectations of public market analysts and investors. In such event, the price of the Company's Ordinary Shares would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

RAPID TECHNOLOGICAL CHANGE

     The markets in which the Company's customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. These conditions frequently result in short product life cycles. The Company's success will depend to a significant extent on the success achieved by its customers in developing and marketing their products, some of which are new and untested. If technologies or standards supported by customers' products become obsolete or fail to gain widespread commercial acceptance, the Company's business may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

     The Company has made substantial investments in developing advanced interconnect technological capabilities. See "Business -- Services." These capabilities, primarily MCMs, miniature gold-finished PCBs and epoxy molding conductive compounds, currently account for a relatively small portion of the overall market for electronic interconnect products. The ability of the Company to achieve desired operating results will depend upon the extent to which customers design, manufacture and adopt systems based on these advanced technologies. There can be no assurance that the Company will be able to develop and exploit these technologies successfully. In addition, there can be no assurance that the Company will be able to exploit new technologies as they are developed or to adapt its manufacturing processes, technologies and facilities to address emerging customer requirements.

COMPETITION

     The electronics contract manufacturing industry is extremely competitive and includes hundreds of companies, several of whom have achieved substantial market share. The Company competes against numerous domestic and foreign contract manufacturers, and current and prospective customers also evaluate the Company's capabilities against the merits of internal production. In addition, in recent years the electronics contract manufacturing industry has attracted a significant number of new entrants, including large OEMs with excess manufacturing capacity, and many existing participants, including the Company, have substantially expanded their manufacturing capacity by expanding their facilities and adding new facilities. In the event of a decrease in overall demand for contract manufacturing services, this increased capacity could result in substantial pricing pressures, which could adversely affect the Company's operating results. Certain of the Company's competitors, including Solectron Corporation and SCI Systems, have substantially greater manufacturing, financial, research and development and marketing resources than the Company. The Company believes that the principal competitive factors in the segments of the contract manufacturing industry in which it operates are cost, technological capabilities, responsiveness and flexibility, delivery cycles, location of facilities, product quality and range of services available. Failure to satisfy any of the foregoing requirements could materially adversely affect the Company's competitive position. See "Business -- Competition."

RISK OF INCREASED TAXES

     The Company has structured its operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. If these tax incentives are not renewed upon expiration, if the tax rates applicable to the Company are rescinded or changed, or if tax authorities successfully challenge the manner in which profits are recognized among the Company's subsidiaries, the Company's taxes would increase and its results of operations and cash flow would be adversely affected. Substantially all of the products manufactured by the Company's Asian subsidiaries are sold to U.S.-based customers. While the Company believes that profits from its Asian operations are not sufficiently connected to the U.S. to give rise to U.S. federal or state income taxation, there can be no assurance that U.S. tax authorities will not challenge the Company's position or, if such challenge is made, that the Company would prevail in any such dispute. If the Company's Asian profits became subject to U.S. income taxes, the Company's worldwide effective tax rate would increase and its results of operations and cash flow would be adversely affected. The expansion by the Company of its operations in North America and Northern Europe may increase its worldwide effective tax rate. See "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Provision for Income Taxes."

RISKS OF INTERNATIONAL OPERATIONS

     The Company has substantial manufacturing operations located in China, Malaysia, Sweden and the United States. In addition, the Company has recently constructed a manufacturing campus in Mexico, where the Company has never manufactured products. The Company's net sales derived from operations outside of the United States was $327.0 million in fiscal 1997, $161.8 million of which was derived from operations in Hong Kong and China, and was $148.4 million in the three months ended June 30, 1997, $50.0 million of which was derived from operations in Hong Kong and China. The geographical distances between Asia, North America and Europe create a number of logistical and communications challenges. Because of the location of manufacturing facilities in a number of countries, the Company is affected by economic and political conditions in those countries, including fluctuations in the value of currency, duties, possible employee turnover, labor unrest, lack of developed infrastructure, longer payment cycles, greater difficulty in collecting accounts receivable, the burdens and costs of compliance with a variety of foreign laws and, in certain parts of the world, political instability. Changes in policies by the U.S. or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer of funds, limitations on imports or exports, or the expropriation of private enterprises could also have a material adverse effect on the Company. The Company could also be adversely affected if the current policies encouraging foreign investment or foreign trade by its host countries were to be reversed. In addition, the attractiveness of the Company's services to its U.S. customers is affected by U.S. trade policies, such as "most favored nation" status and trade preferences for certain Asian nations. For example, trade preferences extended by the United States to Malaysia in recent years were not renewed in 1997.

     In particular, the Company's operations and assets are subject to significant political, economic, legal and other uncertainties in China and Mexico, where the Company is substantially expanding its operations.

     Risks Relating to China. The Company's operations and assets are subject to significant political, economic, legal and other uncertainties in China, where the Company is substantially expanding its operations. Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of foreign trade and investment and greater economic decentralization. No assurance can be given, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time. Despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation thereof may be inconsistent. As the Chinese legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors.

     The Company could also be adversely affected by the imposition of austerity measures intended to reduce inflation, the inadequate development or maintenance of infrastructure or the unavailability of adequate power and water supplies, transportation, raw materials and parts, or a deterioration of the general political, economic or social environment in China.

     In addition, China currently enjoys Most Favored Nation ("MFN") status granted by the United States, pursuant to which the United States imposes the lowest applicable tariffs on Chinese exports to the United States. The United States annually reconsiders the renewal of MFN trading status for China. No assurance can be given that China's MFN status will be renewed in the future years. China's loss of MFN status could adversely affect the Company by increasing the cost to the U.S. customers of products manufactured by the Company in China.

     The Company maintains certain administrative, procurement and manufacturing operations in Hong Kong, which may be influenced by the changing political situation in Hong Kong and by the general state of the Hong Kong economy. On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to China, and Hong Kong became a Special Administrative Region ("SAR"). Based on current political conditions and the Company's understanding of the Basic Law of the Hong Kong SAR of China, the Company does not believe that the transfer of sovereignty over Hong Kong will have a material adverse effect on the Company. There can be no assurance, however, that changes in political, legal or other conditions will not result in such an adverse effect.

     Risks Relating to Mexico. The Mexican government exercises significant influence over many aspects of the Mexican economy. Accordingly, the actions of the Mexican government concerning the economy could have a significant effect on private sector entities in general and the Company in particular. In addition, during the 1980s, Mexico experienced periods of slow or negative growth, high inflation, significant devaluations of the peso and limited availability of foreign exchange. As a result of the Company's recent expansion in Mexico, economic conditions in Mexico will affect the Company.

CURRENCY FLUCTUATIONS

     While Flextronics transacts business predominantly in U.S. dollars and most of its revenues are collected in U.S. dollars, a portion of Flextronics' costs such as payroll, rent and indirect operation costs, are denominated in other currencies such as Singapore dollars, Swedish kronor, Hong Kong dollars, Malaysian ringgit, British pounds sterling and Chinese renminbi. Historically, fluctuations in foreign currency exchange rates have not resulted in significant exchange losses to the Company. As a result of the Karlskrona Acquisition, a significant portion of the Company's business has been, and is expected to continue to be, conducted in Swedish kronor. Changes in the relation of these and other currencies to the U.S. dollar will affect the Company's cost of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted.


     The Company has historically not actively engaged in substantial exchange rate hedging activities. However, in August 1997 the Company entered into forward exchange contracts with respect to the kronor to reduce foreign exchange risks arising from a kronor-denominated intercompany loan. These contracts were settled in September 1997 and did not have a material effect on the Company's results of operations or cash flow. The Company from time to time may enter into forward exchange contracts or other hedging activities with respect to other specific, fixed foreign currency obligations. Because the Company only hedges fixed obligations, the Company does not expect that these hedging activities will have a material effect on its results of operations or cash flow. However, there can be no assurance that the Company will engage in any hedging activities in the future or that any of its hedging activities will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Foreign Exchange Gain (Loss)."



     Over the last five years, the Chinese renminbi has experienced significant devaluation against most major currencies. The establishment of the current exchange rate system as of January 1, 1994 produced a significant devaluation of the renminbi from $1.00 to Rmb 5.7 to approximately $1.00 to Rmb 8.7. The rates at which exchanges of renminbi into U.S. dollars may take place in the future may vary, and any material increase in the value of the renminbi relative to the U.S. dollar would increase the Company's costs and expenses and therefore would have a material adverse effect on the Company.


LIMITED AVAILABILITY OF COMPONENTS

     A substantial majority of the Company's net sales are derived from turnkey manufacturing in which the Company is responsible for procuring materials, which typically results in the Company bearing the risk of component price increases. At various times there have been shortages of certain electronics components, including DRAMs, memory modules, logic devices, ASICs, laminates, specialized capacitors and integrated circuits in bare-die form. Component shortages could result in manufacturing and shipping delays or higher prices which could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL AND SKILLED EMPLOYEES

     The Company's success depends to a large extent upon the continued services of key executives and skilled personnel. Generally, the Company's employees are not bound by employment or noncompetition agreements. The Company has entered into service agreements with certain officers, including Ronny Nilsson, Teo Buck Song, Michael McNamara and Tsui Sung Lam, some of which contain non-competition provisions and provides its officers and key employees with stock options that are structured to incentivize such employees to remain with the Company. However, there can be no assurance as to the ability of the Company to retain its officers and key employees. The loss of such personnel could have a material adverse effect on the Company. The Company's business also depends upon its ability to continue to recruit, train and retain skilled and semi-skilled employees, particularly administrative, engineering and sales personnel. There is intense competition for skilled and semi-skilled employees, particularly in the San Jose, California market, and the Company's failure to recruit, train and retain such employees could adversely affect the Company's results of operations.

ENVIRONMENTAL COMPLIANCE RISKS

     The Company is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during its manufacturing process. Substrates for its MCMs are manufactured on a semiconductor-type fabrication line in California owned by the Company. The Company is also expanding its PCB fabrication operations in China. Proper handling, storage and disposal of the metals and chemicals used in these manufacturing processes are important considerations in avoiding environmental contamination. Although the Company believes that its facilities are currently in material compliance with applicable environmental laws, and it monitors its operations to avoid violations arising from human error or equipment failures, there can be no assurances that violations will not occur. In the event of a violation of environmental laws, the Company could be held liable for damages and for the costs of remedial actions and could also be subject to revocation of its effluent discharge permits. Any such revocations could require the Company to cease or limit production at one or more of its facilities, thereby having a material adverse effect on the Company's operations. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could have a material adverse effect on the Company.

PROTECTION OF INTELLECTUAL PROPERTY

     The Company relies on a combination of patent, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its intellectual property. The Company seeks to protect certain of its technology under trade secret laws, which afford only limited protection. There can be no assurance that any of the Company's pending patent applications will be issued or that intellectual property laws will protect the Company's intellectual property rights. In addition, there can be no assurance that any patent issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary. Furthermore, there can be no assurance that others will not independently develop similar technology or design around any patents issued to the Company. Moreover, effective protection of intellectual property rights may be unavailable or limited in certain foreign countries in which the Company operates. In particular, the Company may be afforded only limited protection of its intellectual property rights in China.

     The Company may in the future be notified that it is infringing certain patent or other intellectual property rights of others, although there are no such pending lawsuits against the Company or unresolved notices that it is infringing intellectual property rights of others. No assurance can be given that in the event of such infringement, licenses could be obtained on commercially reasonable terms, if at all, or that litigation will not occur. The failure to obtain necessary licenses or other rights or the occurrence of litigation arising out of such claims could materially adversely affect the Company.

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL

     Certain provisions of the Singapore Companies Act (Chapter 50) and the Singapore Code on Takeovers and Mergers could make it more difficult for a third party to acquire control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for Ordinary Shares of the Company. Certain of such provisions impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporate actions. See "Description of Capital Shares -- Takeovers."

VOLATILITY OF MARKET PRICE OF ORDINARY SHARES

     The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies and that have often been unrelated to or disproportionately impacted by the operating performance of such companies. There can be no assurance that the market for the Ordinary Shares will not be subject to similar fluctuations. Factors such as fluctuations in the operating results of the Company, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market prices of the Company's securities, including the Ordinary Shares.

                        ENFORCEMENT OF CIVIL LIABILITIES

     The Company is incorporated in Singapore under the Companies Act. Certain of its directors and executive officers (and certain experts named in this Prospectus) reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of the assets of the Company (other than its U.S. subsidiaries), are located outside the United States. As a result, it may not be possible for persons purchasing Ordinary Shares to effect service of process within the United States upon such persons or the Company or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been advised by its Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Ordinary Shares offered hereby are estimated to be approximately $77.1 million. The Company expects to use $70.0 million of such net proceeds to repay in full the outstanding term loan under the Company's credit facility and to use the remaining net proceeds to repay $7.1 million of revolving credit loans under the Company's credit facility. This credit facility consists of a revolving credit and term loan agreement and a revolving credit loan agreement, each provided by BankBoston, N.A., as agent (together the "Credit Facility"). The Company also anticipates issuing from $100.0 million to $125.0 million principal amount of Senior Subordinated Notes in fiscal 1998, and intends to use the net proceeds from the Senior Subordinated Notes to repay the remaining $62.9 million of outstanding revolving credit loans under the Credit Facility (based on amounts outstanding on August 31, 1997) and for working capital. No assurances can be given as to whether, or on what terms, the Senior Subordinated Notes will be issued. The term loan under the Credit Facility is payable in installments over a five-year period, and the revolving credit loans mature in March 2000. Of the $140.0 million of loans outstanding on August 31, 1997, $111.0 million were borrowed on March 27, 1997 to pay the purchase price of the Karlskrona Facilities and for working capital and the remainder was borrowed subsequently for working capital and for capital expenditures. These loans bear interest at a variable rate equal to approximately 8.4% per annum as of August 31, 1997. Following such repayment, the Company anticipates increasing the aggregate principal amount of revolving credit loans that may be borrowed under the Credit Facility. No assurances can be given, however, as to the availability or amount of any such increase, and the Company anticipates that it will from time to time borrow such revolving credit loans to fund its operations and growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                   DIVIDENDS

     Since inception, the Company has not declared or paid any cash dividends on its Ordinary Shares, and the Credit Facility prohibits the payment of cash dividends without the lenders' prior consent. The Company anticipates that the terms of the Senior Subordinated Notes will also restrict the Company's ability to pay cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company anticipates that all earnings in the foreseeable future will be retained to finance the continuing development of its business.

                         PRICE RANGE OF ORDINARY SHARES

     The Company's Ordinary Shares are traded on the Nasdaq National Market under the symbol "FLEXF." The following table shows the high and low closing sale prices of the Company's Ordinary Shares since the beginning of the Company's 1996 fiscal year.

                                                                      HIGH     LOW
                                                                      ----     ----
        Fiscal 1996
          First Quarter.............................................  $21 7/8  $13 1/2
          Second Quarter............................................  $26 3/4  $21 3/4
          Third Quarter.............................................  $30      $21
          Fourth Quarter............................................  $35 3/4  $25 3/4

        Fiscal 1997
          First Quarter.............................................  $39      $25
          Second Quarter............................................  $28 1/4  $17
          Third Quarter.............................................  $37 1/4  $21
          Fourth Quarter............................................  $29 3/4  $19 5/8

        Fiscal 1998
          First Quarter.............................................   27       17 1/2
          Second Quarter (through September 23, 1997)...............   47 1/4   26 3/8

     On September 23, 1997, the closing sale price of the Ordinary Shares was $47 1/4 per share.

                                 CAPITALIZATION

     The following table sets forth the Company's capitalization as of June 30, 1997, as adjusted to give effect to the application of the estimated net proceeds from the sale by the Company of the 1,750,000 Ordinary Shares offered hereby at an assumed public offering price of $47 1/4 per share. Although not reflected in the following table, the Company anticipates issuing from $100.0 million to $125.0 million principal amount of Senior Subordinated Notes following this offering. The Company anticipates using the net proceeds of the Senior Subordinated Notes to repay an additional $61.9 million of outstanding loans under the Company's Credit Facility, which are included in short-term bank borrowings in the following table, and for working capital. No assurance can be given as to whether, or on what terms, the Senior Subordinated Notes will be issued.

                                                              JUNE 30, 1997 (UNAUDITED)
                                                             ---------------------------
                                                              ACTUAL      AS ADJUSTED(1)
                                                             --------     --------------
                                                                   (IN THOUSANDS)
        Short-term bank borrowings.........................    73,500          61,919
        Current portion of long-term debt and capital
          leases...........................................    11,754          11,754
        Long-term debt, less current portion...............    67,518           2,018
        Notes payable to shareholders......................       223             223
        Capital leases.....................................    10,645          10,645
                                                             --------        --------
                  Total long-term debt.....................    78,386          12,886
                                                             --------        --------
                  Total indebtedness and capital leases....   163,640          86,559
                                                             ========        ========
        Shareholders' equity:
          Ordinary Shares, S$0.01 par value; 100,000,000
             shares authorized, 13,752,293 shares issued
             and outstanding, 15,502,293 shares issued and
             outstanding as adjusted.......................        89             101
          Additional paid-in capital.......................    95,207         172,276
          Accumulated deficit..............................    (6,754)         (6,754)
                                                             --------        --------
                  Total shareholders' equity...............    88,542         165,623
                                                             ========        ========
                  Total capitalization.....................   252,182         252,182
                                                             ========        ========

---------------
(1) Adjusted to reflect the sale of the 1,750,000 Ordinary Shares offered hereby (at an assumed public offering price of $47 1/4 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company) and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of the Company as of and for each of the three months ended June 30, 1996 and 1997 and the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997. The selected financial data set forth below as of March 31, 1996 and 1997 and for the fiscal years ended March 31, 1995, 1996 and 1997, have been derived from consolidated financial statements of the Company which have been audited by Ernst & Young, independent auditors, whose report thereon is included elsewhere herein. The selected financial data set forth below as of March 31, 1993 and 1994 and for the fiscal years ended March 31, 1993 and 1994 have been derived from audited financial statements not included in this Prospectus. The selected financial data as of June 30, 1997 and for the three months ended June 30, 1996 and 1997 has been derived from the unaudited financial statements of the Company for such periods. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation have been made. These historical results are not necessarily indicative of the results to be expected in the future. The following table is qualified by reference to and should be read in conjunction with the consolidated financial statements, related notes thereto and other financial data included elsewhere herein.

                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                          YEAR ENDED MARCH 31,                                 JUNE 30,
                                     --------------------------------------------------------------   ---------------------------
                                       1993       1994       1995        1996(1)         1997(2)                         1997
                                     --------   --------   --------   -------------   -------------                   -----------
                                                                      (RESTATED)(3)
                                                                                                          1996
                                                                                                      -------------
                                                                                                      (RESTATED)(3)
                                     (IN THOUSANDS EXCEPT PER SHARE DATA)                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales........................  $100,759   $131,345   $237,386     $ 448,346       $ 490,585       $ 117,889      $ 196,883
  Cost of sales....................    91,794    117,392    214,865       407,457         440,448         106,143        177,212
                                     --------   --------   --------      --------        --------        --------       --------
    Gross profit...................     8,965     13,953     22,521        40,889          50,137          11,746         19,671
  Selling, general and
    administrative expenses........     7,131      8,667     11,468        18,787          26,765           5,611         10,549
  Acquired in-process research and
    development....................        81        202         91        29,000              --              --             --
  Goodwill amortization............       388        398        510           739             989             243            388
  Intangible assets amortization...        --         21        245           544           1,646             416            354
  Provision for plant closings.....        --        830         --         1,254           5,868              --             --
                                     --------   --------   --------      --------        --------        --------       --------
    Operating income (loss)........     1,365      3,835     10,207        (9,435)         14,869           5,476          8,380
  Net interest income (expense)....    (2,628)    (1,778)      (774)       (2,380)         (3,885)           (595)        (2,938)
  Merger expenses..................        --         --       (816)           --              --              --             --
  Foreign exchange gain (loss).....       299        402       (303)          872           1,168              79            306
  Income (loss) from associated
    company........................        --        (70)      (729)           --             241              --            300
  Other income (expense)...........        --         --         34          (398)         (2,718)             --             --
                                     --------   --------   --------      --------        --------        --------       --------
    Income (loss) before income
      taxes........................      (964)     2,389      7,619       (11,341)          9,675           4,960          6,048
  Provision for income taxes.......       264        654      1,463         3,791           2,212             763            736
  Extraordinary gain...............        --        416         --            --              --              --             --
    Net income (loss)..............  $ (1,228)  $  2,151   $  6,156     $ (15,132)      $   7,463       $   4,197      $   5,312
                                     ========   ========   ========      ========        ========        ========       ========
  Net income (loss) per share......  $  (0.17)  $   0.28   $   0.51     $   (1.19)      $    0.50       $    0.28      $    0.36
                                     ========   ========   ========      ========        ========        ========       ========
  Weighted average Ordinary Shares
    and equivalents................     7,382      7,730     12,103        12,684          14,877          14,914         14,955

                                                                             MARCH 31,
                                                -------------------------------------------------------------------    JUNE 30,
                                                  1993       1994         1995            1996            1997           1997
                                                --------   --------   -------------   -------------   -------------   -----------
                                                                                      (RESTATED)(3)                   (UNAUDITED)

                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)..........               (1,201)    30,669        33,425          30,801         (25,047)        (3,176)
Total assets.......................               52,430    103,129       116,117         231,024         359,234        402,131
Long-term debt and capital lease
  obligations, less current
  portion..........................               17,243      4,755         6,890          17,674          12,302         78,386
Shareholders' equity (deficit).....               (2,256)    46,703        57,717          73,059          83,592         88,542

---------------

(1) In fiscal 1996, the Company wrote off $29.0 million of in-process research and development associated with the acquisition of Astron and also recorded charges totaling $1.3 million for costs associated with the closing of one of the Company's Malaysian plants and its Shekou, China operations.

(2) In fiscal 1997, the Company incurred plant closing expenses aggregating $5.9 million in connection with closing its manufacturing facility in Texas, downsizing manufacturing operations in Singapore, and writing off obsolete equipment and incurring severance obligations at the nCHIP semiconductor fabrication operations.

(3) The consolidated financial statements of the Company for the fiscal year ended March 31, 1996 and the three months ended June 30, 1996 have been restated as a result of changes in the Company's accounting for the acquisition of Astron. See Note 14 of Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Changes in Accounting for Astron Acquisition."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for historical information contained herein, the matters discussed below and elsewhere herein are forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words "expects," "anticipates," "believes," "intends" and similar expressions identify forward-looking statements, which speak only as of the date hereof. These forward-looking statements are subject to certain risks and uncertainties, including, without limitation, those discussed in "Risk Factors," that could cause future results to differ materially from historical results or those anticipated.

OVERVIEW

     The Company was organized in Singapore in 1990 to acquire the Asian contract manufacturing operations and certain U.S. design, sales and support operations of Flextronics, Inc. (the "Predecessor"), which had been in the contract manufacturing business since 1982. The acquisition of the selected operations of the Predecessor for approximately $39.0 million was completed in June 1990 and was financed with approximately $20.0 million of secured long-term bank debt, $4.0 million of subordinated debt and $15.0 million of equity. After such acquisition, the equity investors held approximately 55% of the outstanding share capital of the Company. The Company's results of operations for periods following the 1990 acquisition and through March 1994 reflect the interest expense associated with the indebtedness incurred in connection with this transaction.

     In July 1993, a group of new investors acquired a controlling interest in the Company through the acquisition of substantially all of the interest in the Company that had been retained by the Predecessor, a direct equity investment of $3.2 million in the Company and the purchase of a portion of the shares acquired by the investors in the 1990 acquisition. In December 1993, the Company raised an additional $7.0 million of equity capital from investors ($3.7 million of which represented the conversion of its outstanding subordinated debt into equity). In March 1994, the Company raised $32.5 million in an initial public offering of Ordinary Shares. In August 1995, the Company raised an additional $22.3 million in a public offering of Ordinary Shares.

     In recent years, the Company has substantially expanded its manufacturing capacity, technological capabilities and service offerings, through both acquisitions and internal growth. See "Risk Factors -- Management of Expansion and Consolidation," "Risk Factors -- Acquisitions" and Note 14 of Notes to Consolidated Financial Statements.


     In February 1996, the Company acquired Astron Group Limited in exchange for
(i) $13.4 million in cash, (ii) $15.0 million in 8% promissory notes, ($10.0 million of which was paid in February 1997 and $5.0 million of which is payable in February 1998), (iii) 238,684 Ordinary Shares issued at closing and (iv) Ordinary Shares with a value of $10.0 million to be issued on June 30, 1998. The Company also paid an earnout of an additional $6.25 million in cash in April 1997, based on the pre-tax profit of Astron for the calendar year ended December 31, 1996. In addition, the Company agreed to pay a $15.0 million consulting fee in June 1998 to an entity affiliated with Stephen Rees, a former shareholder and the Chairman of Astron, pursuant to a services agreement among the Company, one of its subsidiaries and the affiliate of Mr. Rees (the "Services Agreement"). Payment of the fee was conditioned upon, among other things, Mr. Rees' continuing as Chairman of Astron through June 1998. Mr. Rees currently also serves as a director and executive officer of the Company.


     In March 1997, the Company and Mr. Rees' affiliate agreed to remove the remaining conditions to payment of the fee and to reduce the amount of the fee, which remains payable in June 1998, to $14.0 million. This reduction was negotiated in view of (i) a settlement in March 1997 of the amount of the earnout payable by the Company to the former shareholders of Astron in which the Company agreed to certain matters, previously in dispute, affecting the amount of the earn-out payment, and (ii) the elimination of the conditions to payment and of Mr. Rees' ongoing obligations under the Services Agreement. Substantially all of the former shareholders of Astron were affiliates of Mr. Rees or members of his family. See "-- Results of

Operations -- Goodwill and Intangible Assets Amortization." Accordingly, the only remaining obligation of either party is the Company's unconditional obligation to pay the $14.0 million fee in June 1998. Of the $14.0 million, $5.0 million must be paid in cash. The remainder may be paid in either cash or Ordinary Shares at the option of the Company, and the Company intends to pay such amount in Ordinary Shares. See "-- Recent Changes in Accounting for Astron Acquisition."

     Since the Company's acquisition of Astron, the net sales generated by Astron's then-existing products and services, and by its products and services then under development, have grown at rates significantly lower than those anticipated by the Company at the time of the acquisition and significantly lower than those assumed in the independent valuation used by the Company in allocating the purchase price of Astron to the assets acquired. The Company believes that this is attributable primarily to (i) delays in developing certain new technologies as a result of several factors, including the unanticipated complexity of many of the new technologies, difficulties in achieving expected production yields, changes in the Company's development priorities and unavailability of certain materials; (ii) interruptions in production and diversions of resources, resulting from a fire in Astron's facilities in Doumen, China in April 1996 (although the Company does not currently expect that such event will have a significant long-term effect on Astron's business, customer base or intangible assets); (iii) reduced sales of certain products to end-users by certain of Astron's customers; and (iv) changes in product mix that adversely affected production efficiency. The Company estimates that, at the time of the acquisition, the average remaining economic life of Astron's developed process technologies was seven years. While the Company has completed the development of certain of the technologies that were under development at the time of the acquisition, the Company has not yet completed development of other technologies that were material to its valuation of Astron and which it initially anticipated completing in fiscal 1996 and 1997. The Company currently anticipates that completion of these technologies will require the expenditure of approximately $5.0 million through fiscal 1999, consisting primarily of the cost of internal engineering staff and related overhead, material costs and other expenses. The completion of such development is subject to a number of uncertainties, including potential difficulties in optimizing manufacturing processes and the potential development of alternative technologies by competitors that could render Astron's technologies uncompetitive or obsolete. Accordingly, no assurances can be given as to whether, or when, the Company will be able to complete the development of such technologies, as to the cost of such development, or as to potential sales of products based on such technologies. The capabilities provided by the technologies under development may not otherwise be available to the Company. Accordingly, the failure by the Company to successfully develop such technologies would limit the Company's ability to compete effectively for business requiring certain advanced capabilities, and would prevent it from achieving the anticipated benefits of the Astron acquisition. See "Risk Factors -- Acquisitions" and "-- Results of
Operations -- Acquired In-Process Research and Development."

     In the fourth quarter of fiscal 1996, the Company recorded charges totaling $1.3 million for costs associated with the closing of one of the Company's Malaysia plants and its Shekou, China operations in addition to the write-off of $29.0 million of in-process research and development associated with the acquisition of Astron. Without taking into account these write-offs and charges, the Company's net income and earnings per share in fiscal 1996 would have been $15.1 million and $1.13, respectively.

     On November 25, 1996, the Company acquired Fine Line for an aggregate of 223,321 Ordinary Shares in a transaction accounted for as pooling of interest. The Company's prior financial statements were not restated because the financial results of Fine Line did not have a material impact on the consolidated results.


     On December 20, 1996, the Company acquired 40% of FICO for $5.2 million. Of this, the Company paid $3.0 million in December 1996, accrued the $2.2 million balance in the fourth quarter of fiscal 1997. The Company also has an option to purchase the remaining 60% interest of FICO in 1998 for a price that is dependent on the financial performance of FICO for the year ending December 31, 1997.


     On March 27, 1997, the Company acquired the Karlskrona Facilities for approximately $82.4 million. The acquisition was financed by borrowings under the Credit Facility, which the Company intends to repay with the net proceeds from this offering and the anticipated sale of the Senior Subordinated Notes. The transaction has been accounted for under the purchase method. As a result, the purchase price was allocated to the assets acquired based on their estimated fair market values at the date of acquisition. See "Risk Factors -- Risks of Karlskrona Acquisition."

     During fiscal 1997, the Company incurred plant closing expenses totalling $5.9 million relating to the closing of its Texas facility, the downsizing of manufacturing at its Singapore facilities and the write-off of obsolete equipment and incurrence of severance obligations at the nCHIP semiconductor fabrication operation. The Company has transferred the nCHIP wafer fabrication operations to a third party and is currently engaged in negotiations with respect to the sale of certain related assets (having an aggregate book value of approximately $500,000 as of June 30, 1997) to such party. See "--Provision for Plant Closings."

     In the first quarter of fiscal 1998, the Company completed construction of a new 101,000 square foot manufacturing campus in Guadalajara, Mexico. In addition, in July 1997 the Company completed construction of a new 224,000 square foot facility on its campus located in Doumen, China and a new 73,000 square foot facility in San Jose, and leased a new 71,000 square foot facility in San Jose. See "Business -- Facilities."

     The Company intends to continue to pursue attractive acquisition opportunities in the future. The Company has no understandings, commitments or agreements with respect to any acquisitions. Acquisitions present a number of risks, and there can be no assurance that the Company will complete any future acquisitions or that any future acquisitions will not materially adversely affect the Company. See "Risk Factors -- Acquisitions."

RECENT CHANGES IN ACCOUNTING FOR ASTRON ACQUISITION

     The Company has restated its financial results for the fiscal year ended March 31, 1996 and for the first three reported quarters of the fiscal year ended March 31, 1997 to reflect corrections to its accounting for the acquisition of Astron. The acquisition of Astron has been accounted for under the purchase method, and accordingly the purchase price had been allocated to the assets and liabilities assumed based upon their estimated fair values at the date of acquisition. The revisions include an increase in the initially recorded purchase price to include the payment to be made in June 1998 to an affiliate of Stephen Rees pursuant to the Services Agreement. In addition, a second valuation was obtained and used to allocate the purchase price to the assets acquired, including current assets, net property, plant and equipment, developed technologies, in-process research and development, assembled workforce, tradenames and trademarks, customer list and other intangible assets. As a consequence, in-process research and development written off in the fiscal year ended March 31, 1997 (the "In-Process R&D") was reduced from $31.6 million to $29.0 million and the fair value of other assets recorded at the date of the close of the transaction was increased by $16.7 million, representing $4.8 million of goodwill and $11.9 million of identified intangible assets. See Note 14 of Notes to Consolidated Financial Statements. The effect of the restatement on the Company's previously reported statement of operations data is as follows (in thousands except per share data):

                                                                         NINE MONTHS ENDED DECEMBER 31, 1996
                                    FISCAL YEAR ENDED MARCH 31, 1996
                                    --------------------------------     -----------------------------------
                                    PREVIOUSLY REPORTED     RESTATED     PREVIOUSLY REPORTED      RESTATED
                                    -------------------     --------     -------------------     -----------
                                                                             (UNAUDITED)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Gross profit......................       $  41,889          $ 40,889           $36,437             $36,057
Operating income (loss)...........         (11,775)           (9,435)           14,152              12,656
Net income (loss).................         (17,412)          (15,132)           10,536               9,026
Net income (loss) per share.......           (1.39)            (1.19)             0.73                0.61
Weighted average Ordinary Shares
  and equivalents.................          12,536            12,684            14,377              14,889

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     On August 1, 1997, the Audit Committee of the Board of Directors of the Company approved the engagement of Arthur Andersen LLP, San Jose, California as independent public accountants to audit and report on the financial statements of the Company and its subsidiaries for the year ended March 31, 1998. On

August 5, 1997, Ernst & Young advised the Company that it will not seek re-election at the Company's next Annual General Meeting scheduled for October 14, 1997. Accordingly, the engagement of Ernst & Young will terminate at the time of the Annual General Meeting. The Company will nominate Arthur Andersen LLP as the Company's independent public accountants for approval by the shareholders at the Company's Annual General Meeting.



     There were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures with respect to the Company's consolidated financial statements for the fiscal years ended March 31, 1995, 1996 and 1997 or through September 29, 1997 which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report.


RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of net sales.

                                                                                    THREE MONTHS
                                                         FISCAL YEAR ENDED              ENDED
                                                             MARCH 31,                JUNE 30,
                                                     -------------------------     ---------------
                                                     1995      1996      1997      1996      1997
                                                     -----     -----     -----     -----     -----
Net sales..........................................  100.0%    100.0%    100.0%    100.0%    100.0%
Cost of sales......................................   90.5      90.9      89.8      90.0      90.0
                                                     -----     -----     -----     -----     -----
Gross profit.......................................    9.5       9.1      10.2      10.0      10.0
Selling, general and administrative expenses.......    4.8       4.2       5.5       4.8       5.3
Goodwill and intangible assets amortization........    0.4       0.2       0.5       0.6       0.4
Provision for plant closings.......................     --       0.3       1.2        --        --
Acquired in-process research and development.......     --       6.5        --        --        --
                                                     -----     -----     -----     -----     -----
          Operating income (loss)..................    4.3      (2.1)      3.0       4.6       4.3
Net interest expense...............................   (0.4)    (0.5)     (0.8)     (0.5)     (1.5)
Merger expenses....................................   (0.3)       --        --        --        --
Foreign exchange gain (loss).......................   (0.1)      0.2       0.3       0.1       0.2
Income (loss) from associated company..............   (0.3)       --        --        --       0.1
Other income (expense).............................     --      (0.1)     (0.6)       --        --
                                                     -----     -----     -----     -----     -----
          Income (loss) before income taxes........    3.2      (2.5)      1.9       4.2       3.1
Provision for income taxes.........................    0.6       0.9       0.4       0.6       0.4
                                                     -----     -----     -----     -----     -----
          Net income (loss)........................    2.6%     (3.4%)     1.5%      3.6%      2.7%
                                                     =====     =====     =====     =====     =====

NET SALES

     Substantially all of the Company's net sales have been derived from the manufacture and assembly of products for OEM customers. Net sales for the three months ended June 30, 1997 increased 67.0% to $196.9 million from $117.9 million for the three months ended June 30, 1996. The increase in sales was primarily due to (i) sales to Ericsson following the March 27, 1997 acquisition of the Karlskrona Facilities, (ii) an increase in sales to certain existing customers, and (iii) sales to new customers. This increase was partially offset by reduced sales to certain existing customers, including Minebea, Apple Computer, Visioneer and Global Village. See "Risk Factors -- Customer Concentration; Dependence on Electronics Industry" and "Risk Factors -- Risks of Karlskrona Acquisition."

     Net sales in fiscal 1997 increased 9.4% to $490.6 million from $448.3 million in fiscal 1996. This increase was primarily due to higher sales to existing customers, including U.S. Robotics, Microsoft, Advanced Fibre Communications and Braun/Thermoscan, sales to new customers such as Cisco and Auspex, and the inclusion of Astron's sales following its acquisition in February 1996. This increase was partially offset by reduced sales to certain existing customers, including Visioneer, Apple Computer, Houston Tracker Systems,

Logitech, Voice Powered Technology and Fast Multimedia. The Company believes that the reduction in sales to these customers was due in part to reductions in these customers' sales to end-users. See "Risk Factors -- Rapid Technological Change."

     Net sales in fiscal 1996 increased 88.9% to $448.3 million from $237.4 million in fiscal 1995. This increase was primarily the result of higher sales to existing customers, including Lifescan (a Johnson & Johnson Company), Visioneer, Microcom and Global Village Communications, sales to new customers in the computer and medical industries such as Apple Computer and Thermoscan and the inclusion of A&A's and Astron's sales after their acquisitions in April 1995 and February 1996, respectively. This was partially offset by a significant decline in sales to IBM due to IBM's efforts to consolidate more of its manufacturing business internally.

GROSS PROFIT

     Gross profit varies from period to period and is affected by, among other things, product mix, component costs, product life cycles, unit volumes, startup, expansion and consolidation of manufacturing facilities, pricing, competition and new product introductions. Gross profit margin remained constant at 10.0% for both the three months ended June 30, 1997 and the three months ended June 30, 1996. Gross profit margin in the three months ended June 30, 1997 was favorably affected by cash payments due from a customer under the Company's agreement with that customer as a result of production volumes for that customer that were lower than previously scheduled. The Company's new and expanded facilities provide capacity for production volumes significantly greater than current levels. As a result of this expansion, the Company anticipates increased depreciation and other fixed expenses, and expects that its gross profit margin will be adversely affected in the remainder of fiscal 1998 as it commences volume production in the new facilities.

     Gross margin increased to 10.2% in fiscal 1997 compared to 9.1% in fiscal 1996. The increase was mainly attributable to (i) the inclusion of Astron's printed circuit board business, which has historically had a relatively higher gross profit margin than the Company, (ii) the concentration of more sales in the Company's facility in China which has a lower manufacturing cost compared to the Company's facilities in other locations, and (iii) increased sales, resulting in increased labor and overhead absorption. This benefit was partially offset by underutilization of the nCHIP semiconductor fabrication facility and the Company's Texas facility (which has been closed), and the related inventory write-offs. See "Risk Factors -- Management of Expansion and Consolidation."

     Gross profit margin declined slightly to 9.1% in fiscal 1996 as compared to 9.5% in fiscal 1995 mainly due to the additional costs associated with new manufacturing facilities in Texas and China that were opened in the fourth quarter of fiscal 1995 and the expansion of nCHIP's semiconductor fabrication facility. The decrease in gross profit margin was also attributable to a reduction in certain selling prices in order to remain competitive.

     Cost of sales included research and development costs of approximately $271,000 and $229,000 in the three months ended June 30, 1997 and 1996, respectively, and $913,000 and $153,000 in fiscal 1997 and 1996, respectively. The increase from fiscal 1996 to fiscal 1997 was primarily due to the inclusion of Astron's results following its acquisition in February 1996.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses for the three months ended June 30, 1997 increased to $10.5 million from $5.6 million for the three months ended June 30, 1996 and increased as a percentage of net sales to 5.3% for the three months ended June 30, 1997 from 4.8% for the three months ended June 30, 1996. Of the $4.9 million increase in selling, general and administrative expenses, $800,000 resulted from increased selling expenses, $2.6 million resulted from increased general and administrative expenses and $1.5 million resulted from increased corporate expenses. The increase in selling expenses is primarily due to the addition of new sales personnel in the United States and Europe and the inclusion of Fine Line's selling expenses; the increase in general and administrative expenses is primarily due to the inclusion of the operations of the Karlskrona Facilities; and the increase in corporate expenses is primarily due to an increase in staffing levels, primarily personnel related to implementation of new information systems as well as increased corporate staff, and to increased legal and other professional expenses.

     Selling, general and administrative expenses in fiscal 1997 increased to $26.8 million from $18.8 million in fiscal 1996 and increased as percentage of net sales to 5.5% in fiscal 1997 from 4.2% in fiscal 1996. The increase was mainly due to: (i) the inclusion of Astron's selling and general administrative expenses for all of fiscal 1997; (ii) increased consulting fees; and (iii) increased sales and marketing expenses. The increased consulting fees resulted from financial consulting services provided by two banks for a total of $719,000 in fiscal 1997. The Company also recorded $362,000 in March 1997 for compensation for management services paid to a new executive officer who was formerly a key employee of Ericsson in Sweden and who joined the Company upon the acquisition of the Karlskrona Facilities.

     Selling, general and administrative expenses in fiscal 1996 increased to $18.8 million from $11.5 million in fiscal 1995, but decreased as percentage of net sales to 4.2% in fiscal 1996 from 4.8% in fiscal 1995. The increase in absolute dollars was principally due to costs associated with the expanded facilities in China and Texas, increased sales personnel and market research activities in the U.S. and the inclusion of A&A's and Astron's selling and general administrative expenses after their acquisitions in April 1995 and February 1996, respectively.

GOODWILL AND INTANGIBLE ASSETS AMORTIZATION

     Goodwill (which represents the excess of the purchase price of an acquired company over the fair market value of its net assets) and intangible assets are amortized on a straight line basis over the estimated life of the benefits received, which ranges from three to twenty-five years. Goodwill and intangible assets amortization for the three months ended June 30, 1997 increased to $742,000 from $659,000 for the three months ended June 30, 1996. Goodwill amortization increased to $989,000 in fiscal 1997 from $739,000 in fiscal 1996 and intangible asset amortization increased to $1.6 million in fiscal 1997 from $544,000 in fiscal 1996. These increases were due to the amortization of additional goodwill and intangible assets which arose from the Astron acquisition in 1996. In fiscal 1997, the Company recognized approximately $8.5 million of additional goodwill, as a result of the acquisition of the 40% interest in FICO and the Astron earnout payment of $6.25 million (which was accrued to goodwill in March 1997 when the conditions to payment were resolved), partially offset by the effect of the $1.0 million reduction in the payment due in June 1998 to an affiliate of Stephen Rees. See "-- Overview" and Note 14 of Notes to Consolidated Financial Statements.

     Goodwill amortization increased to $739,000 in fiscal 1996 from $510,000 in fiscal 1995 primarily due to the goodwill from the Company's acquisition of A&A and Astron. Intangible assets amortization increased to $544,000 in fiscal 1996 from $245,000 in fiscal 1995 primarily due to the acquisition of A&A and Astron.

     In the second quarter of fiscal 1998, the Company revised its estimate of the useful lives of certain long-lived intangible assets (consisting of goodwill, customer lists and trademarks and tradenames) associated with the Astron acquisition, reducing the useful lives from 20 and 25 years to 10 years. This revision will increase the Company's amortization expense by approximately $279,000 per quarter beginning in the second quarter of fiscal 1998.

PROVISION FOR PLANT CLOSINGS

     The provision for plant closings of $5.9 million in fiscal 1997 consists of the costs incurred in closing the Texas facility, downsizing the Singapore manufacturing operations and writing off obsolete equipment and incurring certain severance obligations at the nCHIP semiconductor fabrication facility. The $5.9 million provision includes $2.8 million for the write-off of obsolete equipment, and $560,000 for severance payments to former employees, at the nCHIP and Texas facilities. The Texas facility had been primarily dedicated to production for Global Village Communications and Apple Computer, to whom the Company does not anticipate making substantial sales in future periods. The nCHIP semiconductor fabrication facility was primarily dedicated to producing PCBs for nCHIP's MCMs, and the Company has transferred these operations to a third party. The provision also includes $2.0 million for severance payments and $500,000 for the write-off of fixed assets in the Singapore manufacturing facilities in connection with the shift of manufacturing operations to lower cost manufacturing locations. See Note 11 of Notes to Consolidated Financial Statements.

     The provision for plant closings of $1.3 million in fiscal 1996 was associated with the write-off of certain obsolete equipment at one of the Company's facilities in Malaysia and in Shekou, China. The provision for plant closings were related to the Company ceasing its satellite receiver product line in Malaysia and the closing of its manufacturing operations in Shekou, China. Production from the Shekou facility has been moved to the Company's plant in Xixiang, China.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

     In June 1997, the Company obtained an independent valuation of certain of the assets of Astron and the In-Process R&D as of the date of Astron's acquisition. This valuation determined that the fair value of the In-Process R&D was $29.0 million. Accordingly, the Company adjusted the amount of In-Process R&D written off in fiscal 1996 to $29.0 million. See " -- Overview" and " -- Recent Changes in Accounting for Astron Acquisition."

NET INTEREST EXPENSE

     Net interest expense increased to $2.9 million for the three months ended June 30, 1997 from $595,000 for the three months ended June 30, 1996, due to interest and amortization of commitment fees related to borrowings under the Credit Facility, primarily incurred to finance the Karlskrona Acquisition. See "-- Liquidity and Capital Resources" and "Risk Factors -- Increased Leverage."

     Net interest expense increased to $3.9 million in fiscal 1997 from $2.4 million in fiscal 1996 mainly due to increases in interest expense in connection with additional indebtedness used to finance working capital requirements, to finance acquisitions and to purchase machinery and equipment for capacity expansion. The Company also recorded approximately $363,000 of interest expense in fiscal 1997 related to the cash portion of the Company's obligations to an affiliate of Stephen Rees, a former shareholder and the Chairman of Astron, pursuant to the Services Agreement. See "-- Overview."

     Net interest expense increased to $2.4 million in fiscal 1996 from $774,000 in fiscal 1995. The increase reflects interest incurred in connection with additional indebtedness used to finance the cash portion of the A&A and Astron acquisitions, to purchase machinery and equipment for capacity expansion and to finance the Company's working capital requirements.

MERGER EXPENSES

     The Company recorded a one-time non-operating charge of approximately $816,000 as a result of the nCHIP acquisition in January 1995, which was accounted for as a pooling of interest.

FOREIGN EXCHANGE GAIN (LOSS)

     Foreign exchange gain increased to $306,000 in the three months ended June 30, 1997 from $79,000 in the three months ended June 30, 1996, and increased to $1.2 million in fiscal 1997 from $872,000 in fiscal 1996. Foreign exchange gain
(loss) increased to a gain of $872,000 in fiscal 1996 from a loss of $303,000 in fiscal 1995. In each case, the changes resulted from changes in the rates of exchange between the U.S. dollar and local currencies of the Company's international operations such as the Malaysia ringgit and Singapore dollar. See
Note 2 of Notes to Consolidated Financial Statements.


     The Company has historically not actively engaged in substantial exchange rate hedging activities. However, in August 1997 the Company entered into forward exchange contracts with respect to the kronor to reduce foreign exchange risks arising from a kronor-denominated intercompany loan. These contracts were settled in September 1997 and did not have a material effect on the Company's results of operations or cash flow. The Company from time to time may enter into forward exchange contracts or other hedging activities with respect to other specific, fixed foreign currency obligations. Because the Company only hedges fixed obligations, the Company does not expect that these hedging activities will have a material effect on its results of operations or cash flow. However, there can be no assurance that the Company will engage in any hedging activities in the future or that any of its hedging activities will be successful.


INCOME (LOSS) FROM ASSOCIATED COMPANY

     The Company acquired a 40% interest in FICO in December 1996. According to the equity method of accounting, the Company did not recognize revenue from sales by FICO, but based on its ownership interest recognized 40% of the net income or loss of the associated company. The Company has recorded its 40% share of FICO's post-acquisition net income, amounting to $241,000 in fiscal 1997 and $300,000 in the three months ended June 30, 1997.

     Flextracker, the joint venture with HTS in which the Company previously owned a 49% interest, commenced operations in June 1993. According to the equity method of accounting, the Company previously did not recognize revenue from sales by Flextracker, but based on its ownership interest recognized 49% of the net income or loss of the joint venture. Due to start-up costs and manufacturing inefficiencies, the Company recognized a loss of $729,000 and $70,000 associated with its interest in Flextracker in fiscal 1995 and fiscal 1994 respectively. The Company initially contributed $2.5 million for a 49% interest in Flextracker and HTS contributed $2.6 million for the remaining 51% interest. In April 1994 the Company and HTS each loaned $1.0 million to Flextracker. In December 1994, the Company acquired all of the net assets of Flextracker (except the $1.0 million loan made by HTS to Flextracker) for approximately $3.3 million.

OTHER INCOME (EXPENSE)

     Other expense increased to $2.7 million in fiscal 1997 from $398,000 in fiscal 1996, mainly due to a $3.2 million write-off of publicly traded common stock received from a customer in 1997 in payment of $3.2 million in accounts receivable. As a result of a significant decline in the market value of this common stock following its receipt by the Company, this common stock was subsequently deemed to be permanently impaired in 1997 resulting in a $3.2 million increase in other expense. Other expense in fiscal 1997 also included bank commitment fees of $750,000 written off in March 1997 when the bank's commitment expired unused. See "-- Liquidity and Capital Resources." These increased expenses in 1997 were offset by $898,000 received in fiscal 1997 under the Company's business interruption insurance policy as a result of an April 1996 fire at its facilities in Doumen, China and $276,000 of grants to the Company from the local government in Wales.

     Other income (expense) decreased from income of $34,000 in fiscal 1995 to an expense of $398,000 in fiscal 1996.

PROVISION FOR INCOME TAXES

     The Company is structured as a holding company, conducting its operations through manufacturing and marketing subsidiaries in China, Hong Kong, Malaysia, Mauritius, The Netherlands, Singapore, Sweden, the United Kingdom, and the United States. Each of these subsidiaries is subject to taxation in the country in which it has been formed. The Company's Asian manufacturing subsidiaries have at various times been granted certain tax relief in each of these countries, resulting in lower taxes than would otherwise be the case under ordinary tax rates. See Note 7 of Notes to Consolidated Financial Statements.

     The Company's consolidated effective tax rate for any given period is calculated by dividing the aggregate taxes incurred by each of the operating subsidiaries and the holding company by the Company's consolidated pre-tax income. Losses incurred by any subsidiary or by the holding company are not deductible by the entities incorporated in other countries in the calculation of their respective local taxes. For example, the charge for the closing of the Texas facility in fiscal 1997 was incurred by a U.S. subsidiary that did not have income against which this charge could be offset. The ordinary corporate tax rates for calendar 1997 were 26%, 16.5% and 15% in Singapore, Hong Kong and China, respectively, and 30% on manufacturing operations in Malaysia. In addition, the tax rate is de minimis in Labuan, Malaysia and Mauritius where the Company's offshore marketing and distribution subsidiaries are located. The Company's U.S. and U.K. subsidiaries are subject to ordinary corporate tax rates of 35% and 33% respectively. However, these tax rates did not have any material impact on the Company's taxes in fiscal 1997 due to the operating losses of these two subsidiaries in this period. The Company's Swedish subsidiary, which began operation on March 27, 1997 with the acquisition of the Karlskrona Facilities, will be subject to an ordinary corporate tax rate of 28%.

     The Company's consolidated effective tax rate was 12.2% for the three months ended June 30, 1997 and 22.9% in fiscal 1997. In the three months ended June 30, 1997, the Company reduced the effective tax rate on certain of its subsidiaries that had certain profitable operations by applying net loss carry forwards. In addition, the Company has reduced its effective tax rate by shifting some of its manufacturing operations from Singapore, which has an ordinary corporate tax rate of 26%, to locations having lower corporate tax rates. The provision for plant closings of $1.3 million and the $29.0 million write-off of In-Process R&D in fiscal 1996 resulted in aggregate net losses for that year, but the Company incurred taxes on the profitable operations of certain of its subsidiaries. If the provision for plant closings and In-Process R&D written off are excluded from such calculation, the Company's fiscal 1996 effective tax rate would have been 20.0%.

     The Company has structured its operations in Asia in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. The Company's Singapore subsidiary was granted an investment allowance incentive in respect of approved fixed capital expenditures subject to certain conditions. These allowances have been utilized to reduce its taxable income since fiscal 1991, and were fully utilized at the end of fiscal 1996. The Company's investments in its plants in Xixiang and Doumen, China fall under the "Foreign Investment Scheme" which entitles the Company to apply for a five year tax incentive. The Company obtained the tax incentive for the Doumen plant in December 1995 and the Xixiang plant in October 1996. With the approval, the Company's tax rates on income from these facilities during the incentive period will be 0% in years 1 and 2 and 7.5% in years 3 through 5, commencing in the first profitable year. In fiscal 1993, the Company transferred its offshore marketing and distribution functions to a newly formed marketing subsidiary located in Labuan, Malaysia, where the tax rate is de minimis. In February 1996, the Company transferred Astron's sales and marketing business to a newly formed subsidiary in Mauritius, where the tax rate is 0%. The Company's Malaysian manufacturing subsidiary has obtained a five year pioneer certificate from the relevant authority that provides a tax exemption on manufacturing income from certain products in Johore, Malaysia. To date, this incentive has had a limited impact on the Company due to the relatively short history of its Malaysian operations and its tax allowances and losses carry forward. The Company's facility in Shekou, China, which was closed in fiscal 1996, was located in a "Special Economic Zone" and was an approved "Product Export Enterprise" that qualified for a special corporate income tax rate of 10.0%.

     If tax incentives are not renewed upon expiration, if the tax rates applicable to the Company are rescinded or changed, or if tax authorities were to challenge successfully the manner in which profits are recognized among the Company's subsidiaries, the Company's worldwide effective tax rate would increase and its results of operations and cash flow would be adversely affected. Substantially all of the products manufactured by the Company's Asian subsidiaries are sold to U.S. based customers. While the Company believes that profits from its Asian operations are not sufficiently connected to the U.S. to give rise to U.S. federal or state income taxation, there can be no assurance that U.S. tax authorities will not challenge the Company's position or, if such challenge is made, that the Company will prevail in any such disagreement. If the Company's Asian profits became subject to U.S. income taxes, the Company's taxes would increase and its results of operations and cash flow would be adversely affected. In addition, the expansion by the Company of its operations in North America and Northern Europe may increase its worldwide effective tax rate. See "Risk Factors -- Risk of Increased Taxes."

     At March 31, 1997, the Company had net operating loss carryforwards of approximately $30.7 million for U.S. federal income tax purposes which will expire between 2003 and 2011 if not previously utilized. Utilization of the U.S. net operating loss carryforwards may be subject to an annual limitation due to the change in ownership rules provided by the Internal Revenue Code of 1986. This limitation and other restrictions provided by the Internal Revenue Code of 1986 may reduce the net operating loss carryforward such that it would not be available to offset future taxable income of the U.S. subsidiary. At March 31, 1997, the Company had net operating loss carryforwards of approximately $10.0 million and $632,000 in the U.K. and Malaysia, respectively. The utilization of these net operating loss carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such carryforwards arose. These losses carryforward indefinitely. See Note 8 of Notes to Consolidated Financial Statements.

VARIABILITY OF RESULTS

     The Company has experienced, and expects to continue to experience, significant periodic and quarterly fluctuations in the Company's results of operations due to a variety of factors. These factors include, among other things, timing of orders, the short-term nature of most customers' purchase commitments, volume of orders relative to the Company's capacity, customers' announcement and introduction and market acceptance of new products or new generations of products, evolutions in the life cycles of customers' products, timing of expenditures in anticipation of future orders, effectiveness in managing manufacturing processes, changes in cost and availability of labor and components, product mix, and changes or anticipated changes in economic conditions. In addition, the Company's net sales are adversely affected by the observance of local holidays during the fourth fiscal quarter in Malaysia and China, reduced production levels in Sweden in July, and the reduction in orders by certain customers in the fourth quarter reflecting a seasonal slowdown following the Christmas holiday. The market segments served by the Company are also subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recessionary period affecting the industry segments served by the Company could have a material adverse effect on the Company's results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period, and fluctuations in operating results may also result in fluctuations in the price of the Company's Ordinary Shares. In future periods, the Company's net sales or results of operations may be below the expectations of public market analysts and investors. In such event, the price of the Company's Ordinary Shares would likely be materially adversely affected. See "Risk Factors -- Variability of Customer Requirements and Operating Results."

BACKLOG

     The Company's backlog was $194.8 million at June 30, 1997 and $173.3 million at June 30, 1996. Backlog consists of contracts or purchase orders with delivery dates scheduled within the next six months. Because of the timing of orders, overall decreasing lead times and delivery intervals, customer and product mix and the possibility of customer changes in delivery schedules, the Company's backlog as of any particular date is not indicative of actual sales for any succeeding period.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations from the proceeds of public offerings of equity securities, cash generated from operations, bank debt and lease financing of capital equipment. In March 1997, the Company terminated its $48.0 million line of credit from several banks and obtained a new $175.0 million credit facility from BankBoston, N.A. At June 30, 1997 the Company had cash balances totaling $33.1 million, outstanding bank borrowings of $139.0 million and an aggregate of $3.7 million available for borrowing under the Credit Facility. See "Risk Factors -- Increased Leverage."


     Net cash provided by operating activities was $18.0 million for the three months ended June 30, 1997, consisting of $31.6 million of cash provided by net income, depreciation, increases in accounts payable and other sources, offset by $13.6 million of cash used for increases in inventory and accounts receivable and other operating activities. Net cash provided by operating activities was $3.5 million for the three months ended June 30, 1996, consisting of $18.7 million of cash provided by net income, depreciation and decreases in accounts receivable, partially offset by $15.2 million of cash used for operating activities, primarily decreases in accounts payable.


     Net cash provided by operating activities in fiscal 1997 was $46.7 million, consisting primarily of net income, depreciation, provision for plant closing and decreases in accounts receivable.

     Net cash used for operating activities in fiscal 1996 was $710,000, consisting primarily of a net loss of $15.1 million and increases in accounts receivable and inventories, largely offset by the $29.0 million write-off of In-Process R&D, as well as by depreciation, amortization and allowance for doubtful debt and obsolescence.

     Accounts receivable, net of allowance for doubtful accounts, increased to $74.0 million at June 30, 1997 from $69.3 million at March 31, 1997. The increase in accounts receivable was primarily due to increased sales for the first quarter of fiscal 1998. Inventories increased to $108.9 million at June 30, 1997 from $106.6 million at March 31, 1997. The increase in inventories was mainly a result of increased purchases of material to support growing sales. The Company's allowance for doubtful accounts decreased to $5.3 million at June 30, 1997 from $5.7 million at March 31, 1997. The Company's allowance for inventory obsolescence decreased to $6.0 million at June 30, 1997 from $6.2 million at March 31, 1997. The decreases in the allowances were due to the write-offs of accounts receivable and inventories during the three months ended June 30, 1997.

     Accounts receivable, net of allowance for doubtful accounts, decreased to $69.3 million at March 31, 1997 from $78.1 million at March 31, 1996. The decrease in accounts receivable was primarily due to improved collection of accounts receivable during fiscal 1997. Inventories increased to $106.6 million at March 31, 1997 from $52.6 million at March 31, 1996. The increase in inventories was mainly a result of the acquisition of the $55.0 million of inventories at the Karlskrona Facilities. The Company's allowances for doubtful accounts increased to $5.7 million at March 31, 1997 from $3.6 million at March 31, 1996. The Company's allowance for inventory obsolescence increased to $6.2 million at March 31, 1997 from $4.6 million at March 31, 1996. The increases in the allowances were due to the increases in sales and inventories during fiscal 1997 and the $3.2 million provision for doubtful debts, and write-off shares taken in payment of receivables, related to one specific customer and inventory exposure relating to the closing of the Texas facility.

     Accounts receivable, net of allowance for doubtful accounts, increased to $78.1 million at March 31, 1996 from $44.3 million at March 31, 1995 and inventories increased to $52.6 million at March 31, 1996 from $30.2 million at March 31, 1995. The increase in accounts receivable and inventories was mainly due to the 88.9% increase in sales during fiscal 1996. The Company's allowances for doubtful accounts increased from $1.8 million at March 31, 1995 to $3.6 million at March 31, 1996. The Company's allowance for inventory obsolescence increased from $1.9 million at March 31, 1995 to $4.6 million at March 31, 1996. The increases in the allowances were due to the increases in sales and inventories during fiscal 1996 and the $1.0 million provision for inventory exposure relating to the closing of the satellite receiver product line in one of the Company's Malaysia plants.

     Net cash used for investing activities during the three months ended June 30, 1997 was $34.3 million, consisting primarily of expenditures for new and expanded facilities, including the construction of new facilities in Doumen, China, Guadalajara, Mexico and San Jose, California and the acquisition of machinery and equipment in the San Jose, California and Karlskrona, Sweden facilities. Net cash used for investing activities during the three months ended June 30, 1996 was $5.7 million, consisting primarily of equipment acquisitions and building construction.

     Net cash used for investing activities in fiscal 1997 was $112.0 million, consisting primarily of $82.4 million for the acquisition of the Karlskrona Facilities, and $27.0 million of expenditures for machinery and equipment in the Company's, China, Mexico and California manufacturing facilities and $3.0 million cash paid in November for the 40% interest in FICO.

     Net cash used for investing activities in fiscal 1996 was $29.0 million, consisting primarily of $15.8 million of expenditures for machinery and equipment in the Company's Texas, China and California manufacturing facilities as well as $15.2 million for the cash portion of the purchase prices paid in fiscal 1996 for the A&A and Astron acquisitions.

     Net cash provided by financing activities was $25.8 million for the three months ended June 30, 1997 and $4.5 million for the three months ended June 30, 1996, in each case consisting primarily of bank borrowings. Bank borrowings increased from $19.0 million at June 30, 1996 to $139.0 million at June 30, 1997 due primarily to borrowings under the Credit Facility to fund the purchase price for the Karlskrona Facilities.

     Net cash provided by financing activities in fiscal 1997 was $82.4 million, consisting primarily of bank borrowings of $152.8 million and capital lease financing. This was partially offset by $56.0 million in repayments of bank borrowings, $10.5 million in repayments of notes to Astron's ex-shareholders and $8.0 million in repayments of capital lease obligations.

     Net cash provided by financing activities in fiscal 1996 was $31.6 million, consisting primarily of $22.3 million from the sale of 1,000,000 newly issued Ordinary Shares and net bank borrowings of $12.3 million.

     During the quarter ended March 31, 1997, the Company obtained a commitment for a new $100.0 million credit facility for which it paid commitment fees of $750,000. Ultimately, however, the Company required a larger credit facility in order to fund the acquisition of the Karlskrona Facilities. As a result, the $100.0 million facility was never consummated and expired during the quarter unused. Instead of consummating this $100.0 million credit facility and borrowing under this commitment, the Company entered into the $175.0 million Credit Facility in March 1997 to provide funding for the acquisition of the Karlskrona Facilities, for capital expenditures and for general working capital. The Company paid a separate $2.2 million fee for the Credit Facility, which, together with other direct costs of the facility, was capitalized and is being amortized over the term of the Credit Facility.

     The Credit Facility consists of two loan agreements provided by the BankBoston, N.A. as agent. Under the Credit Facility, subject to compliance with certain financial ratios and the satisfaction of customary borrowing conditions, the Company borrowed $70.0 million of term loans as of March 27, 1997 and the Company and its United States subsidiary may borrow up to an aggregate of $105.0 million of revolving credit loans. The revolving credit loans are subject to a borrowing base equal to 70% of consolidated accounts receivable and 20% of consolidated inventory. As of June 30, 1997, $69.0 million of revolving credit loans and $70.0 million of term loans were outstanding, and bore interest at a variable rate equal, as of June 30, 1997, to approximately 8.4% per annum. The term loans amortize over a five-year period and are subject to certain mandatory prepayment provisions. Loans under the revolving credit facility will mature in March 2000. The Company intends to use the net proceeds from this offering to repay a portion of the outstanding term loans, and intends to use the net proceeds from the anticipated issuance of the Senior Subordinated Notes to repay all of the remaining outstanding borrowings under the Credit Facility. See "Use of Proceeds." Following such repayment, the Company anticipates increasing the aggregate principal amount of revolving credit loans that may be made under the Credit Facility and the Company anticipates that it will from time to time borrow such revolving credit loans to fund its operations and growth. No assurances can be given, however, as to the availability or amount of any such increase.


     The Credit Facility is secured by a lien on substantially all accounts receivable and inventory of the Company and its subsidiaries, as well as a pledge of the Company's shares in certain of its subsidiaries. Loans to the Company are guaranteed by certain of its subsidiaries and loans to the Company's United States subsidiary are guaranteed by the Company and by certain of the Company's subsidiaries. The Credit Facility contains covenants and provisions that, among other things, prohibit the Company and its subsidiaries from (i) incurring additional indebtedness, except for subordinated debt evidenced by the Subordinated Notes (as defined therein) in an aggregate principal amount of not more than $150.0 million, certain purchase money debt and leases not to exceed $25.0 million and certain subsidiary and other debt not to exceed $15.0 million;
(ii) incurring liens on their property (subject to certain exceptions); (iii) making capital investments exceeding $65.0 million in fiscal 1998 and $25.0 million annually thereafter; (iv) engaging in certain sales of assets; (v) making acquisitions that do not meet certain criteria; and (vi) making certain other investments. In addition, the Credit Facility prohibits the payment of dividends or other distributions by the Company to its shareholders.


     The Credit Facility also requires that the Company satisfy certain financial covenants and tests on a consolidated basis which, among other things, provide that the Company's: (i) Leverage ratio (the ratio of Total Debt to EBITDA (each as defined therein)) must not exceed 4.25 : 1.00 (reducing to 2.75 : 1.00 by April 1, 1999), (ii) Interest Coverage Ratio (the ratio of EBITDA to Consolidated Interest Expense (as defined therein)) must not be less than 3.00 :
1.00 (increasing to 4.00 : 1.00 by January 1, 1999), (iii) Fixed Charge Coverage Ratio (the ratio of EBITDA to Fixed Charges (as defined therein)) must not exceed 1.15 : 1.00 (increasing to 1.25 : 1.00 by April 1, 1999) and (iv) Consolidated Tangible Net Worth (as defined therein) must not be less than (a) 95% of Consolidated Tangible Worth at March 31, 1997 plus (b) 75% of positive Consolidated Net Income (as defined therein) plus (c) 100% of the proceeds of any Equity Issuance (as defined therein).

     The Company anticipates issuing in fiscal 1998 from $100.0 million to $125.0 million aggregate principal amount of Senior Subordinated Notes due 2007. The indenture governing the Senior Subordinated Notes is expected to impose certain restrictions on the Company and its subsidiaries, including restrictions on their ability to incur indebtedness, pay dividends, make certain investments, and engage in certain other activities. In particular, the Company expects that the indenture will restrict the Company's and its subsidiaries' ability to incur additional indebtedness unless on a pro forma basis, after giving effect to such indebtedness, the Company's ratio of consolidated cash flow to consolidated fixed charges (including consolidated interest expense) for the preceding four quarters is at least 2.00 to 1.00. The Company expects that the indenture will contain certain exceptions to this restriction, permitting it and its subsidiaries to, among other things, incur revolving credit indebtedness in an amount not to exceed the greater of $125.0 million or the sum of 80% of its consolidated accounts receivable and 35% of its consolidated inventory, and to incur obligations under capitalized leases and purchase money indebtedness in an amount not to exceed $15.0 million. Under these anticipated provisions, as of June 30, 1997, and giving pro forma effect to the issuance of the Senior Subordinated Notes and the Ordinary Shares offered hereby and the application of the net proceeds therefrom, the indenture would have permitted the Company and its subsidiaries to incur additional indebtedness requiring the payment of up to an aggregate of $2.2 million per quarter in interest under the consolidated cash flow to consolidated fixed charge ratio (based on the Company's annualized consolidated cash flow for the three months ended June 30, 1997), and would have permitted the incurrence of up to $100.7 million of revolving credit indebtedness regardless of such ratio. The indenture is also expected to require that the Company offer to repurchase the Senior Subordinated Notes upon certain transactions involving a change in control of the Company, and in certain circumstances with the proceeds of asset sales. No assurances can be given as to whether, or on what terms, the Senior Subordinated Notes will be issued.

     The Company's capital expenditures in the first quarter of fiscal 1998 were approximately $28.2 million and the Company anticipates that its capital expenditures in fiscal 1998 will be approximately $65.0 million, primarily relating to the development of new and expanded facilities in San Jose, California, Guadalajara, Mexico and Doumen, China. In addition, the Company anticipates expending from $7.0 million to $15.0 million in fiscal 1998 and 1999 to implement the new management information system, and anticipates funding these expenditures with cash from operations and borrowings under the Credit Facility. The Company also expended cash in the fourth quarter of fiscal 1997 and will be required to expend cash in fiscal 1998 pursuant to the terms of the Astron acquisition. The Company paid an earnout of $6.25 million in cash in April 1997, and will be required to make a principal payment of $5.0 million in February 1998, pursuant to the terms of a note issued by it in connection with the Astron acquisition. The Company is also required to make a $14.0 million payment to an entity affiliated with Stephen Rees in June 1998. Of this amount, $5.0 million is payable in cash and $9.0 million is payable in cash or, at the option of the Company, in Ordinary Shares, and the Company intends to pay the $9.0 million portion in Ordinary Shares. The Company also anticipates that its working capital requirements will increase in order to support anticipated volumes of business. Future liquidity needs will depend on, among other factors, the timing of expenditures by the Company on new equipment, levels of shipments by the Company and changes in volumes of customer orders. The Company believes that the existing cash balances, together with anticipated cash flow from operations and amounts available under the Credit Facility, will be sufficient to fund its operations through fiscal 1998.

RECENT ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS No. 128") which requires disclosure of basic earnings per share and diluted earnings per share and is effective for periods ending subsequent to December 15, 1997. The pro forma effect of adoption of SFAS No. 128 is included in the table below.

                                                      FISCAL YEAR ENDED         THREE MONTHS ENDED
                                                          MARCH 31,                  JUNE 30,
                                                 ----------------------------   -------------------
                                                  1995       1996       1997       1996       1997
                                                 ------   ----------   ------   ----------   ------
                                                          (RESTATED)            (RESTATED)
                                                                                        (UNAUDITED)
                                                               (SHARES IN THOUSANDS)
AS REPORTED:
  Net income per share.........................    $.51    $ (1.19)      $.50       $.28       $.36
  Weighted average number of common and common
     equivalent shares outstanding.............  12,103     12,684     14,877     14,914     14,955
PRO FORMA (UNAUDITED):
  Basic net income per share...................    $.54    $ (1.19)      $.56       $.32       $.38
  Weighted average number of common shares
     outstanding...............................  11,404     12,684     13,413     13,271     14,159
  Diluted net income per share.................    $.51    $ (1.19)      $.50       $.28       $.36
  Weighted average number of common and common
     equivalent shares outstanding.............  12,103     12,684     14,877     14,914     14,955

                                    BUSINESS

     The Company is a provider of advanced contract manufacturing services to OEMs in the communications, computer, consumer electronics and medical device industries. Flextronics offers a full range of services including product design, PCB fabrication and assembly, materials procurement, inventory management, final system assembly and test, packaging and distribution. The components, subassemblies and finished products manufactured by Flextronics incorporate advanced interconnect, miniaturization and packaging technologies, such as SMT, MCM, COB, BGA and miniaturized gold-plated PCB technologies. The Company's strategy is to use its global manufacturing capabilities and advanced technological expertise to provide its customers with a complete manufacturing solution, highly responsive and flexible service, accelerated time to market and reduced production costs. The Company targets leading OEMs in growing vertical markets with which it believes it can establish long-term relationships, and serves its customers on a global basis from its strategically located facilities in North America, East Asia and Northern Europe. The Company's customers include Advanced Fibre Communications, Ascend Communications, Braun/ThermoScan, Cisco Systems, Diebold, Ericsson, Harris DTS, Lifescan (a Johnson & Johnson company), Microsoft, Philips Electronics and U.S. Robotics.

INDUSTRY OVERVIEW

     Many OEMs in the electronics industry are increasingly utilizing contract manufacturing services in their business and manufacturing strategies, and are seeking to outsource a broad range of manufacturing and related engineering services. Outsourcing allows OEMs to take advantage of the manufacturing expertise and capital investments of contract manufacturers, thereby enabling OEMs to concentrate on their core competencies. According to an independent industry study, these trends and overall growth in OEMs' markets have resulted in a compound annual growth rate in the electronics contract manufacturing industry of over 30% from 1992 through 1996, to approximately $60 billion. According to this study, the industry is expected to grow to approximately $110 billion by 1999. OEMs utilize contract manufacturers to:

        Reduce Production Costs. The competitive environment for OEMs requires that they achieve a low-cost manufacturing solution, and that they quickly reduce production costs for new products. Due to their established manufacturing expertise and infrastructure, contract manufacturers can frequently provide OEMs with higher levels of responsiveness, increased flexibility and reduced overall production costs than in-house manufacturing operations. The production scale, infrastructure, purchasing volume and expertise of leading contract manufacturers can further enable OEMs to reduce costs earlier in the product life cycle.

        Accelerate Time to Market. Rapid technological advances and shorter product life cycles require OEMs to reduce the time required to bring a product to market in order to remain competitive. By providing engineering services, established infrastructure and advanced manufacturing expertise, contract manufacturers can help OEMs shorten their product introduction cycles.

        Access Advanced Manufacturing and Design Capabilities. As electronic products have become smaller and more technologically advanced, manufacturing processes have become more automated and complex, making it increasingly difficult for OEMs to maintain the design and manufacturing expertise necessary to remain competitive. Contract manufacturers enable OEMs to gain access to advanced manufacturing facilities, packaging technologies and design expertise.

        Focus Resources. Because the electronics industry is experiencing increased competition and technological change, many OEMs are focusing their resources on activities and technologies where they add the greatest value. Contract manufacturers that offer comprehensive services allow OEMs to focus on their core competencies.

        Reduce Investment. As electronic products have become more technologically advanced, internal manufacturing has required significantly increased investment for working capital, capital equipment, labor, systems and infrastructure. Contract manufacturers enable OEMs to gain access to advanced, high volume manufacturing capabilities without making the capital investments required for internal production.

        Improve Inventory Management and Purchasing Power. OEMs are faced with increasing challenges in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life cycles, large investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. Contract manufacturers' inventory management expertise and volume procurement capabilities can reduce OEM production and inventory costs, helping them respond to competitive pressures and increase their return on assets.

        Access Worldwide Manufacturing Capabilities. OEMs are increasing their international activities in an effort to lower costs and access foreign markets. Contract manufacturers with worldwide capabilities are able to offer such OEMs a variety of options on manufacturing locations to better address their objectives regarding costs, shipment location, frequency of interaction with manufacturing specialists and local content requirements of end-market countries. In addition, OEMs in Europe and other international markets are increasingly recognizing the benefits of outsourcing.

STRATEGY

     The Company's objective is to enhance its position as a provider of advanced contract manufacturing and design services to OEMs worldwide. The Company's strategy to meet this objective includes the following key elements:

          Leverage Global Presence. The Company has established a manufacturing presence in the world's major electronics markets -- Asia, North America and Europe -- in order to serve the increasing outsourcing needs of regional OEMs and to provide the global, large scale capabilities required by larger OEMs. The Company has recently substantially expanded its manufacturing operations by expanding its integrated campus in Doumen, China, constructing a new manufacturing campus in Guadalajara, Mexico and adding facilities in San Jose, California. By increasing the scale and the scope of the services offered in each site, the Company believes that it can better address the needs of leading OEMs that are increasingly seeking to outsource high volume production of advanced products.

          Provide a Complete Manufacturing Solution. The Company believes that OEMs are increasingly requiring a wider range of advanced services from contract manufacturers. Building on its integrated engineering and manufacturing capabilities, the Company provides its customers with services ranging from initial product design and development and prototype production to final product assembly and distribution to OEMs' customers. The Company believes that this provides greater control over quality, delivery and cost, and enables the Company to offer its customers a complete cost-effective solution.

          Provide Advanced Technological Capabilities. Through its continuing investment in advanced packaging and interconnect technologies (such as MCM, COB and miniature gold-finished PCB capabilities), as well as its investment in advanced design and engineering capabilities (such as those offered by Fine Line), the Company is able to offer its customers a variety of advanced design and manufacturing solutions. In particular, the Company believes that its ability to meet growing market demand for miniaturized electronic products will be critical to its ongoing success, and has developed and acquired a number of innovative technologies to address this demand.

          Accelerate Customers' Time to Market. The Company's engineering services group provides integrated product design and prototyping services to help customers accelerate their time to market for new products. By participating in product design and prototype development, the Company often reduces the costs of manufacturing the product. In addition, by designing products to improve manufacturability and by participating in the transition to volume production, the Company believes that its engineering services group can significantly accelerate the time to volume production. By working closely with its suppliers and customers throughout the design and manufacturing process, the Company can enhance responsiveness and flexibility, increase manufacturing efficiency and reduce total cycle times.

          Increase Efficiency Through Logistics. The Company is streamlining and simplifying production logistics at its large, strategically located facilities to decrease the costs associated with the handling and managing of materials. The Company plans to incorporate suppliers of custom components in its facilities in China and Mexico to further reduce material and transportation costs. The Company also intends to establish warehousing capabilities from which it can ship products into customers' distribution channels.

          Target Leading OEMs in Growing Vertical Markets. The Company has focused its marketing efforts on fast growing industry sectors that are increasingly outsourcing manufacturing operations, such as the communications, computer, consumer electronics and medical industries. The Company seeks to maintain a balance of customers among these industries, establishing long-term relationships with leading OEMs to become an integral part of their operations.

     There can be no assurance that the Company's strategy, even if successfully implemented, will reduce the risks associated with the Company's business. See "Risk Factors."

CUSTOMERS

     The Company's customers consist of a select group of OEMs in the communications, computer, consumer electronics and medical device industries. Within these industries, the Company's strategy is to seek long-term relationships with leading companies that seek to outsource significant production volumes of complex products. The Company has increasingly focused on sales to larger companies and to customers in the communications industries. In fiscal 1997 and the first quarter of fiscal 1998, the Company's five largest customers accounted for approximately 46% and 61%, respectively, of net sales. The loss of one or more major customers would have a material adverse effect on the Company. See "Risk Factors -- Customer Concentration; Dependence on Electronics Industry" and "-- Variability of Customer Requirements and Operating Results."

     The following table lists in alphabetical order certain of the Company's largest customers with which the Company expects to continue to conduct significant business in fiscal 1998 and the products for which the Company provides manufacturing services.

                        CUSTOMER                                   END PRODUCTS
    -------------------------------------------------  -------------------------------------
    Advanced Fibre Communications....................  Local line loop carriers
    Braun/ThermoScan.................................  Temperature monitoring systems
    Compaq...........................................  Modems
    Diebold..........................................  Automatic teller machines
    Ericsson.........................................  Business telecommunications systems
    Lifescan (a Johnson & Johnson company)...........  Portable glucose monitoring system
    Microsoft........................................  Computer peripheral devices
    U.S. Robotics....................................  Pilot electronic organizers

     In addition, in fiscal 1997 and the first quarter of fiscal 1998, the Company began manufacturing products for a number of new customers, including Ascend Communications (telecommunications products), Auspex (drive carriers), Cisco Systems (data communications products), Harris DTS (network switches), Philips Electronics (video cameras for personal computers), Philips Consumer Products (telephones), Bay Networks (data communications products) and Nokia (consumer electronics products). None of these customers are expected to represent more than 10% of the Company's net sales in fiscal 1998.

     In connection with the Karlskrona Acquisition, the Company and Ericsson entered into a multi-year purchase agreement. Sales to Ericsson accounted for approximately 30% of the Company's net sales in the first quarter of fiscal 1998, and the Company believes that sales to Ericsson will account for a significant portion of its net sales in fiscal 1998. See "-- Karlskrona Acquisition" and "Risk Factors -- Risks of Karlskrona Acquisition."

SALES AND MARKETING

     The Company achieves worldwide sales coverage through a 37-person direct sales force, which focuses on generating new accounts, and through 20 program managers, who are responsible for managing relationships with existing customers and making follow-on sales. In North America, the Company maintains sales offices in California and Massachusetts, as well as a recently established sales office in Florida. The Company's Asian sales offices are located in Singapore and Hong Kong. In Europe, the Company maintains sales offices in England, Germany and the Netherlands. The Company is expanding its European sales force, and intends to establish additional European sales offices in France and Sweden. In addition to its sales force, the Company's executive staff plays an integral role in the Company's marketing efforts.

SERVICES

     The Company provides a broad range of advanced engineering, manufacturing and distribution services to OEM customers. These services are provided on a turnkey basis and, to a lesser extent, on a consignment basis, and include product design, PCB fabrication and assembly, materials procurement, inventory management, final system assembly and test, packaging and distribution. The components, subassemblies and complete products manufactured by the Company for its OEM customers incorporate advanced interconnect, miniaturization and packaging technologies, such as SMT, MCM, COB and BGA technologies. An increasing portion of the Company's net sales (a majority of its net sales in fiscal 1997 and the first quarter of fiscal 1998) were derived from the manufacture and assembly of complete products that are substantially ready for distribution by the OEM to its customers. The Company also designs and manufactures miniature gold-finished PCBs that OEMs then incorporate into their products.

     Engineering Services

     The engineering services group coordinates and integrates the Company's worldwide design, prototype and other engineering capabilities. Its focused, integrated approach provides the Company's customers with advanced service and support and leverages the Company's technological capabilities. As a result, the engineering services group enables the Company to strengthen its relationship with manufacturing customers as well as to attract new customers who require advanced design services.

     The engineering services group actively assists customers with initial product design in order to reduce the time from design to prototype, improve product manufacturability and reduce product costs. The Company provides a full range of electrical, thermal and mechanical design services, including CAE and CAD-based design services, manufacturing engineering services, circuit board layout and test development. The engineering services group also coordinates industrial design and tooling for product manufacturing. After product design, the Company provides prototype assemblies for fast turnaround. During the prototype process, Company engineers work with customer engineers to enhance production efficiency and improve product design. The engineering services group then assists with the transition to volume production. By participating in product design and prototype development, the Company can reduce manufacturing costs and accelerate the time to volume production.

     The Company's recent acquisitions have provided it with substantial advanced engineering capabilities. The Company's 1996 acquisition of Fine Line, a leading San Jose-based provider of quick-turn circuit board layout and prototype services, provides the Company with substantial expertise in a broad range of advanced circuit board designs, and the Company's 1995 acquisition of nCHIP provides advanced MCM design capabilities. The Company has integrated the nCHIP capabilities, and is integrating the Fine Line capabilities, with the Company's existing design and prototype capabilities in its engineering services group. The Company plans to expand its design and prototype capabilities in Westford, Massachusetts and San Jose, California, and also intends to establish design and prototype capabilities in the Karlskrona Facilities.

     Materials Procurement and Management

     Materials procurement and management consists of the planning, purchasing, expediting and warehousing of the components and materials used in the manufacturing process. The Company's inventory management expertise and volume procurement capabilities contribute to cost reductions and reduce total cycle time. The Company generally orders components after it has a firm purchase order or letter of authorization from a customer. However, in the case of long lead-time items, the Company will occasionally order components in advance of orders, based on customer forecasts, to ensure adequate and timely supply. Although the Company works with customers and third-party suppliers to reduce the impact of component shortages, such shortages may occur from time to time and may have a material adverse effect on the Company. See "Risk
Factors -- Limited Availability of Components." The campuses in China and Mexico are designed to provide many of the custom components used by the Company on-site, in order to reduce material and transportation costs, simplify logistics and facilitate inventory management.

     Assembly and Manufacturing

     The Company's assembly and manufacturing operations include PCB assembly and, increasingly, the manufacture of subsystems and complete products. Its PCB assembly activities primarily consist of the placement and attachment of electronic and mechanical components on printed circuit boards using both SMT and traditional pin-through-hole ("PTH") technology. The Company also assembles subsystems and systems incorporating PCBs and complex electromechanical components, and, increasingly, manufactures and packages final products for shipment directly to the customer or its distribution channels. The Company employs just-in-time, ship-to-stock and ship-to-line programs, continuous flow manufacturing, demand flow processes and statistical process control. The Company has expanded the number of production lines for finished product assembly, burn-in and test to meet growing demand and increased customer requirements. In addition, the Company has invested in FICO, a producer of injection molded plastic for Asia electronics companies with facilities in Shenzhen, China.

     As OEMs seek to provide greater functionality in smaller products, they increasingly require advanced manufacturing technologies and processes. Most of the Company's PCB assembly involves the use of SMT, which is the leading electronics assembly technique for more sophisticated products. SMT is a computer-automated process which permits attachment of components directly on both sides of a PCB. As a result, it allows higher integration of electronic components, offering smaller size, lower cost and higher reliability than traditional manufacturing processes. By allowing increasingly complex circuits to be packaged with the components placed in closer proximity to each other, SMT greatly enhances circuit processing speed, and therefore board and system performance. The Company also provides traditional PTH electronics assembly using PCBs and leaded components for lower cost products.

     In addition, the Company has invested in emerging technologies that extend its miniaturization capabilities. The Company's 1995 acquisition of nCHIP provided it with advanced capabilities to design and assemble MCMs (collections of integrated circuit chips interconnected within a single package), and the Company now offers a range of MCM technologies from low-cost laminate MCMs to high-performance, deposited thin-film MCMs. The Company assembles completed MCMs in its San Jose, California facilities and also utilizes an outside assembly company for assembly of completed MCMs.

     The Company's 1996 acquisition of Astron provided it with significant capabilities to fabricate miniature gold-finished PCBs for specialized applications such as cellular phones, optoelectronics, LCDs, pagers and automotive electronics. These advanced laminate substrates can significantly improve a product's performance, while reducing its size and cost. The Company's miniature, gold-finished PCBs are fabricated in the Company's facility in China. The Company is currently expanding this facility to provide the capacity to fabricate other complex PCBs.

     The Company is also increasingly focusing on advanced interconnect and packaging technologies such as chip on board ("COB") and ball grid array ("BGA") technology. COB technology represents a configuration in which a bare, unpackaged semiconductor is attached directly onto a PCB, wire bonded and then encapsulated with a polymeric material. COB technology facilitates miniaturized, low-profile assemblies, and can result in lower component costs and reduced time to market. The Company has significant experience in utilizing COB technology to manufacture a wide range of products. BGA technology is an emerging technology for packaging semiconductors that can provide higher interconnect density and improved assembly yields and reliability by assembling surface-mount packages to the circuit board through an array of solder balls, rather than pin leads. The Company has recently begun utilizing BGA technology to manufacture products for OEMs.

     Test

     After assembly, the Company offers computer-aided testing of PCBs, subsystems and systems, which contributes significantly to the Company's ability to deliver high-quality products on a consistent basis. Working with its customers, the Company develops product-specific test strategies. The Company's test capabilities include management defect analysis, in-circuit tests and functional tests. In-circuit tests verify that all components have been properly inserted and that the electrical circuits are complete. Functional tests determine if the board or system assembly is performing to customer specifications. The Company either designs and procures test fixtures and develops its own test software or utilizes its customers' existing test fixtures and test software. In addition, the Company also provides environmental stress tests of the board or system assembly.

     Distribution

     The Company offers its customers flexible, just-in-time delivery programs allowing product shipments to be closely coordinated with customers' inventory requirements. Increasingly, the Company is warehousing products for customers and shipping those products directly into their distribution channels. The Company believes that this service can provide customers with a more comprehensive solution and enable them to be more responsive to market demands.

COMPETITION

     The electronics contract manufacturing industry is extremely competitive and includes hundreds of companies, several of whom have achieved substantial market share. The Company competes against numerous domestic and foreign contract manufacturers, and current and prospective customers also evaluate the Company's capabilities against the merits of internal production. In addition, in recent years the electronics contract manufacturing industry has attracted a significant number of new entrants, including large OEMs with excess manufacturing capacity, and many existing participants, including the Company, have significantly increased their manufacturing capacity by expanding their facilities and adding new facilities. In the event of a decrease in overall demand for contract manufacturing services, this increased capacity could result in substantial pricing pressures which could adversely affect the Company's operating results. Certain of the Company's competitors, including Solectron Corporation and SCI Systems, have substantially greater manufacturing, financial, research and development and marketing resources than the Company. Others, such as Jabil Circuits and Celestica, are rapidly increasing their sales and capacity. As competitors increase the scale of their operations, they may increase their ability to realize economies of scale, to reduce their prices and to more effectively meet the needs of large OEMs. The Company believes that the principal competitive factors in the segments of the contract manufacturing industry in which it operates are cost, technological capabilities, responsiveness and flexibility, delivery cycles, location of facilities, product quality and range of services available. Failure to satisfy any of the foregoing requirements could materially adversely affect the Company's competitive position.

EMPLOYEES

     As of July 31, 1997, the Company employed approximately 5,500 persons, including approximately 870 employees in Sweden who were added with the Karlskrona Acquisition. The Company's non-management employees located in Singapore, Sweden and China, and the Company's hourly employees in the United Kingdom, are represented by labor unions. The Company has never experienced a work stoppage or strike. The Company believes that its employee relations are good.

     The Company's success depends to a large extent upon the continued services of key managerial and technical employees. The loss of such personnel could have a material adverse effect on the Company's results of operations. To date, the Company has not experienced significant difficulties in attracting or retaining such personnel. Although the Company is not aware that any of its key personnel currently intend to terminate their employment, their future services cannot be assured. See "Risk Factors -- Dependence on Key Personnel and Skilled Employees."

KARLSKRONA ACQUISITION

     On March 27, 1997, the Company acquired from Ericsson the Karlskrona Facilities located in Karlskrona, Sweden and related inventory, equipment and other assets for approximately $82.4 million in cash. The Karlskrona Facilities include a 220,000 square foot facility and a 110,000 square foot facility, each of which is ISO 9002 certified. These facilities currently assemble PCBs, network switches, cordless base stations and other components for business communications systems sold by Ericsson. Approximately 870 Ericsson employees based at the Karlskrona Facilities became employees of the Company at the facilities. In addition, Ronny Nilsson, previously the Vice President and General Manager, Supply and Distribution of Ericsson, was appointed President of Flextronics International Sweden AB and Senior Vice President, Europe of the Company.

     The Company, certain of its subsidiaries and Ericsson also entered into the Purchase Agreement, under which the Company will manufacture and Ericsson will purchase, for a three-year period, certain products used in Ericsson's business communications systems. The Company believes that, as a result, sales to Ericsson will account for a large portion of its net sales in fiscal 1998. The Karlskrona Facilities' cost of sales and services (including certain overhead allocations) for the year ended December 31, 1996 was approximately 2.1 billion Swedish kronor (approximately $310.0 million based on exchange rates at December 31, 1996). However, there can be no assurance as to the volume of Ericsson's purchases, or the mix of products that it will purchase, from the Karlskrona Facilities in any future period.

     By acquiring the Karlskrona Facilities, the Company substantially increased its worldwide capacity, obtained a strong base in Northern Europe and enhanced its position as a contract manufacturer for the telecommunications industry, which is increasingly outsourcing manufacturing. The Company also intends to use the manufacturing resources provided by the Karlskrona Facilities to offer services to other European OEMs, which it believes are also beginning to outsource the manufacture of significant product lines.

     Assuming Ericsson's sales of those products that the Company will manufacture remain at current levels, the Company anticipates realizing approximately $300.0 million of sales (based on current exchange rates) to Ericsson in fiscal 1998; however, there can be no assurance that the Company's sales to Ericsson will not be materially less than those anticipated. Although the Company expects that its gross margin percentage on sales to Ericsson will be less than that realized by the Company in fiscal 1996 and 1997, it also expects that the impact of lower gross margins may be partially offset by the effect of anticipated lower overhead and sales expenses, as a percentage of net sales, associated with supplying products to Ericsson relative to supplying products to other OEMs. To the extent that the Company is successful in increasing the capacity of the Karlskrona Facilities and in using these facilities to provide services to other OEMs, the Company anticipates increased operating efficiencies. There can be no assurance that the Company will realize lower overhead or sales expenses or increased operating efficiencies as anticipated.

     The foregoing, and discussions elsewhere in this Prospectus, contain a number of forward-looking statements relative to the benefits and effects of the Karlskrona Acquisition, and the Company's relationship with Ericsson including the Company's anticipated sales to Ericsson, the Company's net sales, gross margins and results of operations, and no assurances can be given as to the Company's ability to achieve such benefits and results. The Karlskrona Acquisition and the Company's business are subject to a number of risks that could adversely affect the Company's ability to achieve these operating results and the anticipated benefits of the Karlskrona Acquisition, including the Company's ability to reduce costs at the Karlskrona Facilities, the Company's lack of experience operating in Sweden, the Company's ability to transition the Karlskrona Facilities from captive manufacturing for Ericsson to manufacturing for third parties and to expand capacity at these facilities and to integrate these facilities into its global operations. In addition, there can be no assurance that the Company will utilize a sufficient portion of the capacity of the Karlskrona Facilities to achieve profitable operations. Further, changes in exchange rates between Swedish kronor and U.S. dollars will affect the Company's operating results at the Karlskrona Facilities. See "Risk
Factors -- Risks of Karlskrona Acquisition."

     The Purchase Agreement contains cost reduction targets and price limitations and imposes on the Company certain manufacturing quality requirements, and there can be no assurance that the Company can achieve acceptable levels of profitability under the Purchase Agreement or reduce costs and prices to Ericsson over time as contemplated by the Purchase Agreement. In addition, the Purchase Agreement requires that the Company maintain a ratio of equity to total liabilities, debt and equity of at least 25%, and a current ratio of at least 120%. Further, the Purchase Agreement prohibits the Company from selling or relocating the equipment acquired in the transaction without Ericsson's consent. A material breach by the Company of any of the terms of the Purchase Agreement could allow Ericsson to repurchase the assets conveyed to the Company at the Company's book value or to obtain other relief, including the cancellation of outstanding purchase orders or termination of the Purchase Agreement. Ericsson also has certain rights to be consulted on the management of the Karlskrona Facilities and to approve the use of the Karlskrona Facilities for Ericsson's competitors or for other customers where such use might adversely affect Ericsson's access to production capacity at the facilities. In addition, without Ericsson's consent, the Company may not enter into any transactions that could adversely affect its ability to continue to supply products and services to Ericsson under the Purchase Agreement or its ability to reduce costs and prices to Ericsson. As a result of these rights, Ericsson may, under certain circumstances, retain a significant degree of control over the Karlskrona Facilities and their management. However, the Company understands that it is Ericsson's intention that the Company utilize the Karlskrona Facilities to provide services not just to Ericsson, but also to other OEMs, and Ericsson will receive price reductions if the Company is able to reduce costs at the Karlskrona Facilities through any resulting volume efficiencies.

FACILITIES

     The Company has manufacturing facilities located in China, Malaysia, Mexico, Singapore, Sweden, the United Kingdom and the United States. In addition, the Company provides engineering services at its facilities in Singapore, California and Massachusetts. All of the Company's manufacturing facilities are registered to the quality requirements of the International Organization for Standardization (ISO 9002) or are in the process of final certification.

     Certain information about the Company's manufacturing and engineering facilities as of June 30, 1997 is set forth below:

                                 YEAR        APPROXIMATE     OWNED/
         LOCATION            COMMENCED(1)    SQUARE FEET    LEASED(2)               SERVICES
---------------------------  ------------    -----------    ---------     ----------------------------
Manufacturing Facilities
  Xixiang, China...........      1995           90,000       Leased       High volume PCB assembly.
  Hong Kong, China(3)......      1996           45,000       Leased       Fabrication of high density
                                                                          PCBs
  Doumen, China(3).........      1996          330,000(4)     Owned(4)    Fabrication of high density,
                                                                          miniaturized PCBs. High
                                                                          volume PCB assembly.
  Johore, Malaysia.........      1991           80,000        Owned       Full system manufacturing;
                                                                          PCB assembly.
  Guadalajara, Mexico......      1997          101,000        Owned       High volume PCB assembly.
  Singapore(5).............      1982           47,000       Leased       Complex, high value-added
                                                                          PCB assembly.
  Karlskrona, Sweden.......      1997          330,000        Owned(6)    Assembly and test of complex
                                                                          PCBs and systems.
  Tonypandy, Wales(7)......      1995           50,000        Owned       Full system manufacturing;
                                                                          medium complexity PCB
                                                                          assembly.
  San Jose, CA.............      1994           65,000       Leased       Full system manufacturing;
                                                                          PCB assembly.
  San Jose, CA.............      1996           32,500       Leased       Complex, high value-added
                                                                          PCB assembly.
  San Jose, CA.............      1997           73,000        Owned       Complex, high value-added
                                                                          PCB assembly.
Engineering Facilities
  Westford, MA.............      1987            9,112       Leased       Design and prototype
                                                                          services.
  Singapore................      1982               --(8)     --          Design and prototype
                                                                          services.
  San Jose, CA.............      1996           71,000       Leased       Engineering services and
                                                                          corporate functions.
  Karlskrona, Sweden.......      1997               --(9)        --       Design and prototype
                                                                          services.

---------------

(1) Refers to year acquired, leased or constructed by the Company or the Predecessor.

(2) The leases for the Company's leased facilities expire between December 1997 and July 2005. In addition, the Company has a 47,000 square foot manufacturing facility in Richardson, Texas that has been closed. The Company leases this facility under a lease that expires in April 2000, and the Company is seeking to sublet this facility.


(3) Acquired by the Company in fiscal 1996 in connection with the Astron acquisition.


(4) Excludes approximately 370,000 square feet used for dormitories, infrastructure and other functions. The Company has land use rights for this facility through 2020.

(5) The Company downsized manufacturing operations at this facility in fiscal 1997.

(6) Ericsson has retained certain rights with respect to the Company's use and disposition of the Karlskrona Facilities. See "-- Karlskrona Acquisition."

(7) Acquired by the Company in fiscal 1996 in connection with the A&A acquisition.

(8) Located within the 47,000 square foot manufacturing facility in Singapore.

(9) Located within the 330,000 square foot manufacturing facilities in Karlskrona.

     The Company has recently consolidated and expanded its manufacturing facilities, with the goal of concentrating its activities in a smaller number of larger, strategically located sites. The Company has closed its Richardson, Texas facility and downsized manufacturing operations at its Singapore facility, while substantially increasing overall capacity by expanding operations in North America, East Asia and Northern

Europe. In North America, the Company has recently leased a new 71,000 square foot facility, from which the Company offers a wide range of engineering services, including product design and prototype development, and in July 1997 the Company completed construction of a new 73,000 square foot facility, dedicated to high volume PCB assembly. These new facilities are located adjacent to the Company's other San Jose operations. Also in July 1997, the Company completed construction of a 101,000 square foot manufacturing facility on a 32-acre campus site in Guadalajara. This new facility currently has over 200 employees and has begun PCB assembly operations.

     In Asia, the Company has expanded its Doumen facilities by developing an additional 240,000 square feet of facilities for fabrication of miniaturized gold-finished PCB fabrication and for PCB and full system assembly. The Company completed this expansion in June 1997. The Doumen campus, located on a 15-acre site, now includes approximately 330,000 square feet of manufacturing facilities as well as approximately 370,000 square feet of facilities used for dormitories, infrastructure and other functions, with over 1,000 employees. The Company is currently installing equipment and infrastructure at its new facilities in Doumen, Guadalajara, and San Jose.

     The campus facilities in Doumen and Guadalajara are designed to be integrated facilities that can produce many of the custom components used by the Company, manufacture complete products for customers, warehouse the products and distribute them directly to customer's distribution channels. The Company believes that by offering all of those capabilities at the same site, it can reduce material and transportation costs, simplify logistics and communications, and improve inventory management, providing customers with a more complete, cost-effective manufacturing solution.

     FICO, in which the Company has a 40.0% investment, produces injection molded plastics for Asian companies from its 120,000 square foot facilities in Shenzhen, China. The Company anticipates that FICO will relocate certain of its operations to the Doumen campus.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The names, ages and positions of the Company's directors and officers as of July 31, 1997 are as follows:

           NAME               AGE                      POSITION
--------------------------    ---     -------------------------------------------
Michael E. Marks              46      Chief Executive Officer and Director
Tsui Sung Lam                 47      President, Asia Pacific Operations and
                                      Director
Robert R. B. Dykes            48      Senior Vice President of Finance and
                                      Administration and Director
Ronny Nilsson                 49      Senior Vice President, Europe
Michael McNamara              40      Vice President, President North American
                                      Operations
Stephen J. L. Rees            36      Senior Vice President, Worldwide Sales and
                                      Marketing and Director
Michael J. Moritz(1)(2)       42      Director
Richard L. Sharp(2)           50      Director
Bernard J. Lacroute(1)        53      Director

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Michael E. Marks. Mr. Marks has been the Company's Chief Executive Officer since January 1994 and its Chairman of the Board since July 1993. He has been a Director of the Company since December 1991. From November 1990 to December 1993, Mr. Marks was President and Chief Executive Officer of Metcal, Inc., a precision heating instrument company ("Metcal"). Mr. Marks received a B.A. and M.A. from Oberlin College and an M.B.A. from the Harvard Business School.

     Tsui Sung Lam. Mr. Tsui has been the Company's President, Asia-Pacific since April 1997, and a Director since 1991. From January 1994 to April 1997, he served as the Company's President and Chief Operating Officer. From June 1990 to December 1993, he was the Company's Managing Director and Chief Executive Officer. From 1982 to June 1990, Mr. Tsui served in various positions for Flextronics, Inc., the Company's predecessor, including Vice President of Asian Operations. Mr. Tsui received Diplomas in Production Engineering and Management Studies from Hong Kong Polytechnic, and a Certificate in Industrial Engineering from Hong Kong University.

     Robert R. B. Dykes. Mr. Dykes has been the Company's Senior Vice President of Finance and Administration since February 1997 and served as a Director of the Company from January 1994 to August 1997. Mr. Dykes was Executive Vice President, Worldwide Operations and Chief Financial Officer of Symantec Corporation, an application and system software products company, from 1988 to February 1997. Mr. Dykes received a Bachelor of Commerce and Administration degree from Victoria University in Wellington, New Zealand. Mr. Dykes is on the board of directors of Symantec Corporation.

     Ronny Nilsson. Mr. Nilsson has served as the Company's Senior Vice President, Europe since April 1997. From May 1995 to April 1997, he was Vice President and General Manager, Supply & Distribution and Vice President, Procurement, of Ericsson Business Networks where he was responsible for facilities in Sweden, Austria, China, the Netherlands, Mexico and Australia. From January 1991 to May 1995, he was Director of Production at the EVOX+RIFA Group, a manufacturer of components, and Vice President of RIFA AB where he was responsible for factories in Sweden, Finland, Singapore and Indonesia. Mr. Nilsson received a certificate in Mechanical Engineering from the Lars Kagg School in Kalmar, Sweden and certificates from the Swedish Management Institute and the Ericsson Management Program.

     Michael McNamara. Mr. McNamara has served as Vice President, President North American Operations since April 1994. From May 1993 to March 1994, he was President and Chief Executive Officer of

Relevant Industries, Inc., which was acquired by the Company in March 1994. From May 1992 to May 1993, he was Vice President, Manufacturing Operations at Anthem Electronics, an electronics distributor. From April 1987 to May 1992, he was a Principal of Pittiglo, Rabin, Todd & McGrath, an operations consulting firm. Mr. McNamara received a B.S. from the University of Cincinnati and an M.B.A. from Santa Clara University.

     Stephen J. L. Rees. Mr. Rees has served as a Director of the Company since April 1996, as Senior Vice President, Worldwide Sales and Marketing since May 1997, and as Chairman and Chief Executive Officer of Astron since the acquisition of Astron by the Company in February 1996. Mr. Rees has been Chairman and Chief Executive Officer of Astron since November 1991. Mr. Rees holds a B.A. in Finance from the City of London Business School and graduated in Production Technology and Mechanical Engineering from the HTL St. Polten Technical Institute in Austria.

     Michael J. Moritz. Mr. Moritz has served as a Director of the Company since July 1993. Mr. Moritz has been a General Partner of Sequoia Capital, a venture capital firm, since 1988. Mr. Moritz also serves as director of Yahoo, Inc., Neomagic and several privately-held companies.

     Richard L. Sharp. Mr. Sharp has served as a Director of the Company since July 1993. He has been the Chairman, President, Chief Executive Officer and a director of Circuit City Stores, Inc., a consumer electronics and appliances retailer, since June 1986. Mr. Sharp also serves as a director of S&K Famous Brands, Inc. and the Fort James Corporation.

     Bernard J. Lacroute. Mr. Lacroute has served as a Director of the Company since July 1993. Mr. Lacroute has been a partner of Kleiner Perkins Caufield & Byers, a Northern California venture capital firm, since 1989. Mr. Lacroute also serves as a director of several privately-held companies. Mr. Lacroute will retire from the Board of Directors at the Company's next Annual General Meeting, scheduled for October 14, 1997.

     The Company's Board of Directors has approved the addition of two additional outside directors, Alain Ahkong and Patrick Foley, effective at the meeting of the Board of Directors following the Company's Annual General Meeting scheduled for October 14, 1997, and Mr. Ahkong and Mr. Foley have agreed to serve in such capacity.

     Mr. Ahkong is a founder of Pioneer Management Services Pte. Ltd. ("Pioneer"), a Singapore-based tax consultancy firm, and has been the Managing Director of Pioneer since 1990. Pioneer provides advice to the Company, and other multinational corporations, on matters related to international taxation.

     Mr. Foley has been the Chairman, President and Chief Executive Officer of DHL Airways, Inc., a global document, package and airfreight delivery company, since 1988. Mr. Foley is also a director of Continental Airlines, Del Monte Corporation, Glenborough Realty Trust and Foundation Health Services.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Ordinary Shares as of August 31, 1997, and as adjusted to reflect the sale of shares offered by the Company pursuant to this Prospectus, by (i) each of the Company's directors, the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers in fiscal 1997, (ii) all directors and executive officers as a group, and (iii) each person who is known by the Company to own beneficially more than 5% of the Company's Ordinary Shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.


                                                                            PERCENT OWNED   PERCENT OWNED
                                                      NUMBER OF SHARES        PRIOR TO          AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIALLY OWNED(1)    OFFERING(2)     OFFERING(3)
--------------------------------------------------  ---------------------   -------------   -------------
Ronald Baron(4)...................................        1,931,600             14.01%          12.43%
  c/o Baron Capital Management, Inc.
  767 Fifth Avenue, 24th Floor
  New York, New York 10153
Sequoia Capital(5)................................          953,693              6.90%           6.13%
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, California 94025
The Capital Group Companies(6)....................          781,500              5.67%           5.03%
  333 South Hope Street
  Los Angeles, California 90071
Richard L. Sharp(7)...............................          933,269              6.75%           5.99%
  c/o Circuit City Stores, Inc.
  9950 Mayland Drive
  Richmond, Virginia 23233
Michael E. Marks(8)...............................          394,968              2.83%           2.51%
Tsui Sung Lam(9)..................................           58,450                 *               *
Michael McNamara(10)..............................           37,277                 *               *
Robert R.B. Dykes(11).............................           38,149                 *               *
Ronny Nilsson.....................................               --                 *
Bernard J. Lacroute(12)...........................           62,980                 *               *
Michael Moritz(13)................................          953,693              6.90%           6.13%
Stephen J.L. Rees(14).............................           63,756                 *               *
All directors and executive officers as a group (9
  persons)(15)....................................        2,542,502             17.90%          15.94%


---------------

  *  Less than 1.0%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary Shares subject to options that are currently exercisable or exercisable within 60 days after August 31, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Percentage ownership is based upon 13,792,487 outstanding Ordinary Shares as of August 31, 1997.

 (3) Assumes that the Underwriters' over-allotment option to purchase up 262,500 shares is not exercised.

 (4) Based on information supplied by Mr. Baron in a Schedule 13D filed with the Securities and Exchange Commission on January 26, 1997. Includes 205,000 shares held by Baron Capital Partners, L.P. and Baron Investment Partners, L.P., of which Mr. Baron is a general partner. Mr. Baron may be deemed to have sole power to vote and direct the disposition of such shares. Also includes 1,465,000 shares held by Baron Asset Fund and Baron Growth & Income Fund, which are advised by BAMCO, Inc., and 261,600 shares held by investment advisory clients of Baron Capital Management, Inc. BAMCO, Inc.

     and Baron Capital Management, Inc. are controlled by Mr. Baron, and Mr. Baron may be deemed to share power to vote and dispose of such shares.

 (5) Includes 788,985 shares held by Sequoia Capital Growth Fund, a limited partnership, 50,291 shares held by Sequoia Technology Partners III, a limited partnership, 80,167 shares held by Sequoia Capital VII, a limited partnership, 3,900 shares held by Sequoia Technology Partners VII, a limited partnership and 2,600 shares held by Sequoia 1995, a limited corporation. Sequoia Partners (CF) is the general partner of Sequoia Capital Growth Fund and has sole voting and investment power over such shares. The general partners of Sequoia Partners (CF) are Donald T. Valentine, Pierre R. Lamond, Thomas F. Stephenson, Michael J. Moritz and Gordon Russell. The general partners of Sequoia Technology Partners III are Donald T. Valentine, Pierre R. Lamond, Thomas F. Stephenson and Gordon Russell. The general partner of Sequoia Capital VII and Sequoia Technology Partners VII is Sequoia Capital VII-A Management, LLC. The general partners of Sequoia Capital VII-A Management, LLC are Mr. Moritz, Douglas Leone, Mark Stevens, Thomas Stephenson and J. Thomas McMurray. Also includes 27,750 shares subject to options exercisable within 60 days after August 31, 1997 held by Mr. Moritz.

 (6) Includes 781,500 shares beneficially owned by Capital Research and Management Company.

 (7) Includes 205,000 shares beneficially owned by Bethany Limited Partnership as of August 31, 1997. Since August 31, 1997, Bethany Limited Partnership has sold 5,000 of such shares. Mr. Sharp, the general partner of Bethany Limited Partnership, may be deemed to share voting and investment power with respect to such shares. Mr. Sharp disclaims beneficial ownership of all such shares except to the extent of his proportionate interest therein. Also includes 37,750 shares subject to options exercisable within 60 days after August 31, 1997 held by Mr. Sharp.

 (8) Includes 168,461 shares subject to options exercisable within 60 days after August 31, 1997 held by Mr. Marks. Since August 31, 1997, Mr. Marks has sold 5,000 shares shown as beneficially owned by him.

 (9) Includes 39,375 shares subject to options exercisable within 60 days after August 31, 1997 held by Mr. Tsui. Since August 31, 1997, Mr. Tsui has sold 10,000 shares shown as beneficially owned by him.

(10) Includes 37,273 shares subject to options exercisable within 60 days after August 31, 1997 held by Mr. McNamara.

(11) Includes 37,750 shares subject to options exercisable within 60 days after August 31, 1997 held by Mr. Dykes.

(12) Includes 14,503 shares held by KPCB Zaibatsu Fund I. KPCB IV Associates, L.P., of which Mr. Lacroute is a limited partner, is the general partner of KPCB Zaibatsu Fund I. Mr. Lacroute disclaims beneficial ownership of such shares. Also includes 10,727 shares held by the Bernard and Ronni Lacroute Trust and 37,750 shares subject to options exercisable within 60 days after August 31, 1997 held by Mr. Lacroute.

(13) Includes 788,985 shares held by Sequoia Capital Growth Fund, a limited partnership, 50,291 shares held by Sequoia Technology Partners III, a limited partnership, 80,167 shares held by Sequoia Capital VII, a limited partnership, 3,900 shares held by Sequoia Technology Partners VII, a limited partnership and 2,600 shares held by Sequoia 1995, a limited corporation. Sequoia Partners (CF) is the general partner of Sequoia Capital Growth Fund and has sole voting and investment power over such shares. The general partners of Sequoia Partners (CF) are Donald T. Valentine, Pierre R. Lamond, Thomas F. Stephenson, Michael J. Moritz and Gordon Russell. The general partners of Sequoia Technology Partners III are Donald T. Valentine, Pierre R. Lamond, Thomas F. Stephenson and Gordon Russell. The general partner of Sequoia Capital VII and Sequoia Technology Partners VII is Sequoia Capital VII-A Management, LLC. The general partners of Sequoia Capital VII-A Management, LLC are Mr. Moritz, Douglas Leone, Mark Stevens, Thomas Stephenson and J. Thomas McMurray. Also includes 27,750 shares subject to options exercisable within 60 days after August 31, 1997 held by Mr. Moritz.

(14) Also includes 3,754 shares held by Mrs. Janine Margaret Rees. Includes 22,709 shares subject to options exercisable within 60 days after August 31, 1997 held by Mr. Rees. Since August 31, 1997, Mr. Rees has sold 15,000 shares shown as beneficially owned by him.

(15) Includes 408,818 shares subject to options exercisable within 60 days after August 31, 1997.

                         DESCRIPTION OF CAPITAL SHARES

     The following statements are brief summaries of the capital structure of the Company and of the more important rights and privileges of shareholders conferred by the laws of Singapore and the Company's Articles of Association (the "Articles"). These statements summarize the material provisions of the Articles but are qualified by reference to the Articles, which have been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part. The Articles are available at the Company's San Jose, California office and at the registered office of the Company in Singapore.

ORDINARY SHARES

     The authorized capital of the Company consists of 100,000,000 Ordinary Shares, par value S$0.01. There is a provision in the Articles to enable the Company in certain circumstances to issue shares with preferential, deferred or other special rights or restrictions as the directors may determine. The directors may issue shares at a premium and a sum equal to the aggregate amount or value of the premium will, subject to certain exceptions, be transferred to a share premium account.

     All shares presently issued are fully paid and existing shareholders are not subject to any calls on such shares. All shares are in registered form. The shares offered hereby, when issued, will be fully paid and future shareholders will not be subject to any calls on such shares. All shares offered hereby also will be in registered form. The Company can neither purchase its own shares nor, except in the circumstances permitted by the Companies Act, grant any financial assistance for the acquisition or proposed acquisition of its own shares.

NEW SHARES

     New shares may only be issued with the prior approval of the Company in a general meeting. General approval may be sought from the Company in a general meeting for the issue of shares. Such approval, if granted, will lapse at the next Annual General Meeting or the expiration of the period within which the next Annual General Meeting is required to be held, whichever is the earlier. The shareholders have provided general authority to issue any remaining unissued shares, up to 100,000,000 Ordinary Shares, prior to the next Annual General Meeting. Unless otherwise determined by the Company in a general meeting, any new shares shall, before they are issued, be offered to existing shareholders in proportion, as nearly as may be, to the number of shares then held by them respectively. Subject to this and the provisions of the Companies Act, all new shares are under the control of the directors who may allot and issue the same with such rights and restrictions as they may think fit.

SHAREHOLDERS

     Only persons who are registered in the books of the Company are recognized as shareholders and absolute owners of the shares. On June 30, 1997, there were approximately 480 holders of Ordinary Shares. The Company may, on giving not less than 14 days' notice, close the register of members for any time or times but the register may not be closed for more than 30 days in any calendar year. Such closure is normally made for the purpose of determining shareholders' entitlement to receive dividends and other distributions and would, in the usual case, not exceed 10 days.

TRANSFER OF SHARES

     Subject to applicable securities laws, shares are freely transferable but the directors may decline to register any transfer of shares on which the Company has a lien, and in the case of shares not fully paid up the directors may refuse, at their discretion, to register or transfer shares to a transferee of whom they do not approve. Shares may be transferred by a duly signed instrument of transfer in a form approved by the directors. The directors may decline to register any transfer unless, among other things, it has been duly stamped and is presented for registration together with the share certificate and such other evidence of title as they may require. The Company will replace lost or destroyed certificates for shares upon notice to the Company and upon, among other things, the applicant furnishing such evidence and indemnity as the directors may require.

SHAREHOLDERS' MEETINGS

     The Company is required to hold an Annual General Meeting in each year. The directors may convene an Extraordinary General Meeting whenever they think fit and they must do so upon the request in writing of shareholders representing not less than one-tenth of the total voting rights of all shareholders. In addition, two or more shareholders holding not less than one-tenth of the issued share capital of the Company may call a meeting of the Company. Unless otherwise required by law or by the Articles, voting at general meetings is by ordinary resolution (requiring an affirmative vote of a simple majority of the votes cast at a meeting of which at least 14 days' written notice is given). An ordinary resolution suffices, for example, in respect of appointments of directors. A special resolution (requiring an affirmative vote of at least 75% of the votes cast at the meeting of which at least 21 days' written notice is given) is necessary for certain matters under Singapore law, such as an alteration of the Articles.

VOTING RIGHTS

     Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded. If voting is by a show of hands, every shareholder who is present in person or by proxy at the meeting has one vote. On a poll every shareholder who is present in person or by proxy has one vote for every share held by him. A poll may be demanded by the chairman of the meeting or by not less than three members present in person or by proxy and entitled to vote or by shareholders present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders having the right to attend and vote at the meeting.

DIVIDENDS

     Since inception, the Company has not declared or paid any cash dividends on its Ordinary Shares, and the Company's current loan agreements prohibit the payment of cash dividends without the lenders' prior consent. The Company anticipates that all earnings in the foreseeable future will be retained to finance the continuing development of its business.

BONUS AND RIGHTS ISSUE

     The Company in a general meeting may, upon the recommendation of the directors, capitalize any reserves or profits (including profits or monies carried and standing to any reserve or to the share premium account) and distribute the same as bonus shares credited as paid-up to the shareholders in proportion to their shareholdings. The directors may also issue to shareholders rights to take up additional shares, in proportion to their shareholdings. Such rights are subject to any conditions attached to such issue and the regulations of the stock exchange on which the shares are listed.

TAKEOVERS

     The acquisition of shares of public companies is regulated by, inter alia, the Singapore Companies Act (Chapter 50) and the Singapore Code on Takeovers and Mergers (the "Takeovers Code"). Any person acquiring an interest in 25% or more of the voting rights in the Company is obliged to extend a takeover offer for the remaining shares which carry voting rights in accordance with the provisions of the Takeovers Code. "Parties acting in concert" include related and associated companies, directors (including their relatives), pension funds, discretionary funds and financial advisers (in respect of shares held by them and funds managed by them on a discretionary basis). An offer for consideration other than cash must be accompanied by a cash alternative at not less than the highest price (excluding stamp duty and commission) paid by the offeror or parties acting in concert with him for shares of that class within the preceding 12 months. A mandatory takeover offer is also required to be made if a person holding between 25% and 50% of the voting rights (either on his own or together with parties acting in concert with him) acquires additional shares representing more than 3% of the voting rights in any 12-month period.

LIQUIDATION OR OTHER RETURN OF CAPITAL

     On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

INDEMNITY

     As permitted by the laws of Singapore, the Articles provide that, subject to the Companies Act, the Company's directors and officers will be indemnified by the Company against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee of the Company and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Company against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company.

LIMITATIONS ON RIGHTS TO HOLD OR VOTE ORDINARY SHARES

     Except as discussed in "Takeovers," there are no limitations imposed by the laws of Singapore or by the Articles on the right of nonresident shareholders to hold or vote Ordinary Shares.

TRANSFER AGENT

     The Company's transfer agent is Boston EquiServe, P.O. Box 8040, Boston, Massachusetts 02266-8040.

                                    TAXATION


     This summary of Singapore and U.S. tax considerations is based on current law and is provided for general information. Insofar as the following discussion summarizes the tax considerations applicable to the Company's shareholders under Singapore law, it is based on the opinion of Low Yap & Associates, Singapore tax advisors to the Company, and insofar as the following discussion summarizes the tax considerations applicable to the Company's shareholders under United States federal law, it is based on the opinion of Fenwick & West LLP, United States counsel to the Company. The discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, regulated investment companies, financial institutions or broker-dealers, and shareholders that are not U.S. Shareholders (as defined below)) subject to special treatment under the U.S. federal income tax laws. Such shareholders should consult their own tax advisors regarding the particular tax consequences to such shareholders of any investment in the Ordinary Shares.


INCOME TAXATION UNDER SINGAPORE LAW

     Under current provisions of the Income Tax Act, Chapter 134 of Singapore, corporate profits are taxed at a rate equal to 26.0%. Under Singapore's taxation system, the tax paid by a company is deemed paid by its shareholders. Thus, the shareholders receive dividends net of the tax paid by the Company. Dividends received by either a resident or a nonresident of Singapore are not subject to withholding tax. Shareholders are taxed on the gross amount of dividends (i.e., the cash amount of the dividend plus the amount of corporate tax paid by the Company). The tax paid by the Company will be available to shareholders as a tax credit to offset the Singapore income tax liability on their overall income (including the gross amount of dividends). No tax treaty currently exists between the Republic of Singapore and the U.S.

     Under current Singapore tax law there is no tax on capital gains, and, thus, any profits from the disposal of shares are not taxable in Singapore unless the vendor is regarded as carrying on a trade in shares in Singapore (in which case, the disposal profits would be taxable as trade profits rather than capital gains).

     There is no stamp duty payable in respect of the holding and disposition of shares. No duty is payable on the acquisition of new shares. Where existing shares are acquired in Singapore, stamp duty is payable on the instrument of transfer of the shares at the rate of S$2 for every S$1,000 of the market value of the shares. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore, stamp duty must be paid if the instrument of transfer is received in Singapore. Under Article 22 (iii) of the Articles of Association of the Company, its directors are authorized to refuse to register a transfer unless the instrument of transfer has been duly stamped.

INCOME TAXATION UNDER UNITED STATES LAW

     Individual shareholders that are U.S. citizens or resident aliens (as defined in Section 7701(b) of the Internal Revenue Code of 1986 (the "Code")), corporations or partnerships or other entities created or organized under the laws of the United States, or any political subdivision thereof, an estate the income of which is subject is subject to U.S. federal income taxation regardless of its source or a trust if a U.S. court is able to exercise primary jurisdiction over its administration and one or more U.S. fiduciaries have the authority to control all of its substantial decisions ("U.S. Shareholders") will, upon the sale or exchange of a share, recognize gain or loss for U.S. income tax purposes in an amount equal to the difference between the amount realized and the U.S. Shareholder's tax basis in such a share. If paid in currency other than U.S. dollars, the U.S. dollar amount realized (as determined on the trade date) is determined by translating the foreign currency into U.S. dollars at the spot rate in effect on the settlement date of the sale in the case of a U.S. Shareholder that is a cash basis taxpayer. An accrual basis taxpayer may elect to use the spot rate in effect on the settlement date of the sale by filing a statement with the U.S. Shareholder's first return in which the election is effective clearly indicating that the election has been made. Such an election must be applied consistently from year to year and cannot be changed without the consent of the Internal Revenue Service. Such gain or loss will be capital gain or loss if the share was a capital asset in the hands of the U.S. Shareholder and will not be short-term capital gain or loss if the share has been held for more than one year. If a U.S. Shareholder receives any currency other than U.S. dollars on the sale of a share, such U.S. Shareholder may recognize ordinary income or loss as a result of currency fluctuations between the date of such sale and the date such sale proceeds are converted into U.S. dollars.

     U.S. Shareholders will be required to report as income for U.S. income tax purposes the amount of any dividend received from the Company to the extent paid out of the current or accumulated earnings and profits of the Company, as determined under current U.S. income tax principles. If over 50.0% of the Company's stock (by vote or value) were owned by U.S. Shareholders who individually held 10.0% or more of the Company's voting stock, such U.S. Shareholders potentially would be required to include in income a portion or all of their pro rata share of the Company's and its non-U.S. subsidiaries' earnings and profits. If 50.0% or more of the Company's assets during a taxable year produced or were held for the production of passive income, as defined in section 1297(b) of the Code (e.g., certain forms of dividends, interest and royalties), or 75.0% or more of the Company's gross income for a taxable year was passive income, adverse U.S. tax consequences could result to U.S. shareholders of the Company. As of June 30, 1997, the Company was aware of only one U.S. Shareholder who individually held 10% or more of its voting stock. See "Principal Shareholders."

     Shareholders that are not U.S. Shareholders ("non-U.S. shareholders") will not be required to report for U.S. federal income tax purposes the amount of any dividend received from the Company. Non-U.S. shareholders, upon the sale or exchange of a share, would not be required to recognize gain or loss for U.S. federal income tax purposes.

ESTATE TAXATION

     In the case of an individual who is not domiciled in Singapore, a Singapore estate tax is imposed on the value of all movable and immovable properties situated in Singapore. The shares of the Company are considered to be situated in Singapore. Thus, an individual shareholder who is not domiciled in Singapore at the time of his or her death will be subject to Singapore estate tax on the value of any such shares held by the individual upon the individual's death. Such a shareholder will be required to pay Singapore estate tax to the extent that the value of the shares (or in aggregate with any other assets subject to Singapore estate tax) exceeds S$600,000. Any such excess will be taxed at a rate equal to 5.0% on the first S$12,000,000 of the individual's Singapore chargeable assets and thereafter at a rate equal to 10.0%. An individual shareholder who is a U.S. citizen or resident (for U.S. estate tax purposes) also will have the value of the shares included in the individual's gross estate for U.S. estate tax purposes. An individual shareholder generally will be entitled to a tax credit against the shareholder's U.S. estate tax to the extent the individual shareholder actually pays Singapore estate tax on the value of the shares; however, such tax credit is generally limited to the percentage of the U.S. estate tax attributable to the inclusion of the value of the shares included in the shareholder's gross estate for U.S. estate tax purposes, adjusted further by a pro rata apportionment of available exemptions. Individuals who are domiciled in Singapore should consult their own tax advisors regarding the Singapore estate tax consequences of their investment.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and among the Company and the Underwriters, to purchase from the Company the number of Ordinary Shares indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the Ordinary Shares offered hereby (other than those covered by the Underwriters' over-allotment option described below) if they purchase any.

                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    --------------------------------------------------------------------------  ---------
    Montgomery Securities.....................................................
    Cowen & Company...........................................................
    UBS Securities............................................................
                                                                                ---------
              Total...........................................................  1,750,000
                                                                                =========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Ordinary Shares being sold pursuant to such Agreement if any of the Ordinary Shares being sold pursuant to such Agreement are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

     The Underwriters have advised the Company that they propose initially to offer the Ordinary Shares to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of
not more than $          per share; and the Underwriters may allow, and such
dealers may reallow, a concession of not more than $          per share to
certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters. The Ordinary Shares are offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted to the Underwriters an over-allotment option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 262,500 additional Ordinary Shares at the same price per share as the initial shares to be purchased by the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in the sale of the Ordinary Shares that the Underwriters have agreed to purchase. To the extent the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.


     The Company has agreed, following completion of this offering, not to issue, offer, sell, contract to sell or otherwise dispose of any Ordinary Shares or securities convertible into or exchangeable or exercisable for Ordinary Shares without the prior written consent of Montgomery Securities for a period of 90 days after the date of this Prospectus, except that the Company may, without such consent, (i) grant options pursuant to its existing employee benefit plans or issue Ordinary Shares upon exercise of outstanding stock options, and (ii) issue Ordinary Shares in connection with acquisitions. The executive officers and directors of the Company have agreed that they will not sell in excess of an aggregate of 80,000 Ordinary Shares beneficially owned by them without the prior written consent of Montgomery Securities for a period of 90 days after the date of this Prospectus.


     In connection with the offering of the Ordinary Shares contemplated by this Prospectus (the "Offering") and in compliance with applicable law, the Underwriters may over-allot (i.e., sell more Ordinary Shares than they have agreed to purchase from the Company) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Ordinary Shares, which may be higher than the price that might otherwise prevail in the open market. Such transactions may include placing bids for or effecting purchases of Ordinary Shares for the purpose of pegging, fixing or maintaining the market price of the Ordinary Shares or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position also may be covered by exercise of the over-allotment option described above rather than, or in combination with, open market purchases. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offering may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. The Underwriters are not required to engage in any of these activities, and any such activities, if commenced, may be discontinued at any time.

     In connection with this offering, certain Underwriters and selling group members may engage in passive market making transactions in the Ordinary Shares on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M. Passive market making consists of displaying bids on the Nasdaq National Market that are limited by the bid prices of independent market makers and completing purchases in response to order flow at prices limited by such bids. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Ordinary Shares during a specified period and must be discontinued for any day in which such limit is reached. Passive market making may stabilize the market price of the Ordinary Shares at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                             CERTAIN LEGAL MATTERS

     The validity of the Ordinary Shares offered hereby will be passed upon on behalf of the Company by Allen & Gledhill, Singapore, legal advisors to the Company, and on behalf of the Underwriters by Arfat Selvam & Gunasingham, Singapore legal advisors to the Underwriters. Certain United States legal matters in connection with this offering will be passed upon for the Company by Fenwick & West LLP and for the Underwriters by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, a Professional Corporation.

                                    EXPERTS

     The consolidated financial statements and schedules of Flextronics at March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 included in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon included herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such Firm as experts in accounting and auditing.

     The financial statements and schedules of Astron at December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated by reference into this Prospectus and Registration Statement have been audited by Deloitte Touche Tomatsu International, independent auditors, as set forth in their report thereon incorporated by reference herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Flextronics International Ltd. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Company's Ordinary Shares are quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, 9513 Key West Avenue, Rockville, Maryland 20850. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance in which a copy of such contract is filed as an exhibit to the Registration Statement, reference is made to such copy, and each such statement shall be deemed qualified in all respects by such reference. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................  F-2
Flextronics International Ltd. Consolidated Balance Sheets as of March 31, 1996 and
  1997................................................................................  F-3
Flextronics International Ltd. Consolidated Statements of Operations for the fiscal years ended March 31, 1995, 1996 and 1997...........................................  F-5
Flextronics International Ltd. Consolidated Statements of Shareholders' Equity for the
  fiscal years ended March 31, 1995, 1996 and 1997....................................  F-6
Flextronics International Ltd. Consolidated Statements of Cash Flows for the fiscal years ended March 31, 1995, 1996 and 1997...........................................  F-7
Notes to Consolidated Financial Statements............................................  F-9
Flextronics International Ltd. Condensed Consolidated Balance Sheets as of March 31,
  1997 and June 30, 1997 (unaudited)..................................................  F-29
Flextronics International Ltd. Condensed Consolidated Statements of Operations for the
  three months ended June 30, 1996 and 1997 (unaudited)...............................  F-30
Flextronics International Ltd. Condensed Consolidated Statements of Cash Flows for the
  three months ended June 30, 1996 and 1997 (unaudited)...............................  F-31
Notes to Condensed Consolidated Financial Statements (unaudited)......................  F-32

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Flextronics International Ltd.

     We have audited the accompanying consolidated balance sheets of Flextronics International Ltd as of March 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with United States Generally Accepted Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Flextronics International Ltd at March 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with United States Generally Accepted Accounting Principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 14 of the notes to consolidated financial statements, the 1996 financial statements have been restated to correct the Company's accounting for the acquisition of the Astron Group Limited to conform to United States Generally Accepted Accounting Principles.

/s/ ERNST & YOUNG

ERNST & YOUNG

Singapore
July 31, 1997

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                               MARCH 31,
                                                                         ---------------------
                                                                          1996*         1997
                                                                         --------     --------
CURRENT ASSETS:
  Cash.................................................................  $  6,546     $ 23,645
  Accounts receivable, net of allowance for doubtful accounts of $3,576
     and $5,658 at March 31, 1996 and 1997 respectively................    78,114       69,331
  Inventories..........................................................    52,637      106,583
  Other current assets.................................................     3,827       10,361
  Deferred income taxes................................................       260          408
                                                                         --------     --------
Total current assets...................................................   141,384      210,328
                                                                         --------     --------
PROPERTY AND EQUIPMENT:
  Machinery and equipment..............................................    77,771      100,795
  Building.............................................................     5,975       37,758
  Leasehold improvements...............................................    15,491       14,584
                                                                         --------     --------
                                                                           99,237      153,137
  Accumulated depreciation and amortization............................   (37,896)     (42,172)
                                                                         --------     --------
Net property and equipment.............................................    61,341      110,965
                                                                         --------     --------
OTHER NON-CURRENT ASSETS:
  Goodwill, net of accumulated amortization of $2,715 and $3,704, at
     March 31, 1996 and 1997 respectively..............................    13,407       20,865
  Intangible assets, net of accumulated amortization of $850 and
     $2,496, at March 31, 1996 and 1997 respectively...................    12,227       10,469
  Deposits and other...................................................       580        1,812
  Receivables from related party.......................................     2,085        2,554
  Investment in associated company.....................................        --        2,241
                                                                         --------     --------
  Total other non-current assets.......................................    28,299       37,941
                                                                         --------     --------
          TOTAL ASSETS.................................................  $231,024     $359,234
                                                                         ========     ========

---------------

* Restated -- See Note 14

                            See accompanying notes.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                               MARCH 31,
                                                                         ---------------------
                                                                          1996*         1997
                                                                         --------     --------
CURRENT LIABILITIES:
  Bank borrowings......................................................  $ 14,379     $111,075
  Current portion of long-term debt....................................    11,073        5,758
     Current portion of capital lease..................................     6,736        6,475
     Accounts payable..................................................    64,625       73,631
     Accrued payroll...................................................     5,606       10,680
     Other accrued liabilities.........................................     5,389       23,039
     Income taxes payable..............................................     2,775        4,171
  Payables to associated company.......................................        --          546
                                                                         --------     --------
Total current liabilities..............................................   110,583      235,375
                                                                         --------     --------
NON CURRENT LIABILITIES:
  Notes payable to shareholders........................................       686          223
  Long-term debt, less current portion.................................     7,554        2,165
  Other payable........................................................    24,184       23,547
  Capital lease, less current portion..................................    10,120       10,137
  Deferred income taxes................................................     4,353        3,710
                                                                         --------     --------
Total non-current liabilities..........................................    46,897       39,782
                                                                         --------     --------
Minority interests.....................................................       485          485
                                                                         --------     --------
SHAREHOLDERS' EQUITY:
  Ordinary Shares, S$.01 par value:
     Authorized -- 100,000,000 shares at March 31, 1996 and 1997
     Issued and outstanding -- 13,213,289 shares at March 31, 1996 and
      13,676,243 shares at March 31, 1997..............................        85           88
     Additional paid-in capital........................................    93,634       95,570
     Accumulated deficit...............................................   (20,660)     (12,066)
                                                                         --------     --------
Total shareholders' equity.............................................    73,059       83,592
                                                                         --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............................  $231,024     $359,234
                                                                         ========     ========

---------------

* Restated -- See Note 14

                            See accompanying notes.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                         YEAR ENDED
                                                                         MARCH 31,
                                                             ----------------------------------
                                                               1995        1996*         1997
                                                             --------     --------     --------
Net sales..................................................  $237,386     $448,346     $490,585
Cost of sales..............................................   214,865      407,457      440,448
                                                             --------     --------     --------
Gross profit...............................................    22,521       40,889       50,137
Selling, general and administrative expenses...............    11,468       18,787       26,765
Goodwill amortization......................................       510          739          989
Intangible assets amortization.............................       245          544        1,646
Provision for plant closings...............................        --        1,254        5,868
Acquired in-process research and development...............        91       29,000           --
                                                             --------     --------     --------
Operating income/(loss)....................................    10,207       (9,435)      14,869
Net interest expense.......................................      (774)      (2,380)      (3,885)
Merger expenses............................................      (816)          --           --
Foreign exchange gain/(loss)...............................      (303)         872        1,168
Income/(loss) from associated company......................      (729)          --          241
Other income/(expense).....................................        34         (398)      (2,718)
                                                             --------     --------     --------
Income/(loss) before income taxes..........................     7,619      (11,341)       9,675
Provision for income taxes.................................     1,463        3,791        2,212
                                                             --------     --------     --------
Net income/(loss)..........................................  $  6,156     $(15,132)    $  7,463
                                                             ========     ========     ========
Earnings per share:
Net income/(loss) per share................................     $0.51       $(1.19)       $0.50
                                                             ========     ========     ========
Weighted average outstanding Ordinary Shares and
  equivalents..............................................    12,103       12,684       14,877
                                                             ========     ========     ========

---------------

* Restated -- See Note 14

                            See accompanying notes.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                 ORDINARY SHARES   ADDITIONAL                  TOTAL
                                                 ---------------    PAID-IN     RETAINED   SHAREHOLDERS'
                                                 SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                                 ------   ------   ----------   --------   -------------
BALANCE AT MARCH 31, 1994......................  11,304    $ 71     $ 57,430    $(10,798)     $46,703
nCHIP fiscal year conversion...................      --      --           --        (596)        (596)
Issuance of Ordinary Shares....................     300       2          925          --          927
Expenses related to issuance of Ordinary
  Shares.......................................      --      --         (968)         --         (968)
Net income for the year........................      --      --           --       6,156        6,156
Transactions by pooled companies:
Issuance of common stock.......................      --      --           37          --           37
Issuance of preference stock...................      --      --        5,458          --        5,458
                                                 ------     ---      -------    --------      -------
BALANCE AT MARCH 31, 1995......................  11,604    $ 73     $ 62,882    $ (5,238)     $57,717
Issuance of Ordinary Shares for acquisition of
  subsidiaries.................................     305       2        7,443          --        7,445
Issuance of Ordinary Shares....................     304       2        1,007          --        1,009
Sale of shares for cash in public offering.....   1,000       8       23,492          --       23,500
Expenses related to sale of shares for cash in
  public offering..............................      --      --       (1,190)         --       (1,190)
Currency translation adjustments...............      --      --           --        (290)        (290)
Net loss for the year..........................      --      --           --     (15,132)     (15,132)
                                                 ------     ---      -------    --------      -------
BALANCE AT MARCH 31, 1996*.....................  13,213    $ 85     $ 93,634    $(20,660)     $73,059
Issuance of Ordinary Shares and Options........     240       2        1,740          --        1,742
Currency translation adjustments...............      --      --           --         112          112
Net income for the year........................      --      --           --       7,463        7,463
Issuance of common stock for Fine Line Printed
  Circuit Design Inc...........................     223       1          196       1,019        1,216
                                                 ------     ---      -------    --------      -------
BALANCE AT MARCH 31, 1997......................  13,676    $ 88     $ 95,570    $(12,066)     $83,592
                                                 ======     ===      =======    ========      =======

---------------

* Restated -- See Note 14

                            See accompanying notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED
                                                                           MARCH 31,
                                                                -------------------------------
                                                                  1995      1996*       1997
                                                                --------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income/(loss)...........................................  $  6,156   $(15,132)  $   7,463
  Adjustments to reconcile net income to cash provided by
     operating activities:
     nCHIP fiscal year conversion.............................      (596)        --          --
     Depreciation and amortization of equipment and leasehold
       improvements...........................................     5,370      9,344      10,940
     Amortization of goodwill.................................       510        739         989
     Amortization of intangible assets........................       245        544       1,646
     Loss/(gain) on disposal of property and equipment........        56       (121)        (85)
     Loss on disposal of investment...........................        --        266          --
     Allowance for doubtful debts.............................     1,211      1,675       2,866
     Allowance for stock obsolescence.........................        43      1,631       4,228
     Loss/(income) from associated company....................       729         --        (241)
     In process research and development written off..........        --     29,000          --
     Provision for plant closure..............................        --      1,254       5,308
     Deferred income taxes....................................       237         84        (791)
     Amortization of discount.................................        --         60         363
     Issuance of non-employee stock options...................        --         --         380
                                                                --------   --------   ---------
                                                                  13,961     29,344      33,066
  Changes in operating assets and liabilities:
     Trade accounts receivable................................   (15,057)   (28,965)      7,007
     Notes receivable.........................................        --       (500)       (586)
     Inventories..............................................    (3,156)   (19,209)     (2,533)
     Other accounts receivable................................    (2,430)     2,889      (5,678)
     Deposits and other.......................................       311       (140)     (1,208)
     Accounts payable.........................................     2,995     14,143       7,991
     Other accrued liabilities................................      (984)       607       6,666
     Income taxes payable.....................................       933      1,121       1,396
     Amount due from associated company.......................        --         --         546
                                                                --------   --------   ---------
       Cash provided by (used for) operating activities.......  $ (3,427)  $   (710)  $  46,667
                                                                --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.........................  $ (7,536)  $(15,812)  $ (26,984)
  Proceeds from sale of property and equipment................        38        228         816
  Intangibles arising from acquisition of subsidiaries........       (62)        --          --
  Investment in associated company............................        --        886      (3,000)
  Loan to joint venture.......................................    (1,000)        --          --
  Redemption of preference shares in joint venture............     1,730         --          --
  Payment for business acquired, net of cash acquired.........    (3,343)   (15,152)         --
  Repayment of loan from related party........................        --        815          --
  Loan to related party.......................................        --         --        (469)
  Purchase of assets from Ericsson............................        --         --     (82,354)
                                                                --------   --------   ---------
Cash used for investing activities............................   (10,173)   (29,035)   (111,991)
                                                                --------   --------   ---------

                                 (IN THOUSANDS)

                                                                          YEAR ENDED
                                                                           MARCH 31,
                                                                -------------------------------
                                                                  1995      1996*       1997
                                                                --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings from banks.......................................     7,000     43,980     152,761
  Repayments to banks.........................................   (16,417)   (31,700)    (56,041)
  Proceeds from long-term debt................................        --      2,873         776
  Repayment of long-term debt.................................        (8)    (1,070)     (1,536)
  Refinancing of lease assets.................................        --         --       3,509
  Repayment of capital lease obligations......................    (4,310)    (5,767)     (7,991)
  Proceeds from issuance of share capital.....................     5,454      1,009       1,362
  Payments on notes payable...................................    (2,535)       (17)    (10,463)
  Proceeds from secondary listing.............................        --     22,310          --
                                                                --------   --------   ---------
     Cash provided by/(used for) financing activities.........   (10,816)    31,618      82,377
                                                                --------   --------   ---------
  Increase (decrease) in cash and cash equivalents............   (24,416)     1,873      17,053
  Effect of exchange rate changes on cash and cash
     equivalents..............................................        --        (78)         46
  Cash and cash equivalents at beginning of period............    29,167      4,751       6,546
                                                                --------   --------   ---------
     Cash and cash equivalents at end of period...............  $  4,751   $  6,546   $  23,645
                                                                ========   ========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for:
     Interest.................................................  $    779   $  2,482   $   3,025
     Income taxes.............................................       297      2,656       1,717
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Equipment acquired under capital lease obligations..........     8,338     11,556       6,387
  Purchase of subsidiaries financed by issuance of 66,908
     ordinary shares valued at $14.019........................        --        938          --
  238,684 ordinary shares valued at $27.262...................        --      6,507          --
  223,321 ordinary shares valued at $25.524...................        --         --       5,700
  Promissory notes valued at $10 million payable in February
     1997.....................................................        --     10,000          --
  Promissory notes valued at $5 million payable in February
     1998.....................................................        --      5,000          --
  Ordinary Shares with a value of $10 million to be issued on
     June 30, 1998............................................        --     10,000          --
  Cash and Ordinary Shares valued at $14.124 million to
     Stephen Rees at the option of the Company due on June 30,
     1998.....................................................        --     14,124      (1,000)
  Contingent earnout of $6.25 million payable to Astron
     shareholders in April 1997...............................        --         --       6,250

---------------

* Restated -- See Note 14

                            See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

1. ORGANIZATION OF THE COMPANY

     Flextronics International Ltd. was incorporated in the Republic of Singapore on May 31, 1990 as Flex Holdings Pte Limited. The subsidiary companies are located in Singapore, Malaysia, Hong Kong, the People's Republic of China, United Kingdom, Mauritius, Sweden and the United States. The Company was incorporated to acquire the Asian and certain U.S. operations of Flextronics Inc. (the "Predecessor"). The Predecessor had been involved in contract manufacturing operations in Singapore since 1982, Hong Kong since 1983 and the People's Republic of China since 1987.

     The Company provides advanced contract manufacturing services to sophisticated original equipment manufacturers (OEMs) in the communications, computer, consumer and medical electronics industries. Flextronics offers a full range of services including product design, printed circuit board (PCB) assembly and fabrication, material procurement, inventory management, final system assembly and test, packaging and distribution.

     The components, subassemblies and finished products manufactured by the Company incorporate advanced interconnect, miniaturization and packaging technologies such as SMT, MCM and COB technologies.

     The Company's fiscal year-end is March 31. The Company follows accounting policies which are in accordance with principles generally accepted in the United States.

2. SUMMARY OF ACCOUNTING POLICIES

  Basis of presentation

     The accompanying consolidated financial statements include the accounts of Flextronics International Ltd. and its subsidiaries (together "the Company"), after elimination of all significant intercompany balances and transactions. Investments in affiliates owned 20% or more and corporate joint ventures in which the Company does not have control, but has the ability to exercise significant management influence over operating and financial policies, are accounted for by the equity method. Other securities and investments are generally carried at cost.

     All dollar amounts included in the financial statements and in the notes herein are U.S. dollars unless designated as Singapore dollars (S$).

  Foreign exchange

     The Company, with the exception of certain subsidiaries, considers the U.S. dollar as its functional currency. This is because the majority of the Company's sales are billed and collected in U.S. dollars, and the majority of the Company's purchases, such as raw materials, are invoiced and paid in U.S. dollars.

     Accordingly, transactions in currencies other than the functional currency are measured and recorded in U.S. dollars using the exchange rate in effect at the date of the transaction. At each balance sheet date, recorded monetary balances that are denominated in currencies other than the functional currency are adjusted to reflect the rate at the balance sheet date. All gains and losses resulting from the remeasurement of accounts denominated in other than the functional currency are reflected in the determination of net income in the year in which they occur.

     For inclusion in the consolidated financial statements, all assets and liabilities of foreign subsidiaries having a functional currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate ruling at the balance sheet date and the results of these foreign subsidiaries are translated into U.S. dollars at the weighted average exchange rates for the period. Exchange differences due to such currency translations are recorded in shareholders' equity.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

  Cash and cash equivalents

     For purposes of statement of cash flows, the Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Property and equipment

     Property and equipment is stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (two to fifty years).

  Concentration of credit risk

     The Company is a manufacturer of sophisticated electronics for original equipment manufacturers engaged in the computer, medical, consumer and communications industries. Financial instruments which potentially subject the Company to concentration of credit risk are primarily accounts receivable and cash equivalents. The Company performs ongoing credit evaluations of its customers' financial conditions and, generally, requires no collateral from its customers. The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in many different geographic locations throughout the world.

     The allowance for doubtful accounts the Company maintains is based upon the expected collectibility of all accounts receivable.

  Goodwill

     Goodwill represents the excess of the purchase price of acquired companies over the fair value of the net assets acquired. Goodwill is amortized on a straight line basis over the estimated life of the benefits received which ranges from ten to twenty-five years. On an annual basis, the Company evaluates recorded goodwill for potential impairment against the current and estimated future operating income before goodwill amortization of the businesses to which the goodwill relates.

                                                                        MARCH 31,
                                                                   -------------------
                                                                    1996        1997
                                                                   -------     -------
        Cost
          Balance at beginning of the year.......................  $ 6,939     $16,122
          Additions..............................................    9,183       8,447
                                                                    ------     -------
          Balance at end of the year.............................   16,122      24,569
                                                                    ------     -------

                                                                        MARCH 31,
                                                                   -------------------
                                                                    1996        1997
                                                                   -------     -------
        Amortization
          Balance at beginning of the year.......................  $ 1,976     $ 2,715
          Charge for the year....................................      739         989
                                                                   -------     -------
          Balance at end of the year.............................    2,715       3,704
                                                                   -------     -------
        Net book value at end of the year........................  $13,407     $20,865
                                                                   =======     =======

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

  Intangible assets

     Intangible assets comprise technical agreements, patents, trademarks, developed technologies and identifiable intangible assets in a subsidiary's assembled work force, its favourable lease and its customer list.

     Technical agreements are being amortized on a straight line basis over periods not exceeding five years. Patents and trademarks are being amortized on a straight line basis over periods not exceeding twenty-five years. Purchased developed technologies are being amortised on a straight line basis over periods not exceeding seven years. The identifiable intangible assets in the subsidiary's assembled work force, its favourable lease and its customer list are amortized on a straight line basis over the estimated life of the benefits received of three to twenty years.

                                                                        MARCH 31,
                                                                   -------------------
                                                                    1996        1997
                                                                   -------     -------
        Cost
          Balance at beginning of the year.....................    $   933     $13,077
          Additions............................................     12,144          --
          Written off during the year..........................         --        (112)
                                                                   -------     -------
          Balance at end of the year...........................     13,077      12,965
                                                                   -------     -------
        Amortization
          Balance at beginning of the year.....................    $   306     $   850
          Charge for the year..................................        544       1,646
                                                                   -------     -------
          Balance at end of the year...........................        850       2,496
                                                                   -------     -------
        Net book value at end of the year......................    $12,227     $10,469
                                                                   =======     =======

  Inventories

     Inventories are stated at the lower of cost or market value. Cost is comprised of direct materials on a first-in-first-out basis and in the case of finished products and work-in-progress includes direct labor and attributable production overheads based on normal levels of activity. The components of inventories are as follows (in thousands):

                                                                       MARCH 31,
                                                                  --------------------
                                                                   1996         1997
                                                                  -------     --------
        Raw materials.........................................    $42,202     $ 70,384
        Work-in-process.......................................     14,049       16,561
        Finished goods........................................        962       25,809
                                                                  -------     --------
                                                                   57,213      112,754
        Less: allowance for obsolescence......................     (4,576)      (6,171)
                                                                  -------     --------
                                                                  $52,637     $106,583
                                                                  =======     ========

  Revenue recognition

     Revenue from product sales and services are recognized on delivery and acceptance of the goods.

  Associated companies

     An associated company is a company, not being a subsidiary, in which the Group has a long-term interest of not less than 20% of the equity and in whose financial and operating policy decisions the Group exercises significant influence.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     The Group's share of the results of associated companies is included in the consolidated statement of operations. Where the audited accounts are not co-terminous with those of the Group, the share of profits is arrived at from the last audited accounts.

     Shares in associated companies are stated in the Company's balance sheet at cost and equity in post-acquisition earnings/(losses). Provision is made for other than temporary declines in values.

  Income taxes

     Income taxes have been provided using the liability method in accordance with SFAS Statement No. 109, "Accounting for Income Taxes".

  Stock based compensation

     The Company has elected to follow APB opinion 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee options because, as discussed below (see note 10), the alternative fair value accounting provided for under SFAS 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognised.


Research and development



     Research and development costs are recorded as such costs are incurred. Cost of sales included research and development costs of approximately $913,000 and $153,000 in fiscal 1997 and 1996, respectively.


  Net income per share

     Net income per share is computed using the weighted average number of Ordinary Shares and Ordinary Share equivalents outstanding during the respective periods. Ordinary Share equivalents include Ordinary Shares issuable upon the exercise of stock options (using the treasury stock method).

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in an increase in primary earnings per share for the years ended March 31, 1995 and 1997 to $0.54 and $0.56 per share, respectively. Statement 128 should have no effect on primary loss per share for the year ended March 31, 1996. The impact of Statement 128 on the calculation of fully diluted earnings per share for these years is not expected to be material.

  Financial statement prepared in accordance with accounting principles accepted in Singapore

     A separate financial statement for the same period has been prepared in accordance with accounting principles accepted in Singapore.

3. BANK BORROWINGS

  Line of Credit

     In March 1997 the Company terminated its $48 million US Dollar line of credit with the group of banks and obtained a new credit facility totalling $175 million representing $105 million revolving credit and $70 million through term loans amortized over a 5 year period and subject to mandatory prepayment provisions. As at March 31, 1997, the Company has utilized $111 million of the new credit facility.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     The lines of credits are collateralized by:

     (a) A floating charge over all the assets and the entire undertaking of the holding company;

     (b) Corporate guarantees from the Company and several of its subsidiaries;

     (c) First fixed charge over the securities and a pledge of the Company's shares in certain of its subsidiaries;

     (d) A lien on all accounts receivable and inventory of the Company and certain of its subsidiaries.

     The new credit facilities require that the Company maintains certain financial ratios and other covenants. In addition, the Company and its subsidiaries are not allowed to declare dividends for distribution out of retained earnings. As at March 31, 1997, the Company was in compliance with its covenants.

     In addition, five of the Company's subsidiaries have obtained from several banks working capital lines of credit, totalling approximately US$10.3 million, representing overdraft facilities, bridging loan, short term cash advances, letters of credit and letters of guarantee and trust receipts. Interest on borrowings is charged within the range 5.75% to 7% per annum.

     As of March 31, 1997, the Group had utilized the following credit facilities under the above lines of credit (in thousands):

        Short term cash advances..........................................  $111,075
        Letters of credits and guarantees.................................  $    985
                                                                            ========

     The remaining unused portion of lines of credit total $64 million.

                                                                         MARCH 31,
                                                                      ---------------
                                                                      1996      1997
                                                                      -----     -----
        The weighted average interest rate per annum on all short
          term borrowings outstanding as at year end are as
          follows:..................................................  6.41%     8.50%
                                                                      =====     =====

4. LONG TERM DEBT

     Long-term debt consisted of the following at March 31, 1996 and 1997.

                                                                       MARCH 31,
                                                                  --------------------
                                                                    1996        1997
                                                                  --------     -------
        Term loan at 4.5%.......................................       333          83
        Mortgage loans at 11.4%.................................     2,244       1,886
        Other loans at 8% -- 9%.................................     1,050         954
        Notes payable to Astron's former shareholders at 8%.....    15,000       5,000
                                                                  --------     -------
                                                                    18,627       7,923
        Less: current portion...................................   (11,073)     (5,758)
                                                                  --------     -------
                                                                  $  7,554     $ 2,165
                                                                  ========     =======

     Maturities of long-term debt for the five years succeeding March 31, 1997 are $5,758 by March 31, 1998, $469 by March 31, 1999, $469 by March 31, 2000,
$469 by March 31, 2001, $469 by March 31, 2002 and the balance thereafter.

     The notes payable is payable to the former shareholders of Astron as part of the purchase consideration.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

5. OTHER PAYABLES

     In accordance to the agreement signed to acquire Astron in February 1996, the Company will issue Ordinary Shares with a value of $10 million to the former Astron shareholders on June 30, 1998.

     In addition the Company agreed to pay $15 million in June 1998 to an entity affiliated with Stephen Rees as a consulting fee subject to certain conditions. In March 1997, the agreement with Mr. Rees' affiliate was revised, the conditions eliminated and the fee was reduced to $14 million. The cash portion of $5 million has been discounted at 8% over the period of the agreement and the remaining $9 million has not been discounted on the basis of the Company's intention to pay that portion in stock. The payment to former Astron shareholders and Mr. Rees' affiliate is interest-free and secured.

     The components of Other Payables are as follows:

                                                                        MARCH 31,
                                                                   -------------------
                                                                    1996        1997
                                                                   -------     -------
        Balance at beginning of the year.........................       --     $24,184
          Additions during the year..............................  $24,124          --
          Amortization of discount...............................       60         363
          Amendment of agreement.................................       --      (1,000)
                                                                   -------     -------
        Balance at end of the year...............................  $24,184     $23,547
                                                                   =======     =======

6. LEASE COMMITMENTS

  Capital Lease

     Following is a schedule by fiscal year, of future minimum lease payments under capital lease obligations for certain machinery and equipment, together with the present value of the net minimum lease payments (in thousands):

     Fiscal Years Ending March 31,

        1998...............................................................  $ 7,749
        1999...............................................................    5,514
        2000...............................................................    3,282
        2001...............................................................    2,164
        2002...............................................................      562
        Thereafter.........................................................       --
                                                                             -------
        Total installment payments.........................................   19,271
        Amount representing interest.......................................   (2,659)
                                                                             -------
        Present value of net installment payments..........................   16,612
        Less: current portion..............................................    6,475
                                                                             -------
        Long-term portion of capital lease.................................  $10,137
                                                                             =======

     Items costing $29,912 (1996: $28,387) with accumulated amortization $11,389 (1996: $8,781) purchased under capital leases have been included in machinery and equipment as of March 31, 1997. Lease amortization is included in depreciation expense.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

  Operating Leases

     The Company leases some of its facilities under operating leases. Future minimum lease payments under operating leases with a term of more than one year are as follows (in thousands):

     Fiscal Years Ending March 31,

                1998...............................................    3,302
                1999...............................................    3,078
                2000...............................................    2,404
                2001...............................................    1,697
                2002...............................................    1,406
                Thereafter.........................................    5,518
                                                                     -------
                                                                     $17,405
                                                                     =======

     The facilities lease of one of the subsidiaries provides for escalating rental payments over the lease period. Rent expense for the lease is being recognized on a straight-line basis over the term of the lease period. Total operating lease expenses were $1,957, $2,211 and $2,593 for the years ended March 31, 1995, 1996 and 1997 respectively.

7. CAPITAL COMMITMENTS

     Two of the subsidiaries, Flextronics (Malaysia) Sdn. Bhd. and Astron Group Limited have contracted to purchase $111 and $10,007 respectively, of fixed assets as of March 31, 1997. These fixed assets have not been delivered and are therefore not provided for in the accounts as of March 31, 1997.

     Astron Group Limited has authorised but not contracted to purchase $28,927 of fixed assets as at March 31, 1997. A commitment of $9,710 has also been made to contribute to a subsidiary of Astron Group Limited in PRC China for construction in progress in relation to the factory in Doumen.

8. INCOME TAXES

     The domestic and foreign components of income/(loss) before taxes are as follows:

                                                                  MARCH 31,
                                                       --------------------------------
                                                        1995         1996        1997
                                                       -------     --------     -------
        Singapore....................................  $(1,529)    $(21,977)    $  (392)
        Foreign......................................    9,148       10,636      10,067
                                                       -------     --------     -------
                                                       $ 7,619     $(11,341)    $ 9,675
                                                       =======     ========     =======

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     Income tax expense consists of the following:

                                                                    MARCH 31,
                                                           ----------------------------
                                                            1995       1996       1997
                                                           ------     ------     ------
        Current:
          Singapore......................................  $  366     $1,441     $1,608
          Foreign........................................     860      2,266      1,395
                                                           ------     ------     ------
                                                            1,226      3,707      3,003
                                                           ------     ------     ------
        Deferred:
          Singapore......................................     237         74       (559)
          Foreign........................................      --         10       (232)
                                                           ------     ------     ------
                                                              237         84       (791)
                                                           ------     ------     ------
                                                           $1,463     $3,791     $2,212
                                                           ======     ======     ======

     Total income tax expense differs from the amount computed by applying the Singapore statutory income tax rate of 26% (1996 and 1995: 26% and 27%) to income before taxes as follows:

                                                                   MARCH 31,
                                                        -------------------------------
                                                         1995        1996        1997
                                                        -------     -------     -------
        Computed expected income taxes................  $ 2,057     $(2,950)    $ 2,516
        Effect of Singapore income tax incentives.....       --         (82)         --
        Effect of losses from non-incentive Singapore
          operations..................................      367       7,822         498
        Effect of foreign operations..................   (1,609)     (1,785)     (2,336)
        Non-deductible items:
          Amortization of goodwill and intangibles....      205         329         436
          Loss on sale of investments.................       --          69          --
          Joint venture losses........................      216          --          --
          Bank commitment fee.........................       --          --         382
        Others........................................      227         388         716
                                                        -------     -------     -------
                                                        $ 1,463     $ 3,791     $ 2,212
                                                        =======     =======     =======

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     The components of deferred income taxes are as follows:

                                                                       MARCH 31,
                                                                 ---------------------
                                                                   1996         1997
                                                                 --------     --------
        Deferred tax liabilities:
          Fixed assets.........................................  $  1,343     $    801
          Intangible assets....................................     3,097        2,751
          Others...............................................       169          237
                                                                 --------     --------
                                                                    4,609        3,789
                                                                 --------     --------
        Deferred tax assets
          Fixed assets.........................................      (207)        (311)
          Provision for stock obsolescence.....................      (683)      (1,364)
          Provision for doubtful debts.........................      (361)      (1,636)
          Net operating loss carry forwards....................   (13,805)     (16,665)
          Unabsorbed capital allowances carry forwards.........      (539)        (606)
          Others...............................................      (611)        (645)
                                                                 --------     --------
                                                                  (16,206)     (21,227)
                                                                 --------     --------
        Valuation allowance....................................    15,690       20,740
                                                                 --------     --------
        Net deferred tax liability.............................  $  4,093     $  3,302
                                                                 ========     ========
        The net deferred tax liability is classified as
          follows:
          Non-current liability................................  $  4,353     $  3,710
          Current asset........................................      (260)        (408)
                                                                 --------     --------
                                                                 $  4,093     $  3,302
                                                                 ========     ========

     The Company's net deferred tax assets consist of the following:

                                                                       MARCH 31,
                                                                 ---------------------
                                                                   1996         1997
                                                                 --------     --------
        Net operating loss carried forward
          UK.................................................       2,596        3,291
          USA................................................      11,020       13,185
          Malaysia...........................................         189          189
        Others...............................................       2,145        4,483
                                                                 --------     --------
        Total deferred tax assets............................      15,950       21,148
        Valuation allowance..................................     (15,690)     (20,740)
                                                                 --------     --------
        Net deferred tax assets..............................    $    260     $    408
                                                                 ========     ========

     At March 31, 1997, the Company had net operating loss carryforwards of approximately $30,663 for U.S. federal income tax purposes which will expire between 2003 and 2011 if not previously utilized. Utilization of the U.S. net operating loss carryforwards may be subject to an annual limitation due to the change in ownership rules provided by the Internal Revenue Code of 1986. This limitation and other restrictions provided by the Internal Revenue Code of 1986 may reduce the net operating loss carryforward such that it would not be available to offset future taxable income of the U.S. subsidiary.

     At March 31, 1997, the Company had net operating loss carryforwards of approximately $9,973 and $632 in U.K. and Malaysia respectively. The utilization of these net operating loss carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such carryforwards arose. These losses carryforward indefinitely.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     The Company has been granted the following tax incentives:

          (i) Investment allowance on approved fixed capital expenditure incurred within 5 years after August 1, 1990 subject to a maximum of $2,700 for its Singapore operations was granted by the Economic Development Board of Singapore. This investment allowance has been utilized by the Company to reduce taxable income of its Singapore subsidiary since 1991. This allowance is however fully utilized at the end of fiscal 1996.

          (ii) Pioneer status granted to one of its Malaysian subsidiary for a period of 5 years under the Promotion of Investment Act, 1986. This pioneer incentive provides a tax exemption on manufacturing income of this subsidiary.

          (iii) Product Export Enterprise incentive for a lower rate for its facility at Shekou. The Company's operations in Shekou is located in a "Special Economic Zone" and is an approved "Product Export Enterprise" which qualifies for a special corporate income tax rate of 10%. This special tax rate is subject to the Company exporting more than 70% of its total value of products manufactured in China. The Company's status as a Product Export Enterprise is reviewed annually by the Chinese government authorities.

     The Company's investments in its plants in Xixiang and Doumen, China fall under the "Foreign Investment Scheme" that entitles the Company to apply for a five-year tax incentive. The Company obtained the incentive for the Doumen plant in December 1995 and the Xixiang plant in October 1996. With the approval, the Company's tax rates on income from these facilities during the incentive period will be 0% in years 1 and 2 and 7.5% in years 3 through 5, commencing in the first profitable year.

     A portion of the Company's sales are carried out by its subsidiary in Labuan, Malaysia where the Company has opted to pay the Labuan tax authorities a fixed amount of US$8 tax each year in accordance with the Labuan tax legislation.

     A portion of the Company's sales are carried out by its subsidiary, an offshore ordinary company, in Mauritius where the tax rate is at 0% for such companies.

     The potential deferred tax asset arises substantially from tax losses available for carry-forward. These tax losses can only be set off against future income of the operations in respect of which the tax losses arose.

     As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realise the deferred tax asset benefit.

9. SHAREHOLDERS' EQUITY

  Exercise of Options

     During the financial year ended March 31, 1997, certain employees exercised their options to purchase 239,633 Ordinary Shares at an exercise price of US$0.77 -- US$24.00 per share.

  Declaration of Dividends

     The Company in a general meeting may by ordinary resolution declare dividends but no dividend will be payable in excess of the amount recommended by the directors. As the Company is incorporated in Singapore, all dividends declared will be denominated in Singapore currency. The Company has not declared any dividends to date.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

  Acquisition of Flextronics International (UK) Limited ("FILUK) (formerly known as Assembly & Automation (Electronics) Limited)

     On April 12, 1995, the Company acquired all the outstanding stock of FILUK in exchange for $2,879 in cash and 66,908 Ordinary Shares of the Company, valued at $14.019 per share.

  Acquisition of Astron Group Limited ("Astron")

     On February 2, 1996, the Company acquired all the outstanding stock of Astron in exchange for $13,440 in cash; 238,684 Ordinary Shares of the Company, valued at $27.262 per share; issuance of a $10 million promissory note due one year after acquisition date; issuance of a $5 million promissory note due two years after acquisition date and the issuance of $10 million of Ordinary Shares of the capital of the Company on June 30, 1998. The promissory notes bear interest at the rate of 8% per annum.

     In addition, the Company will issue $9 million of Ordinary Shares of the Company on June 30, 1998, in accordance to the revised agreement with Mr. Stephen Rees' affiliate in March 1997.

  Acquisition of Fine Line Printed Circuit Design Inc. ("Fine Line")

     On November 25, 1996, the Company acquired all the outstanding stock of Fine Line in exchange for 223,321 Ordinary Shares of the Company, valued at $25.52 per share.

  Foreign Currency Payments in the Company's subsidiaries operating in the People's Republic of China

     The Company's subsidiaries operating in the People's Republic of China are required to obtain approval from the relevant authorities when making foreign currency payments.

  Issuance of non-employee stock options

     On June 3, 1996, the Company issued 20,000 stock options with an exercise price of $31.25 to a customer under a sales agreement with the customer that provided for the issuance of such options upon that customer's reaching a specified sales target.

     These options were valued as of the grant date using the Black-Scholes model. The resulting value of $380,000 was recorded as a discount in the accompanying fiscal 1997 income statement.

10. SHARE OPTION PLANS

     In July 1993, the Company adopted an Executives' Share Option Scheme ("SOS") and an Executives' Incentive Share Scheme ("ISS") for selected management employees of the Company. The Company granted stock options for 344,520 Ordinary Shares exercisable at $2.92 per share (fair market value at date of the grant) under the SOS and stock options for 54,618 Ordinary Shares at S$0.01 per share (fair market value at date of grant was $2.92 per share) under the ISS.

     The Company's 1993 Share Option Plan (the "Plan") that provides for the grant of incentive stock options, automatic option grants and non-statutory stock options to employees and other qualified individuals to purchase Ordinary Shares of the Company. In August 1996 the Company's 1993 Share Option Plan was amended to reserve an additional 500,000 Ordinary Shares for issuance. At March 31, 1997, the Company had reserved 2,000,000 Ordinary Shares for issuance under the Plan.

     In January 1995, the Company acquired nCHIP and thereby assumed the existing nCHIP stock option plan and employee stock options outstanding thereunder. The outstanding nCHIP employee stock options were converted into options to purchase approximately 345,389 of the Company's Ordinary Shares.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     Proforma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to March 31, 1995 under the fair value method of this Statement. The fair value of these options was estimated at the date of grant using the Black-Scholes multiple option pricing model with the following weighted average assumptions: risk-free interest rates ranging from 5.31% to 5.66% and from 5.40% to 5.77% for 1996 and 1997, respectively; a dividend yield of 0.0%, a volatility factor of the expected market price of the Company's common stock of 0.67, and a weighted-average expected life of the option of 0.13 years beyond each respective vesting period.

                                                                           MARCH 31,
                                                                         -------------
                                                                         1996     1997
                                                                         ----     ----
        Options granted 4 year vesting.................................   628      705
        Options granted 2 year vesting.................................    15       15
                                                                         ----     ----
        Total granted..................................................   643      720
                                                                         ====     ====
        Weighted average vesting period (years)........................  3.96     3.96

     The weighted average vesting period is rounded to 4 years.

     The amount of compensation expense recognized under all Flextronics Share Option Plans is $1,453 in 1996 and $3,290 in 1997.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those traded options, and because the changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Had the compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the SFAS 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                                        MARCH 31,
                                                                   -------------------
                                                                     1996        1997
                                                                   --------     ------
        Net income/(loss):
          As reported............................................  $(15,132)    $7,463
          Proforma...............................................   (16,052)     5,380
        Net income/(loss) per share
          Primary
             As reported.........................................  $  (1.19)    $ 0.50
             Proforma............................................     (1.27)      0.36

     Because SFAS 123 is applicable only to awards granted subsequent to December 30, 1994, the proforma effect will not be fully reflected until 1998.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     The following table presents the activity for options.

                                              1995                   1996                   1997
                                      --------------------   --------------------   --------------------
                                                  WEIGHTED               WEIGHTED               WEIGHTED
                                                  AVERAGE                AVERAGE                AVERAGE
                                                  EXERCISE               EXERCISE               EXERCISE
                                       OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                                      ---------   --------   ---------   --------   ---------   --------
Outstanding -- beginning of year....  1,004,902    $ 3.47    1,026,052    $ 4.76    1,315,970    $12.52
Granted.............................    231,249      8.97      641,783     20.63      721,203     25.10
Exercised...........................   (143,699)     2.96     (304,201)     3.30     (239,633)     5.86
Forfeited...........................    (66,400)     3.88      (47,664)    11.03     (124,629)    17.81
Outstanding -- end of year..........  1,026,052      4.76    1,315,970     12.60    1,672,911     18.57
Exercisable at end of year..........    394,535                414,855                576,896
Weighted average fair value of
  options granted during the year...                 9.67                   9.22                  11.25

11. PROVISION FOR PLANT CLOSURE


     The provision for plant closure of $5,868 in fiscal 1997 relates to the costs incurred in the closure of the Texas facility, the write-off of obsolete equipment at the nChip semiconductor fabrication facility and downsizing the Singapore manufacturing operations. The provision includes $2 million provision for severance payment and $500 provision for the write-off of fixed assets in the Singapore manufacturing facilities. An amount of $2,808 associated with certain obsolete equipment at the Company's nChip and Texas facilities have been written off. The provision also includes severance payments amounting to $560 for the employees of the Texas and nChip facility. The Company has not recorded the remaining costs related to existing leases at the Texas facility as the Company is continuing to use the facility for certain administrative and warehousing functions, and believes it is probable that it will sublease this facility and that the sublease income will not be materially less than the remaining obligations under the lease.


     The provision for plant closure of $1,254 in fiscal 1996 was associated with the write off of certain obsolete equipment at the Company's facilities in Malaysia and Shekou, China.

     The components of plant closure costs are as follows:

                                                                         MARCH 31,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Assets write-off...........................................  $1,254     $3,308
        Severance payment to employees.............................      --      2,560
                                                                     ------     ------
                                                                      1,254      5,868
                                                                     ------     ------
        Severance payment made during the year.....................      --     $  560
                                                                     ======     ======

12. BANK COMMITMENT FEES

     In March 1997, the Company incurred bank commitment fees of $750 which were related to a proposed $100.0 million credit facility. This proposed credit facility was not consummated, and the bank's commitment expired unused at the end of March, 1997. Accordingly, such fees were included in other expense in the fiscal 1997 income statement.

13. RELATED PARTY TRANSACTIONS

     For the year ended March 31, 1997, the Company had net sales of $1,548 to Metcal, Inc., a precision heating instrument company. The Company's Chairman and Chief Executive Officer, Michael E. Marks has a beneficial interest in Metcal, Inc.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     For the year ended March 31, 1996, the Company had net sales of $2,133 to Metcal, Inc.

     Prior to becoming the Company's Chief Officer in January 1994, Michael E. Marks was the President and Chief Executive Officer of Metcal, Inc. Michael E. Marks remained as a director of Metcal, Inc. during the year ended March 31, 1997.

     In March 1997, the Company revised the agreement to pay in June 1998 a $15 million consulting fee to an entity affiliated with Stephen JL Rees Senior Vice President, Worldwide Sales and Marketing. The Company and Mr. Rees agreed to remove the remaining conditions to payment of the fee and to reduce this amount of the fee which remains payable in June 1998 to $14 million.

     For the year ended March 31, 1997, the Company transacted with Croton Ltd and Mayfield International Limited ('Mayfield'), both companies of which Stephen JL Rees has beneficial interests. During the current fiscal year, $118 was paid for services rendered by Croton Ltd under a management service contract. Astron has also rented an office from Mayfield, and rentals charged to Astron during the period amounted to $208. At March 31, 1997 a loan balance in the amount of $2,554 was due from Mayfield. The loan is unsecured, interest bearing at 7.15% per annum and is wholly repayable by February 4, 1999.

14. MERGERS, ACQUISITIONS AND STRATEGIC INVESTMENTS

  Restatement

     The Company has reconsidered its accounting treatment for the acquisition of the Astron Group Limited ("Astron") and a new independent valuation was performed as of the date of the acquisition to address certain matters not addressed in the original valuation. The cost of acquiring Astron has also been changed from amounts previously reported to correct certain errors. The allocation of the revised purchase price to the assets acquired is based on the new valuation report.

     The originally reported consideration paid to acquire Astron at February 2, 1996 and the revised cost are as follows:

                                                              AS ORIGINALLY
                                                                REPORTED        AS RESTATED
                                                              -------------     -----------
        Cash................................................     $13,440          $13,440
        Ordinary shares.....................................       6,507            6,507
        Ordinary shares to be issued June 30, 1998..........      10,000           10,000
        Promissory notes....................................      15,000           15,000
        Contingent ("earnout") consideration................       3,125               --(i)
        Service agreement...................................          --           14,124(ii)
        Direct costs........................................         700              700
                                                                 -------          -------
        Total purchase consideration........................     $48,772          $59,771
                                                                 =======          =======

---------------

(i) Part of the conditions for the contingent earnout have been deemed by management to have been met based on the management accounts of Astron at March 31, 1996, but this amount was not accounted for as required by generally accepted accounting principles where any contingent additional consideration should be disclosed but not recorded as a liability.

(ii) The consultant and service agreement with an affiliate of the former Chairman of Astron ("Service Agreement") required a $15 million payment on June 30, 1998, of which $5 million is payable in cash and the balance in Ordinary Shares. The Service Agreement was originally deemed a contingent compensation agreement. However, no compensation expense was recorded in 1996 and no effect was given in the computation of earnings per share to the portion payable in Ordinary Shares as required by generally accepted accounting principles. On reconsideration, it was determined that the agreement should be accounted for as the payment of purchase consideration. The cash portion is included at its present value as of February 2, 1996, and the stock portion has been included in the computation of

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     earnings per share. This Service Agreement was subsequently revised on March 27, 1997 to remove the remaining conditions to payment of the fee and reduce the amount payable to $14 million.

     In the Company's original accounting for the allocation of the purchase price, certain intangible assets had been identified and valued. However, due to an oversight, no value was recorded. The allocation of the purchase price as originally reported and as reallocated on the basis of the new valuation are as follows:

                                                              AS ORIGINALLY
                                                                REPORTED        AS RESTATED
                                                              -------------     -----------
        Astron's net assets at fair value...................     $16,960          $17,200
        In-process research and development.................      31,562           29,000
        Intangible assets...................................         250           11,910
        Goodwill............................................          --            4,758
        Less: deferred tax liability........................          --           (3,097)
                                                                 -------          -------
        Total...............................................     $48,772          $59,771
                                                                 =======          =======

     The Company has restated its March 31, 1996 financial statements to give effect to the above changes in the consideration, and the new allocation of the purchase price. The $17.4 million net loss previously reported for the year ended March 31, 1996 has been reduced by $2.3 million ($0.20 per share) to give effect to the change in the amount of in-process research and development written off on acquisition offset in part by the amortization of the recorded goodwill and the increase in the acquired intangible assets. The per share amount also includes the effect of restating the weighted average number of outstanding Ordinary Shares and equivalents.

     The effects of the adjustments described above are as follows:

        Restatement of 1996 Net Loss

        Net loss as originally reported..................................    $(17,412)

        Decrease in amount of in-process research and development written
          off............................................................       2,562
        Increase in:
          Intangible asset amortization..................................        (208)
          Goodwill amortization..........................................         (14)
          Interest expense due from discounting of $5 million cash.......         (60)
                                                                             --------
        Net loss as restated.............................................    $(15,132)
                                                                             ========

     The discussion of the Astron acquisition below gives effect to the restatement of the 1996 amounts.

  Current Year

     In November 25, 1996, the Company acquired Fine Line Printed Circuit Design, Inc. ("Fine Line"), a circuit board layout and prototype operation located in San Jose, California. The acquisition was accounted for as a pooling of interests and the Company has issued 223,321 Ordinary Shares in exchange for all of the outstanding capital stock of Fine Line. Prior period financial statements were not restated because the financial results of Fine Line do not have a material impact on the consolidated result.

     On December 20, 1996, the Company acquired 40% of FICO Investment Holding Limited ("FICO") for $5.2 million of which $3 million was paid in December 1996 and the balance payment of $2.2 million which was paid in June 1997 was accrued for in March 1997. The excess of the purchase price over the fair market value of the net tangible assets acquired amounted to $3.2 million which are being amortized over ten years. The Company has an option to purchase the remaining of 60% of FICO in 1998; the consideration for the remaining 60% is dependent on the financial performance of FICO for the period ending December 31, 1997.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     On March 27, 1997, the Company acquired the manufacturing facilities in Karlskrona, Sweden and related inventory, equipment and assets from Ericsson Business Networks AB ("Ericsson") for $82,354 which was financed by a bank loan. The transaction has been accounted for under the purchase method and accordingly, the purchase price has been allocated to the assets based on their estimated fair market values at the date of acquisition.

     The consolidated financial statements contain the results of the acquired companies from the date of acquisition.

  Previous Years

     On April 12, 1995, the Company acquired all of the issued share capital of Assembly & Automation (Electronics) Limited, a private limited company incorporated in the UK that provides contract manufacture of electronics and telecommunications equipment, for a total consideration of $4.1 million by way of cash and the issuance of 66,908 Ordinary Shares. The transaction has been accounted for under the purchase method, and accordingly, the purchase price has been allocated to the assets and liabilities assumed based upon their estimated fair market values at the date of acquisition. The excess of the purchase price over the fair market value of the net tangible assets acquired aggregated approximately $4.6 million of which $237 was allocated to intangibles which are being amortized on a straight line basis over their estimated useful life of three years. Goodwill is amortized over twenty years.

     On February 2, 1996, the Company acquired all of the issued share capital of Astron Group Limited, a private limited company incorporated in the Hong Kong who is a manufacturer of circuit boards used in electronics and telecommunications, for a consideration of $59.8 million by way of cash; issuance of 238,684 Ordinary Shares and $10 million of Ordinary Shares of the Company on June 30, 1998; and the issuance of promissory notes bearing interest at 8%. The Company had originally agreed to pay an earnout of up to $12.5 million contingent upon Astron meeting certain pre-tax profit for calendar year 1996.

     The transaction was accounted for under the purchase method, and accordingly, the purchase price has been allocated to the assets and liabilities assumed based upon their estimated fair market values at the date of acquisition. The valuation of Astron's in-process research & development was determined by an independent valuation firm to be $29 million, and the Company has written off this $29 million in the consolidated Statement of Operations for the year ended March 31, 1996. The valuation has also resulted in the allocation of $16.7 million to goodwill and identifiable intangible assets. Goodwill of $4.8 million and $11.9 million of identifiable intangible assets principally related to developed technology, customer list, assembly workforce and trademarks were recorded.

     The consulting and service agreements with an affiliate of the former Chairman of Astron, provided for an annual fee, plus a $15 million payment to be made on June 30, 1998 subject to certain terms and conditions. A new agreement was signed between the two parties in March 1997 which reduced the amount to $14 million and removed the original terms and conditions. This revision to the agreement has been accounted for as a reduction in the purchase price and goodwill as of this date of the new agreement.

     In March 1997, management negotiated with Stephen Rees, Chairman of Astron who was representing the former shareholders of Astron, a settlement of the earnout condition of the Astron purchase agreement discussed above, the amount of which was in dispute. Substantially all of the former shareholders of Astron were affiliates of Mr. Rees or members of his family. Concurrently with negotiation of the earnout payment, management and Mr. Rees renegotiated the terms and conditions of the Services Agreement among the Company and an affiliate of Mr. Rees. As a result of these negotiations, management agreed to pay to the former shareholders of Astron an earnout in the amount of $6.25 million, and Mr. Rees agreed to reduce to $14 million, the amount due to the affiliate under the Services Agreement. Because of the contemporaneous nature of these negotiations and the relationship of Mr. Rees to the parties to the agreements, management determined that the resulting adjustments should each be accounted for as an adjustment to the cost of

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

acquiring Astron. Accordingly, $5.25 million has been added in March 1997 to the goodwill acquired. This amount represents the agreed upon $6.25 million payment due under the earnout agreement less the $1.0 million reduction in the amount due under the Services Agreement.

     The consolidated financial statements contain the results of the acquired companies from the date of acquisition.

     In January 1995, the Company acquired nCHIP by the issuance of 2,104,602 ordinary shares of S$0.01 par value each, in exchange for all of the outstanding capital stock of nCHIP. In addition, outstanding nCHIP employee stock options were converted into options to purchase approximately 345,389 of the Company's ordinary shares. The transaction was accounted for as a pooling of interests and therefore, all prior period financial statements presented have been restated as if the acquisition took place at the beginning of such periods.

     nCHIP has a calendar year end and, accordingly, the nCHIP statement of income for the year ended December 31, 1993 have been combined with the Company's statement of income for the fiscal years ended March 1994. Effective April 1, 1994 nCHIP's fiscal year end has been changed from December 31 to March 31 to conform to the Company's fiscal year-end. Accordingly, nCHIP's operations for the three months ended March 31, 1994 including net sales of $2,302 and net loss of $596 have been excluded from consolidated results and have been reported as an adjustment to the April 1, 1994 consolidated retained earnings.

     Separate results of operations for the period prior to the acquisition are as follows:

                                                                           UNAUDITED
                                                                          NINE MONTHS
                                                                             ENDED
                                                                          DECEMBER 31,
                                                                              1994
                                                                          ------------
        Net sales
          Company.......................................................    $163,249
          nCHIP.........................................................       7,623
                                                                            --------
          Combined......................................................    $170,872
                                                                            ========
        Net income
          Company.......................................................    $  7,626
          nCHIP.........................................................      (3,400)
                                                                            --------
          Combined......................................................    $  4,226
                                                                            ========
        Other changes in shareholders' equity
          Company.......................................................    $   (144)
          nCHIP.........................................................       5,287
                                                                            --------
          Combined......................................................    $  5,143
                                                                            ========

     As of December 20, 1994, the Company had a 49% interest in FlexTracker and accounted for this investment using the equity method. On December 30, 1994, the Company acquired the net assets (except the $1.0 million loan made by the joint venture partner, HTS, to FlexTracker) for approximately $3.3 million.

     On March 1, 1994, the Company acquired all of the outstanding stock of FTI, a company that provides high value-added, high quality, just-in-time manufacturing services to original equipment manufacturers in the computer and electronics industry, for approximately $4.0 million. The transaction has been accounted for under the purchase method, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair market values at the date of acquisition. Such allocation has been based on the valuation by an independent corporate valuation firm. The excess of the purchase price

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

over the fair market value of the net tangible assets acquired resulting in goodwill aggregated approximately $2.4 million and has been allocated to goodwill which is being amortized on a straight-line basis over its estimated useful life of twenty-five years.

     The operating results of FTI are included in the Company's consolidated results of operations from the date of acquisition.

     The following unaudited pro forma information of the Company reflects the results of operations for the years ended March 31, 1995 and 1996 as if the acquisitions of Assembly & Automation (Electronics) Limited and Astron Group Limited had occurred as of April 1, 1994 and as if the acquisitions of the net assets and business of Flextracker and FTI also had, occurred as of April 1, 1994 and after giving effect to certain adjustments including amortization of intangibles and goodwill. The unaudited proforma information does not include the effects of acquiring the Karlskrona Facilities in March 1997 because information relating to its operation prior to the company's acquisition is not available. The unaudited pro forma information is based on the acquired entities' results of operations for the years ended December 31, 1994 and 1995 as the fiscal year end of these entities and the rest of the group are not co-terminus. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually took place at April 1, 1994 or 1995 or of operating results which may occur in the future.

                          YEAR ENDED MARCH 31,                      1995        1996
        --------------------------------------------------------  --------     -------
        Net sales...............................................  $292,219     466,039
        Net income..............................................      (872)*    11,977*
        Net income per share....................................     (0.07)       0.89

---------------

* Excludes the effects of the write-off of $29,000 of in-process research and development at the date of the acquisition of Astron.

15. SEGMENT REPORTING

    The Company operates in one primary business segment -- providing sophisticated electronics assembly and turnkey manufacturing services to a select group of original equipment manufacturers engaged in the computer, medical, consumer electronics and communications industries. Sales to major customers who accounted for more than 10% of net sales were as follows:

                                                                      MARCH 31,
                                                               ------------------------
                              CUSTOMER                         1995     1996      1997
        -----------------------------------------------------  ----     -----     -----
        Visioneer............................................  1.70%    13.14%     7.00%
        Lifescan.............................................  20.1%    14.10%    13.34%
        Global Village.......................................  4.50%    10.50%     8.26%
        U.S. Robotics........................................  0.00%     0.00%    10.63%

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

     Sales for similar classes of products within the Company's business segment is presented below (in thousands):

                                                                 MARCH 31,
                                                     ----------------------------------
                       PRODUCT TYPE                    1995         1996         1997
        -------------------------------------------  --------     --------     --------
        Medical....................................  $ 49,152     $ 78,322     $ 89,682
        Computer...................................    77,419      220,930      250,498
        Telecommunication..........................    43,399       60,466       75,947
        PCB........................................        --        4,485       28,470
        Industrial.................................        --        9,664        6,832
        Consumer products..........................    47,515       23,858       12,495
        MCMs.......................................  11,847..       19,817       19,214
        Others.....................................     8,054       30,804        7,447
                                                     --------     --------     --------
                                                     $237,386     $448,346     $490,585
                                                     ========     ========     ========

     A summary of the Company's operations by geographical area for the three years ended March 31, 1995, 1996 and 1997 was as follows (in thousands):

                                                                 MARCH 31,
                                                     ----------------------------------
                       PRODUCT TYPE                    1995         1996         1997
        -------------------------------------------  --------     --------     --------
        NET SALES:
          Singapore:
             Unaffiliated customers
               Domestic............................  $  3,596     $    653     $  1,401
               Export..............................     7,358        9,277          851
             Intercompany..........................    67,572       77,899       88,054
                                                     --------     --------     --------
                                                       78,526       87,829       90,306
          Hong Kong/China/Mauritius:
             Unaffiliated customers
               Domestic............................    17,757       11,838       11,398
               Export..............................        --        2,980       21,203
             Intercompany..........................    29,353       60,780      129,162
                                                     --------     --------     --------
                                                       47,110       75,598      161,763
          USA/Europe/Mexico:
             Unaffiliated customers
               Domestic............................  $ 50,506     $207,961     $208,225
               Export..............................        --       13,767        2,431
             Intercompany..........................        --           27            9
                                                     --------     --------     --------
                                                       50,506      221,755      210,665
          Malaysia:
             Unaffiliated customers
               Domestic............................        --           --           --
               Export..............................   158,168     $201,870     $245,075
             Intercompany..........................         4           --           --
                                                     --------     --------     --------
                                                      158,172      201,870      245,075
        Eliminations...............................   (96,928)    (138,706)    (217,224)
                                                     --------     --------     --------
                                                     $237,386     $448,346     $490,585
                                                     ========     ========     ========

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                          UNLESS OTHERWISE INDICATED)

                                                                 MARCH 31,
                       PRODUCT TYPE                    1995         1996         1997
        -------------------------------------------  --------     --------     --------
        INCOME/(LOSS) FROM OPERATIONS:
          Singapore................................  $     90     $(25,334)    $   (184)
          Hong Kong/China/Mauritius................       638       (6,110)       4,787
          USA/Mexico...............................    (1,290)       4,570       (5,531)
          Europe...................................        15       (1,514)      (1,829)
          Malaysia.................................    10,754       18,953       17,626
                                                     --------     --------     --------
                                                     $ 10,207     $ (9,435)    $ 14,869
                                                     ========     ========     ========

                                                                 MARCH 31,
                                                     ----------------------------------
                       PRODUCT TYPE                    1995         1996         1997
                                                     --------     --------     --------
        IDENTIFIABLE ASSETS:
          Singapore................................  $ 23,426     $ 48,434     $ 50,118
          Hong Kong/China/Mauritius................    17,020       50,284       68,695
          USA/Mexico...............................    26,354       73,552       74,884
          Europe...................................        22       11,060      116,919
          Malaysia.................................    49,295       47,694       48,618
                                                     --------     --------     --------
                                                     $116,117     $231,024     $359,234
                                                     ========     ========     ========

     Geographic revenue transfers are based on selling prices to unaffiliated companies, less discounts. Income (loss) from operations is net sales less operating expenses, goodwill amortization and provision for plant closings, but prior to interest or other expenses and income taxes.

     The Company's subsidiaries, with the exception of Astron Group Limited, are interdependent and are not managed for stand alone results. Certain operational functions for the entire Company, such as marketing and administration, may be carried out by a subsidiary in one country. In addition, the Company may from time to time shift responsibilities from a subsidiary in one country to a subsidiary in another country, thereby changing the operating results of the impacted subsidiaries but not the Company as a whole. For these reasons, the Company believes that changes in results of operations in the individual countries in which it operates are not necessarily reflective of material changes in the Company's overall results.

                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                         MARCH 31,        JUNE 30,
                                                                           1997*            1997
                                                                        -----------     ------------
                                                                                        (UNAUDITED)
                                                                               (IN THOUSANDS)
                                               ASSETS

Current assets
  Cash................................................................   $  23,645        $   33,092
  Accounts receivable, net............................................      69,331            74,001
  Inventories.........................................................     106,583           108,926
  Other current assets................................................      10,769            12,308
                                                                          --------          --------
          Total current assets........................................     210,328           228,327
                                                                          --------          --------
Property and equipment
  At cost.............................................................     153,137           180,255
  Accumulated depreciation............................................     (42,172)          (44,420)
                                                                          --------          --------
  Net property and equipment..........................................     110,965           135,835
                                                                          --------          --------
  Other non-current assets............................................      37,941            37,969
                                                                          --------          --------
          TOTAL ASSETS................................................   $ 359,234        $  402,131
                                                                          ========          ========

                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Bank borrowings.....................................................   $ 111,075        $   73,500
  Current portion of capital lease and long-term debt.................      12,233            11,754
  Accounts payable....................................................      73,631            82,881
  Other current liabilities...........................................      38,436            63,368
                                                                          --------          --------
          Total current liabilities...................................     235,375           231,503
                                                                          --------          --------
Long term debt, less current portion..................................      25,712            67,518
Obligations under capital leases and deferred income taxes............      13,847            13,860
Notes payable to shareholders.........................................         223               223
Minority interest.....................................................         485               485
Shareholders' equity
  Ordinary shares, S$0.01 par value:
  Authorized -- 100,000,000 shares at March 31, 1997 and June 30, 1997
  Issued and outstanding -- 13,676,243 shares at March 31, 1997 and
     13,752,293 shares at June 30, 1997...............................          88                89
  Additional paid-in capital..........................................      95,570            95,207
  Accumulated deficit.................................................     (12,066)           (6,754)
                                                                          --------          --------
          Total shareholders' equity..................................      83,592            88,542
                                                                          --------          --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................   $ 359,234        $  402,131
                                                                          ========          ========

---------------

* The balance sheet at March 31, 1997 has been derived from audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                              JUNE 30,
                                                                       -----------------------
                                                                         1996           1997
                                                                       --------       --------
                                                                       RESTATED
                                                                        (IN THOUSANDS, EXCEPT
                                                                         PER SHARE AMOUNTS)
Net sales............................................................  $117,889       $196,883
Costs and expenses:
  Cost of sales......................................................   106,143        177,212
  Selling, general and administrative expenses.......................     5,611         10,549
  Goodwill and intangibles amortization..............................       659            742
  Net interest expense...............................................       595          2,938
  Foreign exchange gain..............................................        79            306
  Income from associated company.....................................        --            300
                                                                       --------       --------
                                                                        112,929        190,835
  Income before income taxes.........................................     4,960          6,048
  Provision for income taxes.........................................       763            736
                                                                       --------       --------
Net income after income taxes........................................     4,197          5,312
                                                                       ========       ========
Earnings per share:
  Net income per share...............................................  $   0.28       $   0.36
                                                                       ========       ========
Weighted average ordinary shares and equivalents.....................    14,914         14,955
                                                                       ========       ========

           See notes to condensed consolidated financial statements.

                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                              JUNE 30,
                                                                       -----------------------
                                                                         1996           1997
                                                                       --------       --------
                                                                       RESTATED
                                                                           (IN THOUSANDS)
Net cash provided by operating activities............................  $  3,455       $ 17,955
Investing activities:
  Purchases of property and equipment................................    (5,739)       (28,173)
  Proceeds from sale of property and equipment.......................        39             88
  Payment for Astron.................................................        --         (6,250)
                                                                       --------       --------
Net cash used for investing activities...............................    (5,700)       (34,335)
                                                                       ========       ========
Financing activities:
  Borrowings from banks, net.........................................     4,605         27,925
  Repayment of capital lease obligations.............................      (701)        (2,129)
  Repayment of long-term debt........................................      (342)          (277)
  Repayment of loan from related party...............................       350             --
  Net proceeds from issuance of share capital........................       547            308
                                                                       --------       --------
Net cash provided by financing activities............................     4,459         25,827
                                                                       ========       ========
Net increase in cash.................................................     2,214          9,447
Cash, beginning of period............................................     6,546         23,645
                                                                       --------       --------
Cash, end of period..................................................  $  8,760       $ 33,092
                                                                       ========       ========

           See notes to condensed consolidated financial statements.

                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending March 31, 1998.

NOTE B -- INVENTORIES

     Inventories are stated at the lower of cost or market value. Cost is comprised of direct materials on a first-in-first-out basis and, in the case of finished products and work-in-progress, direct labor and attributable production overheads based on normal levels of activity. The components of inventory consist of the following:

                                                                 MARCH 31      JUNE 30
                                                                   1997          1997
                                                                 ---------     --------
                                                                     (IN THOUSANDS)
        Raw materials..........................................  $  64,213     $ 95,612
        Work-in-process........................................     16,561       10,753
        Finished goods.........................................     25,809        2,561
                                                                  --------     --------
                  Total........................................  $ 106,583     $108,926
                                                                  ========     ========

NOTE C -- RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 establishes a different method of computing net income per share than is currently required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS No. 128, the Company will be required to present both basic net income per share and diluted net income per share.


     The Company plans to adopt SFAS No. 128 in its fourth fiscal quarter ending March 31, 1998 and at that time all historical net income per share data presented will be restated to conform to the provisions of SFAS No. 128. Under the provisions of SFAS 128, basic and diluted net income per share for the three month periods ended June 30, 1997 and June 30, 1996, would have been $0.38 and $0.36 and $0.32 and $0.28, respectively.


     In February 1997, FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure", which will be adopted by the Company in the fourth quarter of 1998. SFAS No. 129 requires companies to disclose certain information about their capital structure. The Company does not anticipate that SFAS No. 129 will have a material impact on its financial statements.

     In July 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years ending after December 15, 1997. The Company does not anticipate that SFAS No. 130 will have a material effect on its financial position, results of operations, or cash flows.

                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                                  (UNAUDITED)

NOTE D -- NET INCOME PER SHARE

     Net income per share for each period is calculated by dividing net income by the weighted average shares of common stock and common stock equivalents outstanding during the period using the treasury stock method. Common stock equivalents consist of shares issuable upon the exercise of outstanding common stock options and warrants. Fully diluted net income per share is substantially the same as primary net income per share.

======================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

                          ----------------------------
                               TABLE OF CONTENTS
                          ----------------------------


                                        Page
Incorporation of Certain Documents by
  Reference...........................    2
Prospectus Summary....................    3
The Company...........................    5
Risk Factors..........................    6
Enforcement of Civil Liabilities......   15
Use of Proceeds.......................   15
Dividends.............................   16
Price Range of Ordinary Shares........   16
Capitalization........................   17
Selected Financial Data...............   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   33
Management............................   43
Principal Shareholders................   45
Description of Capital Shares.........   47
Taxation..............................   50
Underwriting..........................   52
Certain Legal Matters.................   53
Experts...............................   53
Available Information.................   54
Consolidated Financial Statements.....  F-1


======================================================

======================================================
                                1,750,000 SHARES

                                      LOGO

                                ORDINARY SHARES
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                             MONTGOMERY SECURITIES

                                COWEN & COMPANY

                                 UBS SECURITIES
                             Dated          , 1997
===================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the Ordinary Shares being registered. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

    Securities and Exchange Commission registration fee......................  $   16,085
    NASD filing fee..........................................................       5,808
    Nasdaq National Market filing fee........................................      17,500
    Accounting fees and expenses.............................................     540,000
    Legal fees and expenses..................................................     750,000
    Printing.................................................................     250,000
    Blue sky fees and expenses...............................................      10,000
    Miscellaneous............................................................         607
                                                                               ----------
              Total..........................................................  $1,590,000
                                                                               ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 155 of the Company's Articles of Association provides that, subject to the Companies Act, every director or officer shall be entitled to be indemnified by the Company against all liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and (i) in which judgment is given in his favor (or the proceedings otherwise disposed of without finding or admission of any material breach of duty), (ii) in which he is acquitted or (iii) in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court and further, that no director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the directors for the Company or for the insufficiency or deficiency of any security upon which any of the monies of the Company are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects are deposited or for any other loss or misfortune which happens in the execution of his duties unless the same happens through his own negligence, willful default, breach of duty or breach of trust. Section 172 of the Companies Act prohibits a company from indemnifying its directors or officers against liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to a Company, except to the extent permitted under Article 155 of the Company's Articles of Association, and any such indemnity is void and unenforceable. The Company has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Company's officers and directors with indemnification to the maximum extent permitted by the Companies Act.

     The Company has obtained a policy of directors' and officers' liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are filed herewith or incorporated by reference herein:


EXHIBIT
NUMBER                                       EXHIBIT TITLE
------    ------------------------------------------------------------------------------------
  1.1     Form of Underwriting Agreement.+
  2.1     Agreement and Plan of Reorganization dated as of September 12, 1994 among the
          Registrant, nCHIP Acquisition Corporation and nCHIP (the "Reorganization
          Agreement"). Certain
          Disclosure Schedules of nCHIP and the Registrant setting forth various exceptions to the representations and warranties pursuant to the Reorganization Agreement have been omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. (Incorporated by reference to Exhibits 2.1 through 2.6 of the Registrant's registration statement on Form S-4, No. 33-85842.)
  2.2     Amendment No. 1 to the Reorganization Agreement dated as of December 8, 1994 among the Registrant, nCHIP Acquisition Corporation and nCHIP. (Incorporated by reference to Exhibit 2.7 of the Registrant's registration statement on Form S-4, No.
          33-85842.)
  2.3     Share Purchase Agreement dated as of April 12, 1995 among the Registrant, A&A and all of the shareholders of A&A. (Incorporated by reference to Exhibit 2.1 of the
          Registrant's Current Report on Form 8-K for the event reported on April 12, 1995.)
  2.4     Asset Sale Agreement dated December 29, 1994 between FlexTracker Sdn. Bhd. and
          Flextronics Malaysia Sdn. Bhd. (Incorporated by reference to Exhibit 10.19 of the
          Registrant's registration statement on Form S-4, No. 33-85842.)
  2.5     Agreement among the Registrant, Alberton Holdings Limited and Omac Sales Limited
          dated as of January 6, 1996. (Incorporated by reference to Exhibit 2.1 of the
          Registrant's Current Report on Form 8-K for the event reported on February 2, 1996.)
  2.6     Asset Transfer Agreement between Ericsson Business Networks AB and Flextronics
          International Sweden AB dated as February 12, 1997. Certain schedules have been omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.+
  3.1     Memorandum of Association of the Registrant. (Incorporated by reference to Exhibit
          3.1 of the Registrant's registration statement on Form S-1, No. 33-74622.)
  3.2     Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.2 of the Registrant's registration statement on Form S-4, No. 33-85842.)
  5.1     Opinion and Consent of Allen & Gledhill with respect to the Ordinary Shares being registered.+
  5.2     Opinion and Consent of Fenwick & West LLP as to United States tax considerations.
  5.3     Opinion and Consent of Low Yap & Associates as to Singapore tax considerations.
 11.1     Statement regarding computation of per share earnings.+
 23.1     Consent of Ernst & Young.
 23.2     Consent of Allen & Gledhill (included in Exhibit 5.1).
 23.3     Consent of Deloitte & Touche.+
 24.1     Power of Attorney (included in the signature page of this Registration Statement).+
 99.1     Consent of Proposed Directors.+
 99.2     Consent of Proposed Directors.+


---------------


+ Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on September 23, 1997.

                                          FLEXTRONICS INTERNATIONAL LTD.

                                          By:     /s/ MICHAEL E. MARKS
                                            ------------------------------------
                                                      Michael E. Marks
                                             Chairman of the Board of Directors
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  -------------------

           /s/ MICHAEL E. MARKS             Chairman of the Board, and      September 23, 1997
------------------------------------------  Chief Executive Officer
             Michael E. Marks               (principal executive officer)

                    *                       President, Chief Operating      September 23, 1997
------------------------------------------  Officer and Director
              Tsui Sung Lam
                    *                       Senior Vice President of        September 23, 1997
------------------------------------------  Finance and Administration and
            Robert R.B. Dykes               Director (principal financial
                                            and accounting officer)

                    *                       Director                        September 23, 1997
------------------------------------------
           Bernard J. Lacroute

                    *                       Director                        September 23, 1997
------------------------------------------
            Michael J. Moritz

                    *                       Chairman, Astron Group Limited  September 23, 1997
------------------------------------------  Director
            Stephen J.L. Rees

                    *                       Director                        September 23, 1997
------------------------------------------
             Richard L. Sharp

        *By: /s/ MICHAEL E. MARKS
------------------------------------------
             Michael E. Marks
             Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                              DOCUMENT DESCRIPTION
------   --------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement.+
  2.1    Agreement and Plan of Reorganization dated as of September 12, 1994 among the Registrant, nCHIP Acquisition Corporation and nCHIP (the
         "Reorganization Agreement"). Certain Disclosure Schedules of nCHIP and the
         Registrant setting forth various exceptions to the representations and warranties pursuant to the Reorganization Agreement have been omitted. The
         Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. (Incorporated by reference to Exhibits 2.1 through 2.6 of the Registrant's registration statement on Form S-4, No.
         33-85842.)
  2.2    Amendment No. 1 to the Reorganization Agreement dated as of December 8,
         1994 among the Registrant, nCHIP Acquisition Corporation and nCHIP.
         (Incorporated by reference to Exhibit 2.7 of the Registrant's registration statement on Form S-4, No. 33-85842.)
  2.3    Share Purchase Agreement dated as of April 12, 1995 among the Registrant,
         A&A and all of the shareholders of A&A. (Incorporated by reference to
         Exhibit 2.1 of the Registrant's Current Report on Form 8-K for the event reported on April 12, 1995.)
  2.4    Asset Sale Agreement dated December 29, 1994 between FlexTracker Sdn. Bhd.
         and Flextronics Malaysia Sdn. Bhd. (Incorporated by reference to Exhibit
         10.19 of the Registrant's registration statement on Form S-4, No.
         33-85842.)
  2.5    Agreement among the Registrant, Alberton Holdings Limited and Omac Sales
         Limited dated as of January 6, 1996. (Incorporated by reference to Exhibit
         2.1 of the Registrant's Current Report on Form 8-K for the event reported on February 2, 1996.)
  2.6    Asset Transfer Agreement between Ericsson Business Networks AB and
         Flextronics International Sweden AB dated as February 12, 1997. Certain schedules have been omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.+
  3.1    Memorandum of Association of the Registrant. (Incorporated by reference to
         Exhibit 3.1 of the Registrant's registration statement on Form S-1, No.
         33-74622.)
  3.2    Articles of Association of the Registrant. (Incorporated by reference to
         Exhibit 3.2 of the Registrant's registration statement on Form S-4, No.
         33-85842.)
  5.1    Opinion and Consent of Allen & Gledhill with respect to the Ordinary
         Shares being registered.+
  5.2    Opinion and Consent of Fenwick & West LLP as to United States tax
         considerations.
  5.3    Opinion and Consent of Low Yap & Associates as to Singapore tax
         considerations.
 11.1    Statement regarding computation of per share earnings.+
 23.1    Consent of Ernst & Young.
 23.2    Consent of Allen & Gledhill (included in Exhibit 5.1).
 23.3    Consent of Deloitte & Touche.+
 24.1    Power of Attorney (included in the signature page of this Registration
         Statement).+
 99.1    Consent of Proposed Directors.+
 99.2    Consent of Proposed Directors.+


---------------


+ Previously filed.